Exhibit 2.1

EXECUTION COPY

BUSINESS COMBINATION AGREEMENT

BY AND AMONG

57TH STREET GENERAL ACQUISITION CORP.,

57TH STREET MERGER SUB LLC,

CRUMBS HOLDINGS LLC,

THE MEMBERS OF CRUMBS HOLDINGS LLC,

AND

THE MEMBER REPRESENTATIVES

Dated as of January 9, 2011

BUSINESS COMBINATION AGREEMENT

This Business Combination Agreement (this “Agreement”) is made and entered into as of January 9, 2011 by and among 57th Street General Acquisition Corp., a Delaware corporation (“Parent”), 57th Street Merger Sub LLC, a Delaware limited liability company and wholly-owned subsidiary of Parent (“Merger Sub”), Crumbs Holdings LLC, a Delaware limited liability company (the “Company”), the members of the Company as set forth on the signature page hereto (each a “Member” and, collectively, the “Members”), and the representatives of the Company and the Members (the “Member Representatives”).  Parent, Merger Sub, the Company, the Members and the Member Representatives are sometimes referred to herein individually as a “Party” and collectively as the “Parties”.

WITNESSETH:

A.           The Parties intend to effect the merger of Merger Sub with and into the Company (the “Merger”), with the Company continuing as the surviving entity in the Merger, and as a result of which all issued and outstanding Old Crumbs Units (as defined herein) of the Company will be deemed for all purposes to represent the right to receive the Merger Consideration (as defined hereafter) upon the terms and subject to the conditions set forth in this Agreement and in accordance with the Delaware Limited Liability Company Act, as amended (the “DLLCA”).

B.           Each of the individuals constituting the board of managers of the Company (the “Company Board”), the members of the Board of Directors of Parent (the “Parent Board”) and the board of managers of Merger Sub (the “Merger Sub Board”), respectively, have unanimously approved this Agreement and each of them has determined that this Agreement, the Merger and the other transactions contemplated hereby are advisable and in the respective best interests of each of the Company, Parent and Merger Sub, respectively, and their respective stockholders and/ or members.

NOW, THEREFORE, in consideration of the premises set forth above, which are incorporated in this Agreement as if fully set forth below, and the representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound hereby, the Parties hereto agree as follows:

ARTICLE I.

TERMS OF THE MERGER

1.1          The Merger.

(a)           Upon the terms and subject to the conditions of this Agreement and in accordance with the DLLCA, at the Effective Time (as hereafter defined), the Merger Sub shall be merged with and into the Company.  Upon the consummation of the Merger, the separate existence of the Merger Sub shall thereupon cease and the Company, as the surviving company in the Merger (hereafter sometimes referred to as the “Surviving Company”), shall continue its corporate existence under the laws of the State of Delaware as a non-wholly owned subsidiary of Parent.

(b)           On the Closing Date as promptly as practicable after the Effective Time, Parent and Merger Sub shall cause the following aggregate consideration to be paid or issued to the Members in accordance with the terms and conditions of this Agreement, the allocation of Merger Consideration (as defined herein) (the “Member Allocation”) and the flow of funds memorandum (the “Flow of Funds Memo”) attached hereto as Exhibit 1.1(b):  (A) Twenty Seven Million Dollars ($27,000,000.00) in cash (as adjusted pursuant to this Agreement, the “Cash Consideration”), and (B) Three Million Nine Hundred Thousand (3,900,000) newly issued Class B units of the Surviving Company with such terms and conditions as set forth in the Surviving Company LLC Agreement (the “New Crumbs Class B Exchangeable Units”) and Three Hundred and Ninety Thousand (390,000) shares of Series A voting preferred stock of Parent, par value $0.0001 per share, with such terms and conditions as set forth in the Certificate of Designation (as hereafter defined) (such series the “Parent Series A Voting Preferred Stock” and such shares together with such units of New Crumbs Class B Exchangeable Units, the “Equity Consideration” and, collectively with the Cash Consideration, the “Closing Merger Consideration”).  The Closing Merger Consideration shall be subject to adjustment in accordance with Section 1.3 (Working Capital Adjustment).  The receipt of the Equity Consideration is further subject to the execution of Lock Up Agreements (as defined in Section 1.6) by the Members pursuant to Section 1.6.  In addition to the Closing Merger Consideration, the Members shall be entitled to receive, to the extent it becomes due and payable in accordance with the terms hereof, the Contingency Consideration (as defined hereinafter) in accordance with Section 1.4 (the Contingency Consideration and the Closing Merger Consideration, as adjusted in accordance with the terms of this Agreement, being referred to herein as the “Merger Consideration”).

(c)           At the Effective Time, all the Old Crumbs Units issued and outstanding immediately prior to the Effective Time, by virtue of the Merger and without any action on the part of the Members, Parent, Merger Sub or the Company, shall be cancelled and automatically deemed for all purposes to represent the right to receive the Merger Consideration, and each Member shall cease to have any other rights in and to the Company with respect thereto.  From and after the Effective Time, any certificate representing Old Crumbs Units of the Company shall be deemed for all purposes to represent the right to receive the Merger Consideration, into which such Old Crumbs Units represented thereby were exchanged in accordance with this Agreement without surrender or exchange of such certificate.

(d)           At the Effective Time, all the issued and outstanding units of membership interests of Merger Sub immediately prior to the Effective Time, by virtue of the Merger and without any action on the part of the Members, Parent, Merger Sub or the Company, shall be cancelled and automatically converted into a number of  newly issued Class A units of Crumbs with such terms and conditions as set forth in the Surviving Company LLC Agreement equal to the number of issued and outstanding shares of Common Stock (as hereafter defined) as of immediately prior to the Effective Time (as hereafter defined), and Parent shall cease to have any other rights in and to Merger Sub with respect thereto.

(e)           On the Closing Date, and upon the terms and subject to the conditions of this Agreement, Parent shall cause the Trustee (as hereafter defined) to distribute the proceeds of the Trust Account (as hereafter defined) in accordance with Section 3.17, which shall include payment of the Cash Consideration to the Members.

(f)           By virtue of the Merger, [A] the certificate of formation of the Surviving Company as in effect immediately prior to the Effective Time, shall be amended and restated in its entirety on terms and conditions reasonably satisfactory to the Parties and shall be at and after the Effective Time the certificate of formation of the Surviving Company (the “Surviving Company Certificate of Formation”) and [B] the limited liability company agreement of the Surviving Company as in effect immediately prior to the Effective Time, shall be amended and restated in its entirety on terms and conditions reflecting and consistent with the term sheet set forth on Exhibit 1.1(e)-2 and such other terms and conditions reasonably satisfactory to the Parties and shall be at and after the Effective Time the limited liability agreement of the Surviving Company (the “Surviving Company LLC Agreement”).

(g)           At and after the Effective Time, except as otherwise expressly set forth herein, the Surviving Company shall possess all properties, rights, privileges, powers and franchises of the Company and Merger Sub and all of the claims, obligations, liabilities, debts and duties of the Company and Merger Sub shall become the claims, obligations, liabilities, debts and duties of the Surviving Company.

1.2         The Closing; Effective Time; Effect.

(a)           Unless this Agreement shall have been terminated in accordance with Section 7.1 and subject to the satisfaction or waiver of the conditions set forth in Article VI, the closing of the Merger (the “Closing”) shall take place by the exchange of original or facsimile or electronic copies of this Agreement and each ancillary agreement hereto at 10:00 a.m. (EST) no later than the third Business Day (as defined herein) after the date that all of the closing conditions set forth in Article VI have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions) unless another time, date or place is agreed upon in writing by the Parties hereto; provided, however, that the Closing shall occur, subject to the satisfaction or waiver of the conditions set forth in Article VI, no later than May 31, 2011 (the “Drop Dead Date”).  The date on which the Closing occurs is herein referred to as the “Closing Date.”

(b)           Subject to the terms and conditions hereof, concurrently with the Closing and after the satisfaction or, if permissible, waiver of the conditions set forth in Article VI, the Parties shall as promptly as practicable cause the Merger to be consummated by filing with the Secretary of State of the State of Delaware (the “Secretary of State”) a certificate of merger for the Merger in accordance with the DLLCA (referred to herein as the “Certificate of Merger”) executed in accordance with the relevant provisions of the DLLCA and shall make all other filings or recordings required under the DLLCA in order to effect the Merger.  The Merger shall become effective upon the filing of the Certificate of Merger or at such other time (on or before the Drop Dead Date) as is agreed in writing by the Parties hereto and specified in the Certificate of Merger.  The time when the Merger shall become effective is herein referred to as the “Effective Time.”

1.3         Working Capital Adjustment.

(a)           Estimated Closing Working Capital.  As soon as practicable after the Closing Date, but no later than the thirtieth (30th) day after the Closing Date, Parent (or its audit committee or accountants) shall prepare and deliver to each Member Representative Parent’s calculation of the Adjusted Net Working Capital (the “Estimated Adjusted Net Working Capital”) as at the close of business on the Closing Date.  For purposes of this Section 1.3, “Adjusted Net Working Capital” means (a) Current Assets of the Company as of the Closing Date minus (b) Current Liabilities of Company as of the Closing Date plus (c) any payables accrued on the Company’s balance sheet as of the Closing with respect to construction in progress or other costs related to opening of stores or other facilities and any cash or cash equivalents expended between January 1, 2011 and the Closing in satisfaction of such payables, plus (d) any liabilities accrued on the Company’s balance sheet as of the Closing Date with respect to Tax distributions contemplated by Section 4.1 of the Old Crumbs LLC Agreement and any cash or cash equivalents expended between January 1, 2011 and the Closing in satisfaction of such liabilities. For purposes of this Section 1.3, “Current Assets of the Company” means the current assets of the Company and the Company Subsidiaries calculated in accordance with Signing GAAP.  For purposes of this Section 1.3, “Current Liabilities of the Company” means the current liabilities of the Company and the Company Subsidiaries calculated in accordance with Signing GAAP..

(b)           Objection Period; Dispute Resolution.  The Member Representatives shall have forty five (45) days following its receipt of the Estimated Adjusted Net Working Capital calculation (the “WC Objection Period”) to accept or dispute its accuracy.  During the WC Objection Period, the Member Representatives and their accountant shall be permitted to review the pertinent accounting books and records and work papers of Parent used in the preparation of the Estimated Adjusted Net Working Capital and Parent shall, and shall cause its independent accountants to, cooperate and assist in the conduct of such audit and review and make available, to the extent reasonably necessary, its personnel.  Unless the Member Representatives deliver a written objection to Parent on or prior to the expiration of the WC Objection Period, the Estimated Adjusted Net Working Capital shall be deemed to be the final amount of Adjusted Net Working Capital (the “Final Adjusted Net Working Capital”) and will become final and binding on the Parties.  If the Member Representatives do object, the written objection shall specify the items or calculations with which they take issue.  If the Member Representatives object in accordance with the previous sentence to the Estimated Adjusted Net Working Capital delivered in accordance with this Section 1.3, Parent and the Member Representatives shall, during the 30-day period following such objection, negotiate in good faith to reach agreement on the disputed items or amounts.  If Parent and the Member Representatives resolve their disagreements in accordance with the foregoing sentence, the Estimated Adjusted Net Working Capital with those modifications, if any, to which Parent and the Member Representatives shall have agreed shall be deemed to be the Final Adjusted Net Working Capital.  If, upon completion of such 30-day period, Parent and the Member Representatives are unable to reach agreement on all the disputed items, they shall promptly thereafter cause an independent accounting firm reasonably acceptable to each of the Parties (the “Independent Accountant”) to review this Agreement and the disputed items or calculations and all records related thereto for the purpose of calculating the Final Adjusted Net Working Capital; provided that the Independent Accountant may consider only those items or amounts in the calculation of Estimated Adjusted Net Working Capital as to which Parent and the Member Representatives have disagreed and shall be limited to deciding each such disagreement in an amount which shall be equal to or between the amounts proposed by Parent, on the one hand, and the Member Representatives, on the other hand, and no more and no less; provided, further, that the Independent Accountant shall act as an expert and not as an arbitrator.  Parent and the Member Representatives shall require the Independent Accountant to deliver to them, as promptly as practicable, a report setting forth its calculations.  Such report will be final and binding upon the Parties hereto and shall be deemed to be the Final Adjusted Net Working Capital.  Parent, on the one hand, and the Member Representatives, on the other hand, shall bear the costs of the Independent Accountant proportionately in relation to the amount by which the amounts in dispute differ from the Independent Accountant’s determination thereof.

(c)           Post-Closing Adjustment.  If the Final Adjusted Net Working Capital (as determined in accordance with this Section 1.3) is greater than the Adjusted Net Working Capital Benchmark, the Members shall be entitled to receive (in accordance with the Member Allocation) from Parent, in cash and without interest thereon, an amount equal to the amount by which the Final Adjusted Net Working Capital exceeds the Adjusted Net Working Capital Benchmark on a dollar-for-dollar basis.  If the Final Adjusted Net Working Capital is less than the Adjusted Net Working Capital Benchmark (such amount, the “Working Capital Shortfall”), Parent shall be entitled to receive from each Member, in cash and without interest thereon, an amount equal to its pro rata share determined in accordance with the Member Allocation) of the amount by which the Adjusted Net Working Capital Benchmark exceeds the Final Adjusted Net Working Capital on a dollar-for-dollar basis.  For purposes of this Section 1.3, “Adjusted Net Working Capital Benchmark” shall mean a normalized level of Adjusted Net Working Capital of the Company and the Company Subsidiaries as of the Closing taking into account the historical operation of the business in the ordinary course and adjusting for Expenses paid or accrued as of the Closing as agreed upon by the Parties acting in good faith, provided, however, in the event Closing shall have not occurred by March 31, 2011, the Parties shall negotiate in good faith to adjust the Adjusted Net Working Capital Benchmark.  Any payment required by this Section 1.3(c) to be paid to the Members shall be paid by wire transfer to the account designated by the Member Representatives and, with respect to any payment required by this Section 1.3(c) to be paid to Parent, shall be paid by wire transfer to the account designated by Parent, within ten (10) days after final determination of the Final Net Working Capital in accordance with this Section 1.3.  Any adjustments to the Cash Consideration and/ or the Equity Consideration under this Section 1.3 shall be deemed an adjustment to the Merger Consideration.

1.4         Contingency Consideration.

(a)         Contingency Consideration to the Members.  In addition to the Merger Consideration payable pursuant to Section 1.1(b) above, the Members shall be entitled to up to an aggregate of Four Million Four Hundred Thousand (4,400,000) New Crumbs Class B Exchangeable Units and Four Hundred and Forty Thousand (440,000) shares of Parent Series A Voting Preferred Stock  (the “Contingency Consideration”) as follows (subject to adjustment pursuant to Section 1.4(b)):

(i)            One Million Four Hundred Sixty Six Thousand and  Six Hundred Sixty Six and Seven Tenths (1,466,666.7) New Crumbs Class B Exchangeable Units and One Hundred Forty Six Thousand and Six Hundred Sixty Six and Seven Tenths (146,666.7) shares of Parent Series A Voting Preferred Stock in the event the common stock of Parent, par value $.0001 per share (the “Common Stock”), has a Trading Price at Fifteen Dollars ($15) or above for twenty (20) Trading Days (as hereafter defined) out of thirty (30) consecutive Trading Days during the calendar year 2011 (“First Stock Target”); and/ or

(ii)           One Million Four Hundred Sixty Six Thousand and  Six Hundred Sixty Six and Seven Tenths (1,466,666.7) New Crumbs Class B Exchangeable Units and One Hundred Forty Six Thousand and Six Hundred Sixty Six and Seven Tenths (146,666.7) shares of Parent Series A Voting Preferred Stock in the event the Common Stock has a Trading Price at Seventeen Dollars and Fifty Cents ($17.50) or above for twenty (20) Trading Days out of thirty (30) consecutive Trading Days during either the calendar year 2011 or 2012 (“Second Stock Target”); and/ or

(iii)          One Million Four Hundred Sixty Six Thousand and  Six Hundred Sixty Six and Six Tenths (1,466,666.6) New Crumbs Class B Exchangeable Units and One Hundred Forty Six Thousand and Six Hundred Sixty Six and Six Tenths (146,666.6) shares of Parent Series A Voting Preferred Stock in the event the Common Stock has a Trading Price at Twenty Dollars ($20) or above for twenty (20) Trading Days out of thirty (30) consecutive Trading Days during  any of the calendar years 2011, 2012 or 2013 (“Third Stock Target” and together with the First Stock Target and the Second Stock Target, the “Stock Targets”); and/ or

(iv)          to the extent that not all of the foregoing Stock Targets have been achieved, Two Million and Two Hundred Thousand (2,200,000) New Crumbs Class B Exchangeable Units and Two Hundred and Twenty Thousand (220,000) shares of Parent Series A Voting Preferred Stock in the event the Parent achieves Seventeen Million Five Hundred Thousand Dollars ($17,500,000) in Adjusted EBITDA for the twelve (12) months ending December 31, 2013 (“2013 EBITDA Target”); and/ or

(v)           to the extent that not all of the foregoing Stock Targets have been achieved, Two Million and Two Hundred Thousand (2,200,000) New Crumbs Class B Exchangeable Units and Two Hundred and Twenty Thousand (220,000) shares of Parent Series A Voting Preferred Stock in the event the Parent achieves Twenty Five Million Dollars ($25,000,000) in Adjusted EBITDA for the twelve (12) months ending December 31, 2014 (“2014 EBITDA Target”); and/ or

(vi)          any remaining Contingency Consideration not otherwise achieved hereunder up to the Maximum Contingency Consideration in the event the Parent achieves Thirty Million Dollars ($30,000,000) in Adjusted EBITDA for the twelve (12) months ending December 31, 2015 (“2015 EBITDA Target” and together with the 2013 EBITDA Target and the 2014 EBITDA Target, the “EBITDA Targets”).

For the avoidance of doubt, the Parties hereby agree, except as required to satisfy any adjustments pursuant to Section 1.9(a) upon an Organic Dilution Event, the Contingency Consideration earned under Section 1.4(a)(i)-(v) shall not exceed 4,400,000 New Crumbs Class B Exchangeable Units and 440,000 shares of Parent Series A Voting Preferred Stock in the aggregate (the “Maximum Contingency Consideration”).  For purposes of this Section 1.4, “Adjusted EBITDA” shall mean shall mean consolidated net earnings of the Company, including net earnings attributable to any non-controlling interest, determined in accordance with Signing GAAP (as hereafter defined) before interest income or expense, income taxes and any gains or losses resulting from the change in estimate relating to the Tax Receivable Agreement, depreciation, amortization, losses or gains resulting from adjustments to the fair value of the contingent consideration, stock-based compensation expense, extraordinary or non-recurring expenses (including the Expenses) and all other extraordinary non-cash items for the applicable period and as applied on a consistent basis.  “Trading Day” shall mean any day on which the Common Stock is traded and/ or quoted on the OTCBB or, if the OTCBB is not the principal trading market for the Common Stock, then on the principal securities exchange or securities market on which the Common Stock is then traded.  “Trading Price” shall mean on any particular Trading Day (i) if the Common Stock is quoted on the OTCBB or listed or quoted on another principal trading market, the closing or last reported price of a share of Common Stock for such Trading Day on such trading market (as reported by Bloomberg L.P. or a similar organization or agency succeeding to its functions of reporting prices), or (ii) in the event no trading price is established for the Common Stock for a Trading Day, the greater of (A) the last price established for the Common Stock in the most recent preceding Trading Day in which such Common Stock was traded or (B) the last bid for the Common Stock in the most recent preceding Trading Day in which such Common Stock was traded (in each case, as reported by Bloomberg L.P. or a similar organization or agency succeeding to its functions of reporting prices). “Signing GAAP” means GAAP as in effect as of the date hereof.

(b)           Achievement of Targets.  In the event the First Stock Target is not achieved but the Second Stock Target is subsequently achieved, upon achievement of the Second Stock Target, the Members shall be entitled to both the Contingency Consideration for the First Stock Target and the Second Stock Target.  In the event both the First Stock Target and Second Stock Target are not achieved but the Third Stock Target is subsequently achieved, upon achievement of the Third Stock Target, the Members shall be entitled to the Contingency Consideration for the First Stock Target, the Contingency Consideration for the Second Stock Target and the Contingency Consideration for the Third Stock Target.  In the event the First Stock Target is achieved, the Second Price Target is not achieved but the Third Stock Target is subsequently achieved, upon achievement of the Third Stock Target, the Members shall be entitled to the Contingency Consideration for the Second Stock Target and the Contingency Consideration for the Third Stock Target. In the event the 2013 EBITDA Target is not achieved but the 2014 EBITDA Target is subsequently achieved, the Members shall be entitled to both the Contingency Consideration for the 2013 EBITDA Target and the 2014 EBITDA Target.    Notwithstanding the foregoing, in the event all or a combination of the Stock Targets set forth in Section 1.4(a) are achieved, the Contingency Consideration issued to the Members shall not exceed the Maximum Contingency Consideration.  Upon the expiration of the 2015 EBITDA Target, to the extent the Members have not become entitled to any portion of the Contingency Consideration pursuant to this Agreement, the New Crumbs Class B Exchangeable Units and shares of Parent Series A Voting Preferred Stock representing such Contingency Consideration shall be forfeit and cancelled by the Surviving Company and the Parent, respectively.

(c)           Audit.  As soon as practicable after the applicable target period for the Contingency Consideration, as the case may be, but no later than the thirtieth (30th) day after such target period, Parent (or its audit committee or accountants) shall prepare and deliver to the Member Representatives a statement setting forth in reasonable detail the Adjusted EBITDA achieved by the Surviving Company for the applicable target period together with the calculation used to determine the Adjusted EBITDA for the applicable period (the “EBITDA Statement”).  The Member Representatives shall have thirty (30) days following its receipt of the EBITDA Statement (the “EBITDA Objection Period”) to accept or dispute its accuracy.  During the EBITDA Objection Period, the Member Representatives and their accountants shall be permitted to review the pertinent accounting books and records and work papers of the Surviving Company used in the preparation of the EBITDA Statement and the Surviving Company shall, and shall cause its independent accountants to, cooperate and assist in the conduct of such audit and review and make available, to the extent reasonably necessary, its personnel.  Unless the Member Representatives deliver a written objection to Parent on or prior to the expiration of the EBITDA Objection Period, the Adjusted EBITDA set forth in the EBITDA Statement shall be deemed to be the final amount of Adjusted EBITDA for such target period (the “Final EBITDA”) and will become final and binding on the Parties.  If any Member Representative does object, the written objection must specify the items or calculations with which he takes issue.  If a Member Representative objects in accordance with the previous sentence to the Adjusted EBITDA Statement delivered in accordance with this Section 1.4(c), Parent and the objecting Member Representative shall, during the 30-day period following such objection, negotiate in good faith to reach agreement on the disputed items or amounts.  If Parent and the objecting Member Representative resolve their disagreements in accordance with the foregoing sentence, the Adjusted EBITDA set forth in the EBITDA Statement with those modifications, if any, to which Parent and the objecting Member Representative shall have agreed shall be deemed to be the Final EBITDA for the applicable period.  If, upon completion of such 30-day period, Parent and the Member Representatives are unable to reach agreement on all the disputed items, they shall promptly thereafter cause the Independent Accountant to review this Agreement and the disputed items or calculations and all records related thereto for the purpose of preparing the EBITDA Statement; provided that the Independent Accountant may consider only those items or amounts in the EBITDA Statement as to which Parent and the Member Representatives have disagreed and shall be limited to deciding each such disagreement in an amount which shall be equal to or between the amounts proposed by Parent, on the one hand, and the Member Representatives, on the other hand, and no more and no less; provided, further, that the Independent Accountant shall act as an expert and not as an arbitrator.  Parent and the Member Representatives shall require the Independent Accountant to deliver to them, as promptly as practicable, a report setting forth its calculations.  Such report will be final and binding upon the Parties hereto and shall be deemed to be the Final EBITDA.  Parent, on the one hand, and the Member Representatives, on the other hand, shall bear the costs of the Independent Accountant proportionately in relation to the amount by which the amounts in dispute differ from the Independent Accountant’s determination of the Final EBITDA.

(d)           Stock Target Achievement.  In the event any of the Stock Targets set forth in Section 1.4(a) shall have been achieved, the Member Representatives shall promptly notify Parent of such achievement (the “Stock Achievement Notice”).  Parent shall have ten (10) Business Days following its receipt of such notice to accept or dispute its accuracy.  Unless Parent delivers a written objection to the Member Representatives on or prior to the expiration of such 10 Business Day period, the Stock Target set forth in such Stock Achievement Notice shall be deemed to have been achieved and will become final and binding on the Parties.  If Parent does object, the written objection must specify the price and/ or dates with which it takes issue.  If Parent objects in accordance with the previous sentence to the Stock Achievement Notice delivered in accordance with this Section 1.4(d), Parent and the Member Representatives shall, during the 30-day period following such objection, negotiate in good faith to reach an agreement.  If, upon completion of such 30-day period, Parent and the Member Representatives are unable to reach agreement, they shall promptly thereafter cause Independent Accountant to review this Agreement and the disputed price and/ or dates for the purpose determining whether such stock price target was achieved; provided that Independent Accountant may consider only those items as to which Parent and the Member Representatives have disagreed; provided, further, that the Independent Accountant shall act as an expert and not as an arbitrator.  Parent and the Member Representatives shall require the Independent Accountant to deliver to them, as promptly as practicable, its determination.  Such determination will be final and binding upon the Parties hereto.  The fees and expenses charged by the Independent Accountant in its determination of whether such Stock Target was achieved shall be borne by the Party who was unsuccessful in such determination.

(e)           Escrow.  At Closing, Parent, Merger Sub, the Company, the Member Representatives and Continental Stock Transfer & Trust Company (the “Escrow Agent”) shall enter into an Escrow Agreement, in the form and substance reasonably satisfactory to the Parties (the “Escrow Agreement”) and Merger Sub and Parent shall deposit with the Escrow Agent pursuant to the terms of the Escrow Agreement [A] certificates for Four Million Four Hundred Thousand (4,400,000) New Crumbs Class B Exchangeable Units and Four Hundred and Forty Thousand (440,000) shares of Parent Series A Voting Preferred Stock representing the aggregate Contingency Consideration payable to the Members pursuant to this Section 1.4, and [B] certificates for the Claim Shares (as defined below).  The Escrow Agent shall release the relevant portion of the Contingency Consideration, if any, within 10 (ten) days after (i) the relevant determination of the Final EBITDA for the applicable target period in accordance with Section 1.4(c), (ii) the relevant determination of the Trading Prices for the applicable Stock Target in accordance with Section 1.4(d), or (iii) the occurrence of a Change of Control of Parent or the Company. To the extent an Organic Dilution Event (as hereafter defined) occurs following the date hereof, but prior to release of all the Contingency Consideration from Escrow, Parent and Merger Sub shall deposit additional certificates of New Crumbs Class B Exchangeable Units and Parent Series A Voting Shares as may be required pursuant to Section 1.9.  The Contingency Consideration, if any, will be allocated among the Members in accordance with the Member Allocation.  The Escrow Agent shall release the relevant portion of the Claim Shares pursuant to Section 1.6(b) herein below.

1.5         Earnout Acceleration. From and after the Effective Time until the earlier of  (i) the time when all Contingency Consideration has been delivered to the Members after the achievement of any of the targets set forth Section 1.4 or (ii) the expiration of the 2015 EBITDA Target (the “Earnout Period”), upon the occurrence of a “Change of Control” (as defined below) of Parent or the Company, the remaining portion of the Contingency Consideration (not to exceed the Maximum Contingency Consideration) shall immediately vest and the Members shall be entitled to receive their allocable portions of such Contingency Consideration in accordance with the Member Allocation.  For the Purposes of this Agreement, “Permitted Holder” means the Members, their Permitted Family Transferees (as defined below) and any other holders of Series A Voting Preferred Stock.  For the purposes of this Agreement, a “Change of Control” shall have been deemed to occur with respect to a Person upon:

(a)           the sale, lease, license, distribution, dividend or transfer, license in one or a series of related transactions, of 50% or more of the assets of such Person and its subsidiaries taken as a whole, to a Person other than any of the Permitted Holders;

(b)           a merger, consolidation or other business combination of such Person (or any subsidiary or subsidiaries that alone or together represent all or substantially all of such Person’s consolidated business at that time) or any successor or other entity holding all or substantially all the assets of such Person and its Subsidiaries that results in the stockholders of such Person (or such subsidiary or subsidiaries) or any successor or other entity holding all or substantially all the assets of such Person and its Subsidiaries or the surviving entity thereof, as applicable, immediately before the consummation of such transaction or a series of related transactions holding, directly or indirectly, less than 50% of the voting power of such Person (or such subsidiary or subsidiaries) or any successor, other entity or surviving entity thereof, as applicable, immediately following the consummation of such transaction or series of related transactions;

(c)           a transaction or series of related transactions in which a majority of the board of directors or equivalent governing body of such Person (or any successor or other entity holding all or substantially all the assets of such Person and its subsidiaries) immediately following or as a proximate cause of such transaction is comprised of persons who were not members of the board of directors or equivalent governing body of such Person (or such successor or other entity) immediately prior to such transaction and are not designees of the Members; or

(d)           any person or “group” (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act as in effect on the Closing Date), (other than any combination of the Permitted Holders or, in the case of the Company, Parent) shall obtain beneficial ownership (as defined in Rules 13d-3 and 13d-5 under the Exchange Act) of the voting stock of such Person representing more than 35% of the voting power of the capital stock of such Person entitled to vote for the election of directors of such Person other than directly from a Permitted Holder in a transaction here the ultimate purchaser is known to the Permitted Holder.

1.6         .Restrictions on Transfer; Claims and Escrow.

(a)           Restrictions on Transfer.  Each Member, with respect to any Equity Consideration that he, she or it receives pursuant to this Agreement, shall enter into a “lock-up” agreement substantially in the form set forth in Exhibit 1.6 (the “Lock Up Agreement”) whereby (i) 33.33% of the Equity Consideration (or any securities exchangeable for such Equity Consideration) shall not be transferable for six (6) months following the Closing Date (the “6 Month Lock-Up Shares”), (ii) 33.33% of the Equity Consideration (or any securities exchangeable for such Equity Consideration) shall not be transferable for nine (9) months following the Closing Date, and (iii) 33.33% of the Equity Consideration (or any securities exchangeable for such Equity Consideration) shall not be transferable until one (1) month after the audited financial statements of Parent for fiscal year 2011 shall have been completed (the “Audit Lock Up Shares”), in each case on the terms and conditions set forth in the Lock Up Agreements.

(b)           Claims and Escrow.  As the sole remedy of the Parent and Parent Indemnified Parties for the indemnification obligations of the Company and the Members set forth in Section 5.3, if any, one-half of the Audit Lock Up Shares (the “Claim Shares”) shall be applied to satisfy, or be reserved with respect to, indemnification obligations of the Members to the Parent Indemnified Parties (as hereafter defined) in connection with claims made pursuant to Section 5.3 (collectively, the “Parent Claims”) and such Claim Shares shall be placed in escrow pursuant to the terms of the Escrow Agreement.  The Claim Shares shall be allocated among the Members in accordance with the Member Allocation and shall no longer be subject to any Parent Claims after one (1) month after the audited financial statements of Parent for fiscal year 2011 shall have been completed (the “Claim Termination Date”), provided, however, that with respect to any Parent Claims that remain unresolved at the time of the Claim Termination Date and notice of which was properly and timely delivered pursuant to this Section 1.6(b) and Section 5.3, a portion of the Claim Shares reasonably necessary to satisfy such Parent Claims shall remain subject to the terms of the Lock Up Agreement and in escrow pursuant to the terms of the Escrow Agreement until such Parent Claim shall have been disposed pursuant to Sections 1.3 and  5.3.   With respect to any Parent Claims (and any satisfaction thereof), a pair of (i) a New Crumbs Class B Exchangeable Unit and (ii) one-tenth of a share of Parent Series Voting Stock (or a share of Common Stock exchangeable for a New Crumbs Class B Exchangeable Unit underlying such Claim Shares) shall be deemed to be valued at Ten Dollars ($10.00) per pair (or share of Common Stock) (such pair being a “Common Stock Equivalent Pair”), as the case may be.  In lieu of having his, her, or its Claim Shares being applied to satisfy indemnifiable Damages payable with respect to a Parent Claim, the Members shall have the right to pay cash in an amount equal to indemnifiable Damages payable to satisfy such Parent Claim and upon payment of such amount, the Escrow Agent shall release to the Members in accordance with the Member Allocation, a number of Common Stock Equivalent Pairs equal to the amount of such indemnity payment divided by $10.00.

1.7         Other Effects of the Merger.  The Merger shall have all further effects as specified in the applicable provisions of the DLLCA.

1.8         Additional Actions.  If, at any time after the Effective Time, the Surviving Company shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Company its right, title or interest in, to or under any of the rights, properties or assets of the Company or Merger Sub, or otherwise carry out this Agreement, the officers and managers of the Surviving Company shall be authorized to execute and deliver, in the name and on behalf of the Company and Merger Sub, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of the Company or Merger Sub, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Company or otherwise to carry out this Agreement.

1.9         Organic Anti-Dilution; Equitable Adjustment of EBITDA Targets.

(a)           The Equity Consideration, the Contingency Consideration and the Stock Targets shall be adjusted to reflect appropriately the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Common Stock), extraordinary cash dividends, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to the Common Stock (each, an “Organic Dilution Event”), in the case of the Equity Consideration, occurring on or after the date hereof and prior to the Effective Time and, in the case of the Contingency Consideration and the Stock Targets, occurring on or after the date hereof and prior to the time any such Contingency Consideration is delivered to the Members, if any.  Notwithstanding the foregoing, (i) the issuance, exchange, combination or other like change of the Equity Consideration and the Contingent Consideration (and the securities underlying the Equity Consideration and the Contingent Consideration) as contemplated by Section 1.4 of this Agreement shall not be deemed an Organic Dilution Event, and/ or (ii) the issuance of Common Stock and/ or other securities of Parent pursuant to any exercise or conversion of securities of Parent issued and outstanding as of the date of this Agreement shall not be deemed an Organic Dilution Event.

(b)           In the event Parent or any of its subsidiaries engages in a transaction or series of related transactions outside the ordinary course that would reasonably be expected to cause a material decrease in Adjusted EBITDA during the Earnout Period, the audit committee of Parent would equitably adjust the applicable EBITDA Targets downward in the relevant time periods.

1.10       No Right of Set Off.  Notwithstanding any other provision of this Agreement, the Parent and the Parent Indemnified Parties shall have no right to set-off any obligation they may have with respect to the Contingency Consideration against any amounts they believe the Members owe them under this Agreement.

Article II.

REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND MEMBERS

The following representations and warranties by the Company and the Members to Parent and Merger Sub are qualified by those disclosures and exceptions set forth in the Company disclosure schedule (the “Company Disclosure Schedule”).  The Company represents and warrants to Parent and Merger Sub with respect to the following representations and warranties (other than the Member Representations) and each Member represents and warrants as follows  on a several and not joint basis, only those representations and warranties contained in Sections 2.2(b), 2.2(h), 2.2(i), 2.4(b), 2.5(b), 2.6(b), 2.12(b), 2.18(b), 2.25 and 2.28 (the “Member Representations”) of this Article II solely to the extent such representation is made with respect to such Member and/ or with respect to such Member’s Old Crumbs Units), in each case as of the date hereof and as of the Closing, as follows:

2.1         Due Organization and Good Standing.  Each of the Company and each subsidiary of the Company listed on Section 2.1 of the Company Disclosure Schedule (each a “Company Subsidiary” and collectively, the “Company Subsidiaries”) is a corporation, limited liability company or other entity, duly incorporated, formed, or organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation, formation, or organization and has all requisite corporate, limited liability, or other organizational power and authority to own, lease and operate its respective properties and to carry on its respective business as now being conducted.  Each of the Company and each Company Subsidiary is duly qualified or licensed and in good standing to do business in each jurisdiction in which the character of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing would not reasonably be expected to result in a Company Material Adverse Effect.  The Company has heretofore made available to Parent accurate and complete copies of the Company’s certificate of formation and limited liability company agreement, as amended to date and as currently in effect (the “Company Organization Documents”), and the certificate of formation or equivalent organizational document of each of the Company Subsidiaries, each as amended to date and as currently in effect (the “Company Subsidiary Organization Documents”).  None of the Company or any Company Subsidiary is in violation of any Company Organization Document or Company Subsidiary Organization Document, as the case may be.

For purposes of this Agreement, the term “Company Material Adverse Effect” shall mean any change or effect that, individually or in the aggregate, has, or would reasonably be expected to have, a material adverse effect upon the financial condition or operating results of the Company and the Company Subsidiaries, taken as a whole, except any changes or effects directly or indirectly attributable to, resulting from, relating to or arising out of the following (by themselves or when aggregated with any other, changes or effects) shall not be deemed to be, constitute, or be taken into account when determining whether there has or may, would, or could have occurred a Company Material Adverse Effect:  (i) the effect of any change in the general political, economic, financial, capital market or industry-wide conditions (except to the extent that the Company is affected in a disproportionate manner relative to other companies in the industries in which the Company and the Company Subsidiaries conduct business), (ii) the effect of any change that generally affects any industry or market in which the Company or any of the Company Subsidiaries operate to the extent that it does not disproportionately affect, individually or in aggregate, the Company and Company Subsidiaries taken as a whole, relative to other participants in the industries in which the Company and Company Subsidiaries operate; (iii) the effect of any change arising in connection with any international or national calamity, commencement, continuation or escalation of a war, armed hostilities or act of terrorism which does not disproportionately affect the Company and Company Subsidiaries taken as a whole, relative to other participants in the industries in which the Company and Company Subsidiaries operate; (iv) the announcement of the execution of this Agreement, the pendency of or the consummation of the Merger or the other transaction contemplated hereby, including the identity of Parent or the conduct of the Tender Offer and the Warrant Tender Offer (v) any change in applicable Law or GAAP or interpretation thereof, (vi) the execution by the Company and performance of or compliance by the Company with this Agreement or the taking of any action contemplated by this Agreement, (vii) any matter disclosed on the Company Disclosure Schedule or (viii) any failure to meet any financial or other projections.

2.2         Title to Securities; Capitalization.

(a)           The authorized capital of the Company consists of 652,174 Old Crumbs Units of which (i) 300,00 are designated Old Crumbs Class A Units, (ii) 315,385 are designated Old Crumbs Class B Units and (iii) 36,798 are designated Old Crumbs Class C Units. As of the date hereof, there are 300,000 Old Crumbs Class A Units and 315,385 Old Crumbs Class B Units issued and outstanding and no Old Crumbs Class C Units issued and outstanding. For the purposes of this Agreement, (i) “Old Crumbs Unit” has the meaning ascribed to the term “Unit” in the Crumbs LLC Agreement, (ii) “Old Crumbs Class A Units” has the meaning ascribed to the term “Class A Units” in the Crumbs LLC Agreement, (iii) “Old Crumbs Class B Units” has the meaning ascribed to the term “Class B Units” in the Crumbs LLC Agreement, (iv) “Old Crumbs Class C Units” has the meaning ascribed to the term “Class C Units” in the Crumbs LLC Agreement, and (v) “Crumbs LLC Agreement” means the Second Amended and Restated Limited Liability Company Agreement by and among the Company and the Members dated as of September 30, 2008.

(b)           Such Member holds of record and owns all of the Old Crumbs Units set forth opposite such Member’s name on Section 2.2(b)(i) of the Company Disclosure Schedule and, except as provided in the Crumbs LLC Agreement, such Units are held by such Member free and clear of any restrictions on transfer, Encumbrances (other than as disclosed on Section 2.2(b)(ii) of the Company Disclosure Schedule, any restriction under the Securities Act of 1933, as amended (the “Securities Act”), or any state “blue sky” securities Laws), Taxes (other than Taxes the payment of which is not yet due or is being contested in good faith), warrants, purchase rights, contracts, assignments, commitments, equities, claims and demands.  No such Member is a party to any option, warrant, purchase right, or other contract or commitment that could require such Member to sell, transfer, or otherwise dispose of his, her or its Old Crumbs Units, other than this Agreement.  No such Member is a party to any voting trust, proxy, or other agreement or understanding with respect to the voting of his, her or its Old Crumbs Units, other than this Agreement and the Crumbs LLC Agreement   .  The Old Crumbs Units held by such Member are not subject to preemptive rights, conversion price adjustment rights or rights of first refusal created by any agreement to which such Member is a party.

(c)           Except as disclosed on Section 2.2(c) of the Company Disclosure Schedule, and except for the Old Crumbs Units held by the Members, no membership or other equity or voting interest of the Company, or options, warrants or other rights to acquire any such membership or other equity or voting interest, of the Company is issued and outstanding.  The Old Crumbs Units are duly authorized, validly issued, fully paid and non-assessable and were not issued in material violation of any applicable foreign, federal or state securities Laws or the Company Organization Documents.  Except for the Old Crumbs LLC Agreement and the subscription agreements contemplated thereby, the Company has not entered into any other agreements or commitments to issue any membership interests and has not split, combined or reclassified the Old Crumbs Units.

(d)           Except as otherwise described on Section 2.2(d) of the Company Disclosure Schedule, the Company directly or indirectly owns all of the capital stock of, or other equity interests in, the Company Subsidiaries.  There are no (i) outstanding options, warrants, puts, calls, convertible securities, preemptive or similar rights, (ii) bonds, debentures, notes or other Indebtedness having general voting rights or that are convertible or exchangeable into securities having such rights, or (iii) subscriptions or other rights, agreements, arrangements, contracts or commitments of any character, relating to the issued or unissued membership interests of, or other equity interests in, the Company or any of the Company Subsidiaries or obligating the Company or any of the Company Subsidiaries to issue, transfer, deliver or sell or cause to be issued, transferred, delivered, sold or repurchased any options or membership interests of, or other equity interest in, the Company or any of the Company Subsidiaries or securities convertible into or exchangeable for such shares or equity interests, or obligating any of the Company Subsidiaries to grant, extend or enter into any such option, warrant, call, subscription or other right, agreement, arrangement or commitment for such equity interest.  There are no outstanding obligations of the Company or any Company Subsidiaries to repurchase, redeem or otherwise acquire any membership interests, capital stock of, or other equity interests in, the Company or any of the Company Subsidiaries or to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in any other entity.

(e)           Except for the Old Crumbs LLC Agreement, there are no stockholders or members agreements, voting trusts or other agreements or understandings to which the Company or any Company Subsidiary is a party with respect to the voting of the Old Crumbs Units or the capital stock or equity interests of any Company Subsidiary.

(f)           Except as disclosed on Section 2.2(f) of the Company Disclosure Schedule, no Indebtedness of the Company or any of the Company Subsidiaries contains any restriction upon (i) the prepayment of any of such Indebtedness, (ii) the incurrence of Indebtedness by the Company or any of the Company Subsidiaries, or (iii) the ability of the Company or any of the Company Subsidiaries to grant any Encumbrance on its properties or assets.  As used in this Agreement, “Indebtedness” means (A) all indebtedness for borrowed money or for the deferred purchase price of property or services (other than Expenses and current trade liabilities incurred in the ordinary course of business consistent with past practice and payable in accordance with customary practices), (B) any other indebtedness that is evidenced by a note, bond, debenture, credit agreement or similar instrument, (C) all obligations under leases that should be classified as capital leases in accordance with GAAP, (D) all obligations in respect of acceptances issued or created, (E) all indebtedness referred to in clauses (A) through (D) secured by an Encumbrance on any property of such Person and (F) all guarantee obligations for indebtedness of others referred to in clauses (A) through (E).

(g)           From March 7, 2008 through the date hereof, except for tax distributions contemplated by Section 4.1 of the Old Crumbs LLC Agreement and as otherwise described on Section 2.2(g) of the Company Disclosure Schedule, the Company has not declared or paid any distribution or dividend in respect of the Old Crumbs Units and has not repurchased, redeemed or otherwise acquired any Old Crumbs Units of the Company, and the Company Board has not authorized any of the foregoing.

(h)           Such Member is a sophisticated seller with respect to the Old Crumbs Units, has adequate information concerning the business and financial condition of Parent and the Parent Subsidiaries (as defined herein) and their respective assets, has been given the information necessary to make an informed decision regarding this Agreement and the transactions contemplated hereby and has independently made his, her or its analysis and decision to enter into and consummate this Agreement based upon such information the Members deem appropriate.  Notwithstanding the foregoing, no information or knowledge obtained by such Member as described herein will affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the Parties to consummate the Merger or the other transactions contemplated hereby.

(i)            Such Member is an “accredited investor” as defined in Rule 501 of Regulation D promulgated under the Securities Act. The financial condition of such Member is such that he, she or it is able to bear the risk of holding the Equity Consideration and/ or Common Stock for an indefinite period of time and the risk of loss of his, her or its entire investment.  Such Members has had the opportunity to ask questions of and receive answers from the management of Parent and the Parent Subsidiaries concerning the investment in the Equity Consideration and/ or Common Stock and has sufficient knowledge and experience in investing in companies similar to Parent and the Parent Subsidiaries in terms of their stage of development so as to be able to evaluate the risks and merits of its investment in Parent and/ or the Parent Subsidiaries.  Such Member understands that the Equity Consideration and Common Stock are “restricted securities” as defined in Rule 144 under the Securities Act and have not been registered under the Securities Act and such Member is purchasing the Equity Consideration and/ or Common Stock in accordance with an exemption from registration under the Securities Act. Such Member is acquiring the Equity Consideration and/ or Common Stock for investment, for their own account, and not for resale or with a view to distribution thereof in violation of the Securities Act, and the rules and regulations promulgated thereunder.  Such Member has not entered into an agreement or understanding with any other Person to resell or distribute the Equity Consideration and/ or Common Stock. Such Member acknowledges that he, she or it will not reoffer, resell, pledge or otherwise transfer any Equity Compensation and/ or Common Stock except pursuant to an applicable exemption under the Securities Act or an effective registration statement, in each case in accordance with any applicable securities laws of any state of the United States or any other relevant jurisdiction. Such Member acknowledges that the Equity Consideration and/ or Common Stock are not being received as a result of any general solicitation or general advertising (as those terms are used in Regulation D promulgated under the Securities Act), including advertisements, articles, notices or other communications published in any newspaper, magazine or similar media or broadcast over radio or television, or any seminar or meeting whose attendees have been invited by general solicitation or general advertising.

2.3         Subsidiaries.

(a)           Section 2.3(a) of the Company Disclosure Schedule sets forth a true, complete and correct list of each of the Company Subsidiaries and their respective jurisdictions of incorporation, formation or organization.  Except as otherwise set forth on Section 2.3(a) of the Company Disclosure Schedule, all of the capital stock and other equity interests of the Company Subsidiaries are owned, directly or indirectly, by the Company free and clear of any Encumbrance (other than any restriction under the Securities Act, or any state “blue sky” securities Laws) with respect thereto.  All of the outstanding shares of capital stock or other equity interests in each of the Company Subsidiaries that is a corporation are duly authorized, validly issued, fully paid and non-assessable, and with respect to the Company Subsidiaries that are limited liability companies, are duly authorized, validly issued, fully paid and non-assessable and were issued free of preemptive rights and were not issued in material violation of any applicable foreign, federal or state securities Laws.  Neither the Company nor any Company Subsidiary owns, directly or indirectly, any shares of capital stock or other equity or voting interests in (including any securities exercisable or exchangeable for or convertible into capital stock or other equity or voting interests in) any other Person other than publicly traded securities constituting less than five percent (5%) of the outstanding equity of the issuing entity, other than capital stock or other equity interest of the Company Subsidiaries owned by the Company or another Company Subsidiary.

(b)           Section 2.3(b) of the Company Disclosure Schedule lists all jurisdictions in which each of the Company and each Company Subsidiary is qualified to conduct its respective business.

2.4         Authorization; Binding Agreement.

(a)           The Company has all requisite limited liability company power and authority to execute and deliver this Agreement and each other ancillary agreement related hereto to which it is a party, and to consummate the transactions contemplated hereby and thereby.  The execution and delivery of this Agreement and each other ancillary agreement related hereto to which it is a party and the consummation of the transactions contemplated hereby and thereby (i) have been duly and validly authorized by the Company Board and the Members, and (ii) no other limited liability company proceedings on the part of the Company are necessary to authorize the execution and delivery of this Agreement and each other ancillary agreement related hereto to which it is a party or to consummate the transactions contemplated hereby and thereby.  This Agreement has been, and each ancillary agreement to which the Company is a party shall be when delivered, duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery of this Agreement and such ancillary agreements by the other Parties hereto and thereto, constitutes, or when delivered shall constitute, the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except to the extent that enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization and moratorium laws and other laws of general application affecting the enforcement of creditors’ rights generally, and the fact that equitable remedies or relief (including, but not limited to, the remedy of specific performance) are subject to the discretion of the court from which such relief may be sought (collectively, the “Enforceability Exceptions”).

(b)           Such Member has the legal capacity to execute and deliver this Agreement and each ancillary agreement and to consummate the transactions contemplated hereby and thereby.  This Agreement has been, and each ancillary agreement to which such Member is a party shall be when delivered, duly and validly executed and delivered by the Member and, assuming the due authorization, execution and delivery of this Agreement by the other Parties hereto, constitute the legal, valid and binding obligation of such Member, enforceable against such Member in accordance with its terms, except for the Enforceability Exceptions.

2.5         Governmental Approvals.

(a)           Except as otherwise described in Section 2.5(a) of the Company Disclosure Schedule, no consent, approval, waiver, authorization or permit of, or notice to or declaration or filing with (each, a “Consent”), any nation or government, any state or other political subdivision thereof, any entity, authority or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any governmental or regulatory authority, agency, department, board, commission, administration or instrumentality, any court, tribunal or arbitrator or any self-regulatory organization (each, a “Governmental Authority”), on the part of the Company or any of the Company Subsidiaries is required to be obtained or made in connection with the execution, delivery or performance by the Company of this Agreement and each other ancillary agreement related hereto to which it is a party or the consummation by the Company of the transactions contemplated hereby and thereby, other than (i) such filings as may be required in any jurisdiction where the Company or any Company Subsidiary is qualified or authorized to do business as a foreign corporation in order to maintain such qualification or authorization, (ii) pursuant to Antitrust Laws, (iii) such filings as contemplated by this Agreement pursuant to the Merger, (iv) for applicable requirements, if any, of the Securities Act, the Exchange Act of 1934, as amended (the “Exchange Act”), or any state “blue sky” securities Laws, and the rules and regulations thereunder, and (v) where the failure to obtain or make such Consents or to make such filings or notifications, would not reasonably be expected to result in a Company Material Adverse Effect or prevent consummation of the transactions contemplated by this Agreement.

(b)           No Consent from any Governmental Authority on the part of such Member is required to be obtained or made in connection with the execution, delivery or performance by such Member of this Agreement or the consummation by such Member of the transactions contemplated hereby other than (i) pursuant to Antitrust Laws, (ii) such filings as contemplated by this Agreement pursuant to the Merger, (iii) for applicable requirements, if any, of the Securities Act, the Exchange Act, or any state “blue sky” securities Laws, and the rules and regulations thereunder, and (iv) where the failure to obtain or make such Consents or to make such filings or notifications, would not reasonably be expected to result in a Company Material Adverse Effect or prevent consummation of the transactions contemplated by this Agreement.

2.6         No Violations.

(a)           Except as otherwise described in Section 2.6(a) of the Company Disclosure Schedule, the execution and delivery by the Company of this Agreement and each other ancillary agreement related hereto to which it is a party, the consummation by the Company of the transactions contemplated hereby and thereby, and compliance by the Company with any of the provisions hereof and thereof, will not, (i) conflict with or violate any provision of any Company Organization Document or Company Subsidiary Organization Document, (ii) require any Consent under or result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, amendment or acceleration) under, any Company Material Contract or Tenant Lease, (iii) result (immediately or with the passage of time or otherwise) in the creation or imposition of any Encumbrances (as hereafter defined) (other than any Permitted Encumbrances) upon any of the properties, rights or assets of the Company or any of the Company Subsidiaries, or (iv) subject to obtaining the Consents from Governmental Authorities referred to in Section 2.5 hereof, and the waiting periods referred to therein having expired, and any condition precedent to such consent, approval, authorization or waiver having been satisfied, conflict with or violate any foreign, federal, state or local Order, statute, law, rule, regulation, ordinance, principle of common law, constitution, treaty enacted, or any writ, arbitration award, injunction, directive, judgment, or decree, promulgated, issued, enforced or entered by any Governmental Authority (each, a “Law” and collectively, the “Laws”) to which the Company or any of the Company Subsidiaries or any of their respective assets or properties is subject, except, in the case of clauses (ii), (iii) and (iv) above, for any deviations from any of the foregoing that would not reasonably be expected to result in a Company Material Adverse Effect.  For purposes of this Agreement, “Encumbrance” means any mortgage, pledge, security interest, attachment, right of first refusal, option, proxy, voting trust, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof), restrictions (whether on voting, sale, transfer, disposition or otherwise), any subordination arrangement in favor of another Person, any filing or agreement to file a financing statement as debtor under the Uniform Commercial Code or any similar statute.

(b)           The execution and delivery by such Member of this Agreement, the consummation by such Member of the transactions contemplated hereby, and compliance by such Member with any of the provisions hereof, will not (i) result (immediately or with the passage of time or otherwise) in the creation or imposition of any Encumbrance (other than as set forth in Section 2.6(b) of the Company Disclosure Schedule, any restriction under the Securities Act, or any state “blue sky” securities Laws) on the Old Crumbs Units owned by such Member, or (ii) conflict with, contravene or violate in any Law applicable to such Member, except, with respect to clause (ii), for any deviations from any of the foregoing that would not reasonably be expected to result in a Company Material Adverse Effect.

2.7         Company Financial Statements.

(a)           As used herein, the term “Signing Company Financials” means the Company’s (i) audited consolidated financial statements (including, in each case, any related notes thereto), consisting of the Company’s consolidated balance sheets as of December 31, 2008 and December 31, 2009, and the related statements of operations, changes in members’ equity and cash flows for the years then ended and (ii) the unaudited consolidated financial statements, consisting of the Company’s consolidated balance sheet as of September 30, 2010, and the related statements of operations, changes in members’ equity and cash flows for the nine months then ended.  As used herein, the term “Closing Company Financials” means the Company’s audited consolidated financial statements (including, in each case, any related notes thereto), consisting of the Company’s consolidated balance sheet , as of December 31, 2010, and the related statements of operations, changes in members’ equity and cash flows for the years then ended.  As used herein, the term “Company Financials” means the Signing Company Financials and the Closing Company Financials.  True and correct copies of the Signing Company Financials are attached hereto on Section 2.7(a) of the Company Disclosure Schedule.  The Signing Company Financials (i) in all material respects accurately reflect the Company’s books and records as of the times and for the periods referred to therein,  (ii) were prepared in accordance with GAAP methodologies applied on a consistent basis throughout the periods involved (except as set forth on Section 2.7(a) of the Company Disclosure Schedule and except for the absence of footnotes and audit adjustments in the case of unaudited Signing Company Financials), (iii) fairly present in all material respects the consolidated financial position of the Company as of the respective dates thereof and the consolidated results of the Company’s operations and cash flows for the periods indicated and (iv) to the extent required for inclusion in the filings with the Securities Exchange Commission (“SEC”) and mailings to Parent’s stockholders and warrantholders as it relates to the Tender Offer and the Warrant Tender Offer, comply, in all material respects with the Securities Act, Regulation S-X and the published general rules and regulations of the SEC.  Any Closing Company Financials delivered pursuant to the terms of this  Agreement will  when delivered (i) in all material respects accurately reflect the Company’s books and records as of the times and for the periods referred to therein, and (ii) be prepared in accordance with GAAP methodologies applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto and except for the absence of footnotes and audit adjustments in the case of unaudited Closing Company Financials), (iii) fairly present in all material respects the consolidated financial position of the Company as of the respective dates thereof and the consolidated results of the Company’s operations and cash flows for the periods indicated and (iv) to the extent required for inclusion in the filings with the SEC and mailings to Parent’s stockholders and warrantholders as it relates to the Tender Offer and the Warrant Tender Offer, will comply as of the Closing Date, [A] in all material respects with the Securities Act, Regulation S-X and the published general rules and regulations of the SEC.  For purposes of this Agreement, “GAAP” means United States generally accepted accounting principles consistently applied, as in effect from time to time.

(b)           The Company has disclosed to Parent, the Company’s outside auditors and Company Board any material fraud that to Company’s knowledge has arisen that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting.

(c)           None of the Company, any Company Subsidiary, or any manager, director, officer, or to the Company’s knowledge, any auditor or accountant of the Company or any Company Subsidiary or any employee of the Company or any Company Subsidiary has received any material written complaint, allegation, assertion or claim from any Governmental Authority regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any Company Subsidiary or their respective internal accounting controls, including any material written complaint, allegation, assertion or claim that the Company or any Company Subsidiary has engaged in questionable accounting or auditing practices.  No employee and no member of Company Board has received written notice from any Governmental Authority or any Person of any material violation of securities Laws by the Company, any Company Subsidiary or any of their respective officers, managers, directors, employees or agents.

2.8         Absence of Certain Changes.

(a)           From December 30, 2008 through the date hereof, except as described in Section 2.8 of the Company Disclosure Schedule, the Merger and the other transactions contemplated hereby, the Company and the Company Subsidiaries have conducted their respective businesses in the ordinary course of business consistent with past practice and since such time, there has not occurred any action that would constitute a breach of Section 4.1.

(b)           From March 7, 2008 through the date hereof, there has not been any fact, change, effect, occurrence, event, development or state of circumstances that has had or would reasonably be expected to result in a Company Material Adverse Effect.

2.9         Absence of Undisclosed Liabilities.  Neither the Company nor any Company Subsidiary is subject to any material liabilities or obligations of the type required to be reflected on a balance sheet prepared in accordance with GAAP that is not adequately reflected or reserved on or provided for in the Company Financials, other than (i) liabilities or obligations of the type that have been incurred in the ordinary course of business consistent with past practice, (ii) liabilities or obligations reflected in the Company Disclosure Schedule, and (iii) liabilities or obligation under the payment terms of Company Material Contracts (but not including liabilities for breaches or for indemnification obligations thereunder).

2.10       Compliance with Laws.  Except as set forth in Section 2.10 of the Company Disclosure Schedule, neither the Company nor any of the Company Subsidiaries is in conflict with, or in default or violation of, nor has it received, from March 7, 2008 through the date hereof, any written notice of any conflict with, or default or violation of, (A) any applicable Law by which it or any property or asset of the Company or any Company Subsidiary is bound or affected including, without limitation, consumer protection, insurance or securities Laws, or (B) any Company Material Contract, except, in each case, for any deviations from any of the foregoing that would not reasonably be expected to result in a Company Material Adverse Effect.

2.11       Regulatory Agreements; Permits.

(a)           Except as disclosed in Section 2.11(a) of the Company Disclosure Schedule, there are no material written agreements, memoranda of understanding, commitment letters, or cease and desist orders, to which the Company or any Company Subsidiary is a party, on the one hand, and any Governmental Authority is a party or addressee, on the other hand.

(b)           Except as disclosed in Section 2.11(b) of the Company Disclosure Schedule, each of the Company, the Company Subsidiaries, and each employee of the Company or any Company Subsidiary who is legally required to be licensed by a Governmental Authority in order to perform his or her duties with respect to his or her employment with the Company or such Company Subsidiary,  hold all material permits, licenses, franchises, grants, authorizations, consents, exceptions, variances, exemptions, orders and other authorizations of Governmental Authorities, certificates, consents and approvals necessary to lawfully conduct the Company’s or the Company Subsidiaries’ respective business as presently conducted, and to own, lease and operate the Company’s or the Company Subsidiaries’ respective assets and properties (collectively, the “Company Permits”).  The Company shall have provided to Parent true, correct and complete copies of all material Company Permits as of the Closing Date.   All of the Company Permits are in full force and effect, and no suspension or cancellation of any of the Company Permits is pending or, to the Company’s knowledge, threatened, except, in each case, where the failure of any Company Permits to have been in full force and effect, or the suspension or cancellation of any of the Company Permits, would not reasonably be expected to result in a Company Material Adverse Effect.  The Company and the Company Subsidiaries are not in violation in any material respect of the terms of any Company Permit.

(c)           To the Company’s knowledge, no investigation, review or market conduct examination by any Governmental Authority with respect to the Company or any Company Subsidiary is pending or threatened.

2.12       Litigation.

(a)           Except as disclosed in Section 2.12(a)(i) of the Company Disclosure Schedule, there is no private, regulatory or governmental inquiry, action, suit, proceeding, litigation, claim, arbitration or investigation pending before any Governmental Authority of competent jurisdiction (each, an “Action”), or, to the knowledge of the Company, threatened against the Company, any of the Company Subsidiaries or any of their respective properties, rights or assets or any of their respective managers, officers or directors (in their capacities as such) that would reasonably be expected to result in a Company Material Adverse Effect.  There is no decree, directive, order, writ, judgment, stipulation, determination, decision, award, injunction, temporary restraining order, cease and desist order or other order by, or any supervisory agreement or memorandum of understanding with any Governmental Authority (each, an “Order”) binding against the Company, any of the Company Subsidiaries or any of their respective properties, rights or assets or any of their respective managers, officers or directors (in their capacities as such) that would prohibit, prevent, enjoin, restrict or alter or delay any of the transactions contemplated by this Agreement, or that would reasonably be expected to result in a Company Material Adverse Effect.  The Company and the Company Subsidiaries are in material compliance with all Orders.   Except as disclosed in Section 2.12(a)(ii) of the Company Disclosure Schedule, as of the date hereof there is no material Action that the Company or any of the Company Subsidiaries has pending against other parties.  There is no material Action pending or, to the knowledge of the Company, threatened against the Company involving a claim against the Company for false advertising with respect to any of the Company’s products or services.

(b)           There is no Action pending or, to the knowledge of the Member, threatened against such Member that would reasonably be expected to, individually or in the aggregate, prevent or materially delay the consummation of the transactions contemplated by this Agreement.  There is no Order binding against such Member or his, her or its Old Crumbs Units that would prohibit, prevent, enjoin, restrict or materially alter or delay any of the transactions contemplated by this Agreement.

2.13       Restrictions on Business Activities.  There is no Order binding upon the Company or any of the Company Subsidiaries that has or would reasonably be expected to have the effect of prohibiting, preventing, restricting or impairing in any respect, any business practice of the Company or any of the Company Subsidiaries as their businesses are currently conducted, any acquisition of property by the Company or any of the Company Subsidiaries, the conduct of business by the Company or any of the Company Subsidiaries as currently conducted, or the ability of the Company or any of the Company Subsidiaries from engaging in business as currently conducted or from competing with other parties, except, in each case, for such Orders that would not reasonably be expected to result in a Company Material Adverse Effect.

2.14       Material Contracts.

(a)           Section 2.14(a)(i) of the Company Disclosure Schedule sets forth a list of, and the Company has made available to Parent, except as set forth in Section 2.14(a)(ii) of the Company Disclosure Schedule and the Company Permits, true, correct and complete copies of, each material written contract, agreement, commitment, arrangement, lease, license, or plan and each other instrument (other than this Agreement or any ancillary agreement contemplated hereby and subject to Sections 2.11 and 2.19 with respect to the provision of Permits and Tenant Leases) in effect to which the Company or any Company Subsidiary is a party or by which the Company, any Company Subsidiary, or any of their respective properties or assets are bound or affected as of the date hereof (each, a “Company Material Contract”) that:

(i)           contains covenants that materially limit the ability of the Company or any Company Subsidiary (or which, following the consummation of the Merger, could materially restrict the ability of Parent or any of its affiliates) (A) to compete in any line of business or with any Person or in any geographic area or to sell, or provide any service or product, including any non-competition covenants, exclusivity restrictions, rights of first refusal or most-favored pricing clauses or (B) to purchase or acquire an interest in any other entity, except, in each case, for any such contract that may be canceled without any penalty or other liability to the Company or any Company Subsidiary upon notice of 60 days or less;

(ii)           involves any joint venture, partnership, limited liability company or other similar agreement or arrangement relating to the formation, creation, operation, management or control of any partnership or joint venture that is material to the business of the Company and the Company Subsidiaries, taken as a whole;

(iii)          involves any exchange traded, over the counter or other swap, cap, floor, collar, futures, contract, forward contract, option or other derivative financial instrument or contract, based on any commodity, security, instrument, asset, rate or index of any kind or nature whatsoever, whether tangible or intangible, including currencies, interest rates, foreign currency and indices;

(iv)          evidences Indebtedness (whether incurred, assumed, guaranteed or secured by any asset) having an outstanding principal amount in excess of $100,000;

(v)           involves the acquisition or disposition (to the extent such transaction would be consummated after the date hereof), directly or indirectly (by merger or otherwise), of assets with an aggregate value in excess of $100,000 (other than in the ordinary course of business) or capital stock or other equity interests of another Person;

(vi)          by its terms calls for aggregate payments by the Company or the Company Subsidiaries under such contract of more than $100,000 per year (excluding the historical Tenant Leases);

(vii)         with respect to any material acquisition of another Person, pursuant to which the Company or any Company Subsidiary has (A) any continuing indemnification obligations in excess of $100,000 or (B) any “earn out” or other contingent payment obligations;

(viii)        other than in the ordinary course of business, obligates the Company or any Company Subsidiary to provide continuing indemnification or a guarantee of obligations of a third party after the date hereof in excess of $100,000;

(ix)           is between the Company or any Company Subsidiary and any of their respective managers, directors or executive officers that cannot be cancelled by the Company (or the applicable Company Subsidiary) within 60 days’ notice without material liability, penalty or premium;

(x)           other than in the ordinary course of business, obligates the Company or any Company Subsidiary to make any capital commitment or expenditure in excess of $100,000 (including pursuant to any joint venture) (excluding capital commitments or expenditures relating to the Tenant Leases); or

(xi)           relates to the development, ownership, licensing or use of any Intellectual Property material to the business of the Company or any Company Subsidiary, other than “shrink wrap,” “click wrap,” and “off the shelf” software agreements and other agreements for software commercially available on reasonable terms to the public generally with license, maintenance, support and other fees of less than $100,000 per year (collectively, “Off-the-Shelf Software Agreements”).

(b)         Except as disclosed on Section 2.14(b) of the Company Disclosure Schedule, with respect to each Company Material Contract:  (i) such Company Material Contract is valid and binding and enforceable in all respects against the Company or the Company Subsidiary party thereto (subject to Enforceability Exceptions) and, to the Company’s knowledge, the other party thereto, and other than such contracts that have expired by their terms or terminated pursuant to the terms of this Agreement, are in full force and effect; (ii) the consummation of the transactions contemplated by this Agreement will not affect the validity or enforceability of the Company Material Contract against Parent or such Company Subsidiary and, to the Company’s knowledge, the other party thereto; (iii)  neither the Company nor any Company Subsidiary is in breach or default in any respect, and no event has occurred that with the passage of time or giving of notice or both would constitute a breach or default by the Company or any Company Subsidiary, or permit termination or acceleration by the other party thereto, under such Company Material Contract; (iv) to the Company’s knowledge, no other party to such Company Material Contract is in breach or default in any respect, and no event has occurred that with the passage of time or giving of notice or both would constitute such a breach or default by such other party, or permit termination or acceleration by the Company or any of the Company Subsidiaries, under such Company Material Contract, and (v) no other party to such Company Material Contract has notified the Company or any Company Subsidiary in writing that it is terminating or considering terminating the handling of its business by the Company or any Company Subsidiary or in respect of any particular product, project or service of the Company, or is planning to materially reduce its future business with the Company or any Company Subsidiary in any manner except, with respect to each of clauses (i) through (v), for any deviations from any of the foregoing or that would not reasonably be expected to result in a Company Material Adverse Effect.

2.15        Intellectual Property.

(a)           Section 2.15(a)(i) of the Company Disclosure Schedule contains a list of:  (i) all registered Intellectual Property and Intellectual Property that is the subject of a pending application for registration in each case that is, owned by the Company or any of the Company Subsidiaries and is material to the business of the Company as currently conducted (“Company Intellectual Property”); and (ii) all material Intellectual Property, other than as may be licensed pursuant to Off-the-Shelf Software Agreements, that is licensed to the Company or any of the Company Subsidiaries and is material to the business of the Company (“Licensed Intellectual Property”).  Except where failure to own, license or otherwise possess such rights has not had and would not reasonably be expected to result in a Company Material Adverse Effect, each of the Company and the Company Subsidiaries (x) has all right, title and interest in and to the Company Intellectual Property owned by it, free and clear of all Encumbrances, other than rights and interest licensed to any other Person and Permitted Encumbrances, and (y) has valid rights to use the Licensed Intellectual Property.  Except as set forth in Section 2.15(a)(ii) of the Company Disclosure Schedule, neither the Company nor any of the Company Subsidiaries has received any written notice alleging that it has infringed, diluted or misappropriated, or, by conducting its business as currently conducted, has infringed, diluted or misappropriated, the Intellectual Property rights of any Person, and, except as set forth in Section 2.15(a)(ii) of the Company Disclosure Schedule,  to the knowledge of the Company there is no valid basis for any such allegation.  Except as set forth in Section 2.15(a)(iii) of the Company Disclosure Schedule, to the Company’s knowledge neither the execution nor delivery of this Agreement nor the consummation of the transactions contemplated hereby will materially impair or materially alter the Company’s or any Company Subsidiary’s rights to any Company Intellectual Property or Licensed Intellectual Property.  To the Company’s knowledge, all of the Company Intellectual Property and the license rights to the Licensed Intellectual Property are valid, enforceable and subsisting and, as of the date hereof, there is no material Action that is pending or, to the Company’s knowledge, threatened that challenges the rights of the Company or any of the Company Subsidiaries in any material respect of any Company Intellectual Property or Licensed Intellectual Property or the validity, enforceability or effectiveness thereof.  The Company Intellectual Property and the Licensed Intellectual Property constitute all material Intellectual Property owned by or licensed to the Company or the Company Subsidiaries and used in or necessary for the operation by the Company and the Company Subsidiaries of their respective businesses as currently conducted.  Neither the Company nor any of the Company Subsidiaries is in breach or default in any material respect (or would with the giving of notice or lapse of time or both be in such breach or default) under any license to use any of the Licensed Intellectual Property.

(b)           For purposes of this Agreement, “Intellectual Property” means (i) United States, international and foreign patents and patent applications, including divisionals, continuations, continuations-in-part, reissues, reexaminations and extensions thereof and counterparts claiming priority therefrom; utility models; invention disclosures; and statutory invention registrations and certificates; (ii) United States and foreign registered, pending and unregistered trademarks, service marks, trade dress, logos, trade names, corporate names and other source identifiers, domain names and registrations and applications for registration for any of the foregoing, together with all of the goodwill associated therewith; (iii) United States and foreign copyrights, and registrations and applications for registration thereof; and copyrightable works, including website content; (iv) all inventions and design rights (whether patentable or unpatentable) and all categories of trade secrets as defined in the Uniform Trade Secrets Act, including business, technical and financial information; and (v) confidential and proprietary information including, without limitation, know-how, recipes and formulas.

2.16        Employee Benefit Plans.

(a)           Section 2.16(a) of the Company Disclosure Schedule lists, with respect to the Company and the Company Subsidiaries, (i) all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), (ii) material loans from the Company to managers, officers and directors other than advances for expense reimbursements incurred in the ordinary course of business, (iii) any securities option, securities stock purchase, phantom securities, securities appreciation right, equity-related, supplemental retirement, severance, sabbatical, medical, dental, vision care, disability, employee relocation, cafeteria benefit (Code section 125) or dependent care (Code Section 129), life insurance or accident insurance plans, programs, agreements or arrangements, (iv) all bonus, pension, retirement, profit sharing, savings, deferred compensation or incentive plans, programs, policies, agreements or arrangements, (v) other material fringe, perquisite, or employee benefit plans, programs, policies, agreements or arrangements, and (vi) any current or former employment, change of control, retention or executive compensation, termination or severance plans, programs, policies, collective bargaining, agreements or arrangements, written or otherwise, as to which material unsatisfied liabilities or obligations, contingent or otherwise, remain for the benefit of, or relating to, any present or former employee, consultant, manager or director, or which could reasonably be expected to have any material liabilities or obligations (together, the “Company Benefit Plans”).  The term Company Benefit Plans also includes all benefit plans subject to Title IV of ERISA in connection with which any trade or business (whether or not incorporated) that is treated as a single employer with the Company and the Company Subsidiaries within the meaning of Section 414(b), (c), (m) or (o) of the Code (a “Company ERISA Affiliate”) has any liability.

(b)           Other than as would not reasonably be expected to result in a Company Material Adverse Effect, (i) there has been no “prohibited transaction,” as such term is defined in Section 406 of ERISA and Section 4975 of the Code, by the Company or by any trusts created thereunder, any trustee or administrator thereof or any other Person, with respect to any Company Benefit Plan, (ii) each Company Benefit Plan has been administered in material accordance with its terms and in material compliance with the requirements prescribed by any and all applicable Laws (including ERISA and the Code), (iii) the Company and each Company ERISA Affiliate have performed in all material respects all obligations required to be performed by them under, are not in any respect in default under or violation of, and have no knowledge of any default or violation by any other party to, any of the Company Benefit Plans that are subject to Title IV of ERISA, (iv) all contributions and premiums required to be made by the Company or any Company ERISA Affiliate to any Company Benefit Plan subject to Title IV of ERISA have been made on or before their due dates, including any legally permitted extensions.  Except with respect to claims for benefits in the ordinary course, no Action has been brought, or to the knowledge of the Company is threatened, against or with respect to any such Company Benefit Plan, including any audit or inquiry by the IRS, United States Department of Labor (the “DOL”) or other Governmental Authority (other than as would not result in a Company Material Adverse Effect).  Each Company Benefit Plan that is a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code and any awards thereunder, in each case that is subject to Section 409A of the Code, has been operated in good faith compliance, in all material respects, with Section 409A of the Code since January 1, 2005.

(c)           Except as otherwise provided in this Agreement, any ancillary agreement related hereto or as provided by applicable Law, with respect to the Company Benefit Plans, the consummation of the transactions contemplated by this Agreement and any ancillary agreement related hereto to which the Company is a party, will not, either alone or in combination with any other event or events, (i) entitle any current or former employee, manager, director or consultant of the Company or any of the Company Subsidiaries to any payment of severance pay, golden parachute payments, or bonuses, (ii) accelerate, forgive indebtedness, vest, distribute, or increase benefits or obligation to fund benefits with respect to any employee or director of the Company or any of the Company Subsidiaries, or (iii) accelerate the time of payment or vesting of options to purchase securities of the Company, or increase the amount of compensation due any such employee, director or consultant.

(d)           None of the Company Benefit Plans contains any provision requiring a gross-up pursuant to Section 280G or 409A of the Code or similar Tax provisions.

(e)           No Company Benefit Plan maintained by the Company or any of the Company Subsidiaries provides material benefits, including death or medical benefits (whether or not insured), with respect to current or former employees of the Company or any of the Company Subsidiaries after termination of employment (other than (i) coverage mandated by applicable Laws, (ii) death benefits or retirement benefits under any “employee pension benefit plan,” as that term is defined in Section 3(2) of ERISA, or (iii) benefits, the full direct cost of which is borne by the current or former employee (or beneficiary thereof)).

(f)           Neither the Company nor any Company ERISA Affiliate has any liability with respect to any (i) employee pension benefit plan that is subject to Part 3 of Subtitle B of Title I of ERISA, Title IV of ERISA or Section 412 of the Code, (ii) ”multiemployer plan” as defined in Section 3(37) of ERISA or (iii) ”multiple employer plan” within the meaning of Sections 4063 and 4064 of ERISA or Section 413(c) of the Code.

2.17        Taxes and Returns.

(a)           The Company has or will have timely filed, or caused to be timely filed, all material federal, state, local and foreign Tax returns and reports required to be filed by it or the Company Subsidiaries (taking into account all available extensions) (collectively, “Tax Returns”), which Tax Returns are true, accurate, correct and complete in all material respects, and has paid, collected or withheld, or caused to be paid, collected or withheld, all material Taxes required to be paid, collected or withheld, other than such Taxes for which adequate reserves in the Company Financials have been established.

(b)           Section 2.17(b) of the Company Disclosure Schedule sets forth each jurisdiction where the Company and each Company Subsidiary files or is required to file a Tax Return.

(c)           To the Knowledge of the Company and as of the date hereof, neither the Company nor any of the Company Subsidiaries is being audited by any taxing authority or has been notified by any Tax authority that any such audit is contemplated or pending.

(d)          There are no material claims, assessments, audits, examinations, investigations or other proceedings pending against the Company or any of the Company Subsidiaries in respect of any Tax, and neither the Company nor any of the Company Subsidiaries has been notified in writing of any proposed Tax claims or assessments against the Company or any of the Company Subsidiaries (other than, in each case, claims or assessments for which adequate reserves in the Company Financials have been established or are immaterial in amount).

(e)          There are no material liens with respect to any Taxes upon any of the Company’s or the Company Subsidiaries’ assets, other than (i) Taxes, the payment of which is not yet due, or (ii) Taxes or charges being contested in good faith by appropriate proceedings and for which adequate reserves in the Company Financials have been established.

(f)           Neither the Company nor any of the Company Subsidiaries has any outstanding waivers or extensions of any applicable statute of limitations to assess any material amount of Taxes.  There are no outstanding requests by the Company or any of the Company Subsidiaries for any extension of time within which to file any Tax Return or within which to pay any Taxes shown to be due on any Tax Return.

(g)           Neither the Company nor any of the Company Subsidiaries has made any change in accounting method or received a ruling from, or signed an agreement with, any taxing authority that would reasonably be expected to result in a Company Material Adverse Effect following the Closing.

(h)           Neither the Company nor any of the Company Subsidiaries participated in, or sold, distributed or otherwise promoted, any “reportable transaction,” as defined in Treasury Regulation section 1.6011-4.

(g)          Neither the Company nor any Company Subsidiary has any liability or potential liability for the Taxes of another Person (i) under any applicable Tax Law, (ii) as a transferee or successor, or (iii) by contract, indemnity or otherwise.

(h)          Neither the Company nor any Company Subsidiary is a party to or bound by any Tax indemnity agreement, Tax sharing agreement or Tax allocation agreement or similar agreement, arrangement or practice with respect to material Taxes (including advance pricing agreement, closing agreement or other agreement relating to Taxes with any taxing authority) that will be binding on the Company or any Company Subsidiary with respect to any period following the Closing Date.
(i)           The Company and each Company Subsidiary is and at all times has been a partnership or disregarded entity for U.S. federal income tax purposes pursuant to Treasury Regulation Section 301.7701.

(j)         Neither the Company nor any Company Subsidiary has requested or is the subject of or bound by any private letter ruling, technical advice memorandum, closing agreement or similar ruling, memorandum or agreement with any taxing authority with respect to any material Taxes, nor is any such request outstanding.

(l)           The representations and warranties contained in Section 2.17 are the only representations and warranties being made by the Company or any of its Subsidiaries with respect to Taxes related to the Company or any of its Subsidiaries or this Agreement or its subject matter, and no other representation and warranty contained in any other Section of this Agreement shall apply to any such Tax matters and no other representation or warranty, express or imply, is being made with respect thereto.

(m)           For purposes of this Agreement, the term “Tax” or “Taxes” shall mean any tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, imposed by any Governmental Authority (including any federal, state, local, foreign or provincial income, gross receipts, property, sales, use, net worth, premium, license, excise, franchise, employment, payroll, social security, workers compensation, unemployment compensation, alternative or added minimum, ad valorem, transfer or excise tax) together with any interest, addition or penalty imposed thereon.

2.18        Finders and Investment Bankers.

(a)           Except as set forth on Section 2.18 of the Company Disclosure Schedule, the Company has not incurred, nor will it incur, any liability for any brokerage, finder’s or other fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Company.

(b)           No Member has incurred, nor will he, she or it incur, any liability for any brokerage, finder’s or other fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Member.

2.19        Title to Properties; Assets.

(a)           Section 2.19(a)(i) of the Company Disclosure Schedule contains a correct and complete list of all real property and interests in real property leased or subleased by or for the benefit of the Company or any of the Company Subsidiaries from or to any Person (collectively, the “Company Real Property”).  The list set forth in Section 2.19(a)(i) of the Company Disclosure Schedule contains, with respect to each of the Company Real Properties, all existing leases, subleases, licenses, guarantees or other occupancy contracts to which the Company or any of the Company Subsidiaries is a party or by which the Company or any of the Company Subsidiaries is bound, and all assignments, amendments, modifications, extensions and supplements thereto (collectively, the “Tenant Leases”), the terms of which have been complied with by the Company and any Company Subsidiary in all material respects, except as set forth in Section 2.6(a) of the Company Disclosure Schedule.  The Company Real Property set forth in Section 2.19(a)(i) of the Company Disclosure Schedule comprises all of the real property necessary and/ or currently used in the operations of the business of the Company and the Company Subsidiaries.  The Company does not own any real property.  Except as set forth on Section 2.19(a)(ii) of the Company Disclosure Schedule, the Company or a Company Subsidiary has good and valid title to, a valid leasehold interest in, or valid license to use, all of the material personal property, assets and rights used by them in the operation of their respective businesses, free and clear of all Encumbrances other than Permitted Encumbrances.

(b)           Except as set forth in Section 2.19(b)(i) of the Company Disclosure Schedule, a true, correct, complete and full execution copy of each Tenant Lease set forth in Section 2.19(a)(i) of the Company Disclosure Schedule has been provided to Parent prior to the Closing Date.  Except as set forth in Section 2.19(b) (ii) of the Company Disclosure Schedule, as of the date hereof the Company or the Company Subsidiary’s interests in each of the Tenant Leases (other than the Stockholder Leases) are free and clear of all Encumbrances, other than Permitted Encumbrances, and each of the Tenant Leases is in full force and effect and, as of the Effective Time, the Company or the Company Subsidiary’s interests in each of the Tenant Leases (including the Restructured Leases assigned to the Company pursuant to Section 5.14) are free and clear of all Encumbrances, other than Permitted Encumbrances, and each of the Tenant Leases is in full force and effect.  Except as set forth in Section 2.20(b)(ii) of the Company Disclosure Schedule, neither the Company nor any of the Company Subsidiaries nor, to the knowledge of the Company, any other party to any Tenant Lease is in breach of or in default under (with or without notice or lapse of time or both), in any material respect, any of the Tenant Leases.  The Company and the Company Subsidiaries enjoy peaceful and undisturbed possession under all such Tenant Leases and have not received notice of any material default, delinquency or breach on the part of the Company or any Company Subsidiary.  For purposes of this Agreement, the term “Permitted Encumbrances” means (i) Encumbrances for water and sewer charges, Taxes or assessments and similar governmental charges or levies, which either are [A] not delinquent or [B] being contested in good faith and by appropriate proceedings, and adequate reserves have been established on the Company’s or any Company Subsidiary’s books with respect thereto, (ii) other Encumbrances imposed by operation of Law (including mechanics’, couriers’, workers’, repairers’, materialmen’s, warehousemen’s, landlord’s and other similar Encumbrances) arising in the ordinary course of business for amounts which are not due and payable and as would not in the aggregate materially adversely affect the value of, or materially adversely interfere with the use of, the property subject thereto, (iii) Encumbrances incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance or other types of social security, (iv) Encumbrances on goods in transit incurred pursuant to documentary letters of credit, in each case arising in the ordinary course of business, (v) title of a lessor under a capital or operating lease and the terms and conditions of a lease creating any leasehold interest, (vi) Encumbrances arising under this Agreement or any ancillary agreement hereto or created by or through Parent or any Parent Subsidiary, and (vii) such other imperfections in title as are not, in the aggregate, reasonably likely to have a Company Material Adverse Effect.

2.20        Employee Matters.

(a)           There are no material Actions pending or, to the knowledge of the Company, threatened involving the Company or any Company Subsidiary and any of their respective employees or former employees (with respect to their status as an employee or former employee, as applicable) including any harassment, discrimination, retaliatory act or similar claim.  To the Company’s knowledge, since March 7, 2008, there has been: (i) no labor union organizing or attempting to organize any employee of the Company or any of the Company Subsidiaries into one or more collective bargaining units with respect to their employment with the Company or any of the Company Subsidiaries; and (ii) no labor dispute, strike, work slowdown, work stoppage or lock out or other collective labor action by or with respect to any employees of the Company or any of the Company Subsidiaries pending with respect to their employment with the Company or any of the Company Subsidiaries or threatened against the Company or any of the Company Subsidiaries.  Neither the Company nor any of the Company Subsidiaries is a party to, or bound by, any collective bargaining agreement or other agreement with any labor organization applicable to the employees of the Company or any of the Company Subsidiaries and no such agreement is currently being negotiated.

(b)           Except as set forth on Section 2.20(b) of the Company Disclosure Schedule, the Company and the Company Subsidiaries (i) are in compliance in all material respects with all applicable Laws respecting employment and employment practices, terms and conditions of employment, health and safety and wages and hours, including Laws relating to discrimination, disability, labor relations, hours of work, payment of wages and overtime wages, pay equity, immigration, workers compensation, working conditions, employee scheduling, occupational safety and health, family and medical leave, and employee terminations, and have not received written notice, or any other form of notice, that there is any Action involving unfair labor practices against the Company or any of the Company Subsidiaries pending, (ii) are not liable for any material arrears of wages or any material penalty for failure to comply with any of the foregoing, and (iii) are not liable for any material payment to any trust to any Governmental Authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees, independent contractors or consultants (other than routine payments to be made in the ordinary course of business and consistent with past practice).  Except as would not result in any material liability to the Company or any Company Subsidiary, there are no Actions pending or, to the knowledge of the Company, threatened against the Company or any Company Subsidiary brought by or on behalf of any applicant for employment, any current or former employee, any Person alleging to be a current or former employee, or any Governmental Authority, relating to any such Law or regulation, or alleging breach of any express or implied contract of employment, wrongful termination of employment, or alleging any other discriminatory, wrongful or tortious conduct in connection with the employment relationship.

2.21        Environmental Matters.

(a)           Neither the Company nor any of the Company Subsidiaries is the subject of any federal, state, local or foreign Order, judgment or written claim, and neither the Company nor any of the Company Subsidiaries has received any written notice or claim, or entered into any negotiations or agreements with any Person, in each case that would impose a material liability or obligation under any Environmental Law;

(b)           The Company and the Company Subsidiaries are in material compliance with all applicable Environmental Laws;

(c)           Neither the Company nor any of the Company Subsidiaries has manufactured, treated, stored, disposed of, arranged for or permitted the disposal of, generated, handled or released any Hazardous Substance, or owned or operated any property or facility, in a manner that has given or would reasonably be expected to give rise to any material liability under applicable Environmental Laws; and

(d)           Each of the Company and the Company Subsidiaries holds and is in material compliance with all Company Permits required to conduct its business and operations under all applicable Environmental Laws.

“Environmental Laws” means any Law relating to (a) the protection, preservation or restoration of the environment (including air, water vapor, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource), or (b) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Substances, in each case as in effect at the date hereof.

“Hazardous Substance” means any substance listed, defined, designated or classified as hazardous, toxic, radioactive or dangerous or as a pollutant or contaminant under any Environmental Law.  Hazardous Substances include any substance to which exposure is regulated by any Governmental Authority or any Environmental Law, including (a) petroleum or any derivative or byproduct thereof, toxic mold, asbestos or asbestos containing material or polychlorinated biphenyls and (b) all substances defined as Hazardous Substances, Oils, Pollutants or Contaminants in the National and Hazardous Substances Contingency Plan, 40 C.F.R. Section 300.5.

2.22         Transactions with Affiliates.  Except as set forth in Section 2.22 of the Company Disclosure Schedule, other than (i) for payment of salary and benefits for services rendered, (ii) reimbursement for expenses incurred on behalf of the Company or any Company Subsidiary, (iii) for other employee benefits made generally available to all employees, (iv) with respect to any Person’s ownership of membership interests, capital stock or other securities of the Company or any Company Subsidiary or such Person’s employment with the Company or any Company Subsidiary, (v) as set forth in Section 2.22 of the Company Disclosure Schedule, (vi) any Company Material Contract or (vi) as stated in the Company Financials, there are no contracts or arrangements that are in existence as of the date of this Agreement under which there are any material existing or future liabilities or obligations between the Company or any of the Company Subsidiaries, on the one hand, and, on the other hand, any (y) present manager, officer or director of either the Company or any of the Company Subsidiaries or (z) record or beneficial owner of more than 5% of the outstanding Old Crumbs Units as of the date hereof (each, an “Affiliate Transaction”).

2.23         Insurance.  Section 2.23 of the Company Disclosure Schedule sets forth a correct and complete list of all material insurance policies issued in favor of the Company or any Company Subsidiary, or pursuant to which the Company or any Company Subsidiary is a named insured or otherwise a beneficiary.  With respect to each such insurance policy, (i) the policy is in full force and effect and all premiums due thereon have been paid and (ii) neither the Company nor any Company Subsidiary is in any material respect, in breach of or default under, and neither the Company nor any Company Subsidiary has taken any action or failed to take any action which, with notice or the lapse of time or both, would constitute such a breach or default, or permit termination or modification of, any such policy.

2.24         Books and Records.  All of the financial books and records of the Company and the Company Subsidiaries are complete and accurate in all material respects and have been maintained in the ordinary course consistent with past practice and in accordance with applicable Laws.

2.25         Information Supplied.  None of the information supplied or to be supplied by the Company or such Member with respect to such Member expressly for inclusion or incorporation by reference in the filings with the SEC or the mailings to Parent’s stockholders and warrant holders as it relates to the Tender Offer and Warrant Tender Offer will, at the date of filing or mailing, or any amendment thereto, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading (subject to the qualifications and limitations set forth in the materials provided by the Company and/ or Members or that is included in the SEC filings or mailings).  None of the information supplied or to be supplied by the Company or such Member with respect to such Member expressly for inclusion or incorporation by reference in any of the Signing Filing, the Signing Press Release, the Closing Filing and the Closing Press Release (each such capitalized term, as hereafter defined) (collectively, the “Ancillary Public Disclosures”) will, at the time filed with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading (subject to the qualifications and limitations set forth in the materials provided by the Company and/ or Members or that is included in the Ancillary Public Disclosures).   Notwithstanding the foregoing, the Company and the Members make no representation, warranty or covenant with respect to any information supplied by Parent or any Parent Subsidiary.

2.26         Accounts Receivable.  All accounts, notes and other receivables, whether or not accrued, and whether or not billed, of the Company and/ or the Company Subsidiaries, in accordance with GAAP (the “Accounts Receivable”) arose in the ordinary course of business and represent bona fide revenues of the Company and/ or the Company Subsidiaries arising from their respective businesses.  To the Company’s knowledge, none of the Accounts Receivable are subject to any right of recourse, defense, deduction, return of goods, counterclaim, offset, or set off on the part of the obligor in excess of any amounts reserved therefore on the Company Financial Statements.

2.27         Inventory.  The inventory of the Company and the Company Subsidiaries (a)  is of good quality, (b) is usable and saleable in the ordinary course for the purposes for which it was intended and merchantable and fit for the purpose for which it was procured or manufactured (except for allowance for obsolete or excess inventory consistent with past practice or as otherwise reflected in the Company Financial Statements), (c) meets applicable manufacturing specifications, requirements of applicable Law, and the Company and the Company Subsidiaries customers’ policies on shelf life and “sell by dates”in all material respects, and (d) is not spoiled, damaged or contaminated (except for allowance for obsolete or excess inventory consistent with past practice or as otherwise reflected in the Company Financial Statements).

2.28         No Additional Representations. The Company and each Member acknowledge that neither Parent, Merger Sub or their respective officers, managers, directors, members or stockholders, nor any Person has made any representation or warranty, express or implied, of any kind, including without limitation any representation or warranty as to the accuracy or completeness of any information regarding Parent or Merger Sub furnished or made available to the Company or the Members and any of their representatives, in each case except as expressly set forth in Article III.  Without limiting the foregoing, Parent and Merger Sub make no representation or warranty to the Company and/ or the Members with respect to any projections, forecasts or other estimates, plans or budgets of future revenues, future expenses or future expenditures, future results of operations (or any component thereof), future cash flows (or any component thereof) or future financial condition (or any component thereof) of Parent or the future business, future operations or future affairs of Parent heretofore or hereafter delivered to or made available to the Company and/ or the Members or their respective representatives or affiliates.

ARTICLE III.

REPRESENTATIONS AND WARRANTIES OF PARENT

The following representations and warranties by Parent to the Company and the Members are qualified by those disclosures and exceptions set forth in the Parent disclosure schedule (the “Parent Disclosure Schedule”).  Parent hereby represents and warrants to the Company and the Members as of the date hereof and as of the Closing as follows:

3.1           Due Organization and Good Standing.  Each of Merger Sub and any subsidiary of Merger Sub or Parent (collectively, the “Parent Subsidiaries”) and Parent is a corporation or limited liability company duly incorporated or organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization and has all requisite corporate or limited liability company power and authority to own, lease and operate its respective properties and to carry on its respective business as now being conducted.  Each of Parent and the Parent Subsidiaries is duly qualified or licensed and in good standing to do business in each jurisdiction where the nature of its business or its ownership or leasing of its properties or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so qualified or licensed and in good standing would not reasonably be expected to result in a Parent Material Adverse Effect.  Parent has heretofore made available to Company accurate and complete copies of Parent’s certificate of incorporation and bylaws, each as amended to date and as currently in effect (the “Parent Organization Documents”) and the equivalent organizational documents of each Parent Subsidiary including, without limitation, the Merger Sub certificate of formation and the Merger Sub limited liability company agreement (collectively, the “Parent Subsidiary Organization Documents”), each as amended to date and as currently in effect.  Neither Parent nor any Parent Subsidiary is in violation of any provision of the Parent Organization Documents or Parent Subsidiary Organization Documents, as the case may be.

3.2          Capitalization.

(a)           The authorized capital stock of Parent consists of 100,000,000 shares of Common Stock and 1,000,000 shares of preferred stock, par value $.0001 per share, of which 6,062,556 shares of Common Stock are issued and outstanding as of the date hereof and, as of the Effective Time, 6,062,556 shares of Common Stock (less any shares of Common Stock accepted by the Parent in the Tender Offer) shall be issued and outstanding and no shares of preferred stock are issued and outstanding.  Except as set forth in Section 3.2(c) below, no shares of capital stock or other voting securities of Parent are issued, reserved for issuance or outstanding.  There are 5,456,300 IPO Shares (as defined in the Parent Organization Documents) and 606,256 shares of Common Stock held of record by the Parent Founder.   All outstanding shares of Common Stock are duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the Delaware General Corporations Law (“DGCL”), the Parent Organization Documents or any contract to which Parent is a party or by which Parent is bound.  Except as set forth in the Parent Organization Documents, the Prospectus and the Parent SEC Reports, there are no outstanding contractual obligations of Parent or Merger Sub to repurchase, redeem or otherwise acquire any shares of Common Stock or any capital equity of Merger Sub.  There are no outstanding contractual obligations of Parent to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, Merger Sub or any other Person.

(b)           An aggregate of 6,062,556 units of membership interests of the Merger Sub are issued and outstanding, all of which are owned by Parent free and clear of any restrictions on transfer, Encumbrances (other than any restriction under the Securities Act, or any state “blue sky” securities Laws), Taxes (other than Taxes the payment of which is not yet due or is being contested in good faith), warrants and, except as contemplated by this Agreement, purchase rights, contracts, assignments, commitments, equities, claims and demands.  Except as set forth above, no shares of capital equity or other voting securities of Merger Sub are issued, reserved for issuance or outstanding.  All outstanding Units are duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any applicable foreign, federal or state securities Laws, any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DLLCA, Merger Sub’s Subsidiary Organization Documents or any contract to which Merger Sub is a party or bound.

(c)           Except for warrants issued to 57th Street GAC Holdings LLC (the “Parent Founder”) and Morgan Joseph LLC (as underwriter of the IPO) (the “Underwriter”) to purchase 3,700,000 shares of Common Stock (the “Sponsor Warrants”), warrants issued to Parent’s public stockholders to purchase 5,456,300 shares of Common Stock (the “Stockholder Warrants” and, together with the Sponsor Warrants, the “57th Street Warrants”), there are no (i) outstanding options, warrants, puts, calls, convertible securities, preemptive or similar rights, (ii) bonds, debentures, notes or other Indebtedness having general voting rights or that are convertible or exchangeable into securities having such rights, or (iii) except as contemplated by this Agreement, subscriptions or other rights, agreements, arrangements, contracts or commitments of any character, relating to the issued or unissued capital equity of Parent or Merger Sub or obligating Parent or Merger Sub to issue, transfer, deliver or sell or cause to be issued, transferred, delivered, sold or repurchased any options, their respective capital stock or securities convertible into or exchangeable for such shares or interests, or obligating Parent or Merger Sub to grant, extend or enter into any such option, warrant, call, subscription or other right, agreement, arrangement or commitment for such capital equity.  All shares of Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and non assessable.

(d)           The shares of (i) Parent Series A Voting Preferred Stock and (ii) New Crumbs Class B Exchangeable Units to be issued pursuant to the Merger in accordance with this Agreement will be duly authorized, validly issued, fully paid and non assessable, not subject to or issued in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL or the DLLCA, the Parent Organization Documents or Parent Subsidiaries Organization Documents or any contract to which Parent or Merger Sub is a party or by which Parent or Merger Sub is bound and not subject to preemptive rights created by statute, the Parent Organization Documents or Merger Sub Organization Documents or any agreement to which the Parent or Merger Sub is a party or is bound.

(e)           Upon delivery of the (i) Parent Series A Voting Preferred Stock and (ii) New Class B Exchangeable Units pursuant to this Agreement, the Members will have good title to such stock free and clear of any restrictions on transfer, Encumbrances (other than any restriction under the Securities Act, or any state “blue sky” securities Laws), warrants, purchase rights, contracts, assignments, commitments, equities, claims and demands; other than the Lock Up Agreements.

(f)           There are no registration rights (except as set forth in the Parent SEC Reports and the Prospectus), and there is no voting trust, proxy, rights plan, anti-takeover plan or other contracts or understandings to which Parent is a party or by which Parent is bound with respect to any of its capital stock. As a result of the consummation of the Merger, no shares of capital stock, warrants, options or other securities of Parent are issuable and no rights in connection with any shares, warrants, rights, options or other securities of Parent accelerate or otherwise become triggered (whether as to vesting, exercisability, convertibility or otherwise).

3.3          Parent Subsidiaries.

(a)           All Units of Merger Sub are owned by Parent, free and clear of all Encumbrances.

(b)           Except for 100% ownership of Merger Sub, Parent does not as of the date hereof own, directly or indirectly, any capital stock, membership interest, partnership interest, joint venture interest or other equity interest or other investment in any Person.  Merger Sub does not as of the date hereof own, directly or indirectly, any capital stock, membership interest, partnership interest, joint venture interest or other equity interest or other investment in any Person.

(c)           Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement.   Since the date of their respective incorporation or organization, the Parent Subsidiaries have not carried on any business or conducted any operations other than the execution of this Agreement, and the performance of their respective obligations hereunder.

3.4           Authorization; Binding Agreement.  Parent and each Parent Subsidiary have all requisite corporate power and authority to execute and deliver this Agreement and each other ancillary agreement related hereto to which it is a party, and to consummate the transactions contemplated hereby and thereby.  The execution and delivery of this Agreement and each other ancillary agreement related hereto to which it is a party and the consummation of the transactions contemplated hereby and thereby, (i) have been duly and validly authorized by the Parent Board, the Merger Sub Board and Parent (as the sole member of Merger Sub) and (ii) no other corporate proceedings on the part of Parent or any Parent Subsidiary are necessary to authorize the execution and delivery of this Agreement and each other ancillary agreement related hereto to which it is a party or to consummate the Merger, and the other transactions contemplated hereby and thereby.  This Agreement has been, and each ancillary agreement to which Parent and each Parent Subsidiary are a party shall be when delivered, duly and validly executed and delivered by each of Parent and the Parent Subsidiaries and assuming the due authorization, execution and delivery of this Agreement and any such ancillary agreements by the Company and the Members party thereto constitutes, or when delivered shall constitute, the legal, valid and binding obligation of each of Parent and the Parent Subsidiaries party thereto, enforceable against each of Parent and the Parent Subsidiaries party thereto in accordance with its terms, subject to the Enforceability Exceptions.  Unless Parent has opted out of Section 203 of the DGCL or Section 203 of the DGCL otherwise does not apply to Parent (and in which case the following representation or warranty is not being made by Parent), the Parent Board has approved this Agreement and ancillary agreements related hereto and the transactions contemplated hereby and thereby for purposes of Section 203 of the DGCL.  To the knowledge of Parent, no other state takeover statute is applicable to Parent as it relates to the Merger or other transactions contemplated by this Agreement or the ancillary agreements related thereto.

3.5           Governmental Approvals.  No Consent of or with any Governmental Authority on the part of Parent or any Parent Subsidiary is required to be obtained or made in connection with the execution, delivery or performance by Parent or any Parent Subsidiary of this Agreement or any ancillary agreement related hereto or the consummation by Parent or any Parent Subsidiary of the transactions contemplated hereby or thereby other than (i) such filings as contemplated by this Agreement and pursuant to the Merger, (ii) for applicable requirements of the Securities Act and Exchange Act or any state “blue sky” securities Laws, and the rules and regulations thereunder, (iii) pursuant to Antitrust Laws, and (iv) where the failure to obtain or make such Consents or to make such filings or notifications would not reasonably be expected to result in a Parent Material Adverse Effect or prevent the consummation of the transactions contemplated by this Agreement.

For purposes of this Agreement, the term “Parent Material Adverse Effect” shall mean any change or effect that, individually or in the aggregate, has, or would reasonably be expected to have, a material adverse effect upon the financial condition or operating results of Parent and the Parent Subsidiaries, taken as a whole, except any changes or effects directly or indirectly attributable to, resulting from, relating to or arising out of the following (by themselves or when aggregated with any other, changes or effects) shall not be deemed to be, constitute, or be taken into account when determining whether there has or may, would, or could have occurred a Parent Material Adverse Effect:  (i) the effect of any change in the general political, economic, financial, capital market or industry-wide conditions (except to the extent that Parent is affected in a disproportionate manner relative to other companies in the industries in which Parent and the Parent Subsidiaries conduct business), (ii) the effect of any change that generally affects any industry or market in which Parent or any of the Parent Subsidiaries operate to the extent that it does not disproportionately affect, individually or in aggregate, Parent and Parent Subsidiaries taken as a whole, relative to other participants in the industries in which Parent and Parent Subsidiaries operate; (iii) the effect of any change arising in connection with any international or national calamity, commencement, continuation or escalation of a war, armed hostilities or act of terrorism which does not disproportionately affect Parent and Parent Subsidiaries taken as a whole, relative to other participants in the industries in which Parent and Parent Subsidiaries operate; (iv) the announcement of the execution of this Agreement, the pendency of or the consummation of the Merger or the other transaction contemplated hereby, (v) any change in applicable Law or GAAP or interpretation thereof, (vi) the execution by Parent and performance of or compliance by Parent with this Agreement or the taking of any action contemplated by this Agreement, (vii) any matter disclosed on the Parent Disclosure Schedule or (viii) any failure to meet any financial or other projections.

3.6           No Violations.  The execution and delivery by Parent and the Parent Subsidiaries of this Agreement and each other ancillary agreement related hereto and the consummation by Parent and the Parent Subsidiaries of the transactions contemplated hereby and thereby and compliance by Parent and the Parent Subsidiaries with any of the provisions hereof or thereof will not (i) conflict with or violate any provision of the Parent Organization Documents or the Parent Subsidiary Organization Documents, (ii) require any Consent under or result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any Parent Material Contract, (iii) result (immediately or with the passage of time or otherwise) in the creation or imposition of any Encumbrance (except for Permitted Encumbrances) upon any of the properties, rights or assets of Parent or the Parent Subsidiaries or (iv) subject to obtaining the Consents from Governmental Authorities referred to in Section 3.5 hereof, and the waiting periods referred to therein have expired, and any condition precedent to such consent, approval, authorization or waiver has been satisfied, conflict with, contravene or violate in any respect any Law to which Parent, the Parent Subsidiaries or any of their respective assets or properties is subject, except, in the case of clauses (ii), (iii) and (iv) above, for any deviations from the foregoing that would not reasonably be expected to result in a Parent Material Adverse Effect.

3.7          SEC Filings and Parent Financial Statements.

(a)           Parent has filed all forms, reports, schedules, statements and other documents, including any exhibits thereto, required to be filed or furnished by Parent with the SEC since Parent’s formation under the Exchange Act or the Securities Act, together with any amendments, restatements or supplements thereto, and will file all such forms, reports, schedules, statements and other documents required to be filed subsequent to the date of this Agreement (the “Additional Parent SEC Reports”).  Section 3.7 of the Parent Disclosure Schedule lists and Parent has delivered to the Company copies in the form filed with the SEC of all of the following, except to the extent available in full without redaction on the SEC’s website through EDGAR for at least two (2) days prior to the date of this Agreement:  (i) Parent’s Annual Reports on Form 10-K for each fiscal year of Parent beginning with the first year Parent was required to file such a form, (ii) Parent’s Quarterly Reports on Form 10-Q for each fiscal quarter that Parent was required to file a Quarterly Report on Form 10-Q in each of the fiscal years of Parent referred to in clause (i) above, (iii) all proxy statements relating to Parent’s meetings of stockholders (whether annual or special) held, and all information statements relating to stockholder consents, since the beginning of the first fiscal year referred to in clause (i) above, (iv) its Current Reports on Form 8-K filed since the beginning of the first fiscal year referred to in clause (i) above, (v) all other forms, reports, registration statements and other documents (other than preliminary materials if the corresponding definitive materials have been provided to the Company pursuant to this Section 3.7) filed by Parent with the SEC since Parent’s formation (the forms, reports, registration statements and other documents referred to in clauses (i), (ii), (iii), (iv) and (v) above, whether or not available through EDGAR, are, collectively, the “Parent SEC Reports”) and (vi) all certifications and statements required by (x) Rule 13a-14 or 15d-14 under the Exchange Act, or (y) 18 U. S. C. §1350 (Section 906) of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) with respect to any report referred to in clause (i) or (ii) above (collectively, the “Certifications”).  The Parent SEC Reports were, and the Additional Parent SEC Reports will be, prepared in all material respects in accordance with the requirements of the Securities Act, the Exchange Act, and the Sarbanes-Oxley Act, as the case may be, and the rules and regulations thereunder.  The Parent SEC Reports did not, and the Additional Parent SEC Reports will not, at the time they were or are filed, as the case may be, with the SEC (except to the extent that information contained in any Parent SEC Report or Additional Parent SEC Report has been or is revised or superseded by a later filed Parent SEC Report or Additional Parent SEC Report, then on the date of such filing)  contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.  The Certifications are each true and correct.  Parent and the Parent Subsidiaries maintain disclosure controls and procedures required by Rule 13a-15(e) or 15d-15(e) under the Exchange Act; such controls and procedures are effective to ensure that all material information concerning Parent and the Parent Subsidiaries is made known on a timely basis to the individuals responsible for the preparation of Parent’s filings with the SEC and other public disclosure documents.  Except as set forth in Section 3.7 of the Parent Disclosure Schedule, each director and executive officer of Parent has filed with the SEC on a timely basis all statements required by Section 16(a) of the Exchange Act and the rules and regulations thereunder since the date of Parent’s formation.   As used in this Section 3.7, the term “file” shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC.
(b)           The financial statements and notes contained or incorporated by reference in the Parent SEC Reports or to be incorporated by reference in the Additional Parent SEC Reports (“Parent Financials”) fairly present, or will fairly present at the time of filing, as the case may be, the financial condition and the results of operations, changes in stockholders’ equity, and cash flow of Parent and the Parent Subsidiaries as at the respective dates of and for the periods referred to in such financial statements, all in accordance with (i) GAAP and (ii) Regulation S-X or Regulation S-K, as applicable, subject, in the case of interim financial statements, to normal recurring year-end adjustments (the effect of which will not, individually or in the aggregate, be materially adverse) and the omission of notes to the extent permitted by Regulation S-X or Regulation S-K, as applicable.  Parent has designed and maintains a system of internal controls over financial reporting, as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act, sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP.  No financial statements other than those of Parent and the Parent Subsidiaries are required by GAAP to be included in the consolidated financial statements of Parent.  Section 3.7 of the Parent Disclosure Schedule contains a description of all non-audit services performed by Parent’s auditors for Parent and the Parent Subsidiaries since the date of Parent’s formation and the fees paid for such services; further, all such non-audit services were approved by the audit committee of the Parent Board.  Parent has no off-balance sheet arrangements.

(c)           Neither Parent nor any Parent Subsidiary, or any manager, director, officer or employee of Parent or any Parent Subsidiary, or to the knowledge of Parent, any auditor or accountant of Parent or the Parent Subsidiaries  has received any written complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of Parent or any Parent Subsidiary or their respective internal accounting controls, including any complaint, allegation, assertion or claim that Parent or any Parent Subsidiary has engaged in questionable accounting or auditing practices.  No employee and no member of the Parent Board nor any attorney representing Parent or any Parent Subsidiary, whether or not employed by Parent or any Parent Subsidiary, has received written notice from any Governmental Authority or any Person of any violation of consumer protection, insurance or securities Laws, breach of fiduciary duty or similar violation by Parent or any of its officers, directors, employees or agents or reported written evidence of any such violation to the Parent Board or any committee thereof or to any director or executive officer of Parent.

(d)           The Parent Subsidiaries have never been subject to the reporting requirements of Sections 13(a) and 15(d) of the Exchange Act.

(e)           Parent does not now conduct and has never conducted any business or operations and has not engaged in any other material transaction other than valuation and pursuit of transactions such as the Merger.

3.8          Absence of Undisclosed Liabilities.  Except as and to the extent reflected or reserved against in the Parent Financials and/ or set forth in the Parent SEC Reports (excluding any risk factor disclosures and any disclosure included in any “forward looking statements” disclaimer, forward looking statements or other statements that are predictive, forward looking, non-specific or primarily cautionary in nature), neither the Parent nor any Parent Subsidiary has incurred any liabilities or obligations of any kind, other than liabilities that have been incurred in the ordinary course of business (taking into account Parent is a special purpose acquisition company and the Expenses of Parent).

3.9          Information Supplied.  None of the information supplied or to be supplied by Parent or any Parent Subsidiary expressly for inclusion or incorporation by reference in the filings with the SEC and mailings to Parent’s stockholders and warrant holders with respect to the Tender Offer and Warrant Tender Offer will, at the date of filing and/ or mailing, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading (subject to the qualifications and limitations set forth in the materials provided by Parent and/ or any Parent Subsidiary or that is included in the SEC filings or mailings).   None of the information supplied or to be supplied by Parent in writing expressly for inclusion or incorporation by reference in any of the Ancillary Public Disclosures will, at the time filed with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading (subject to the qualifications and limitations set forth in the materials provided by Parent and/ or any Parent Subsidiary or that is included in Ancillary Public Disclosures).  Notwithstanding the foregoing, Parent and each Parent Subsidiary make no representation, warranty or covenant with respect to any information supplied by the Company or the Members.

3.10        Absence of Certain Changes.

(a)           From the date of formation of Parent through the date hereof, except as set forth in Section 3.10 of the Parent Disclosure Schedule and the Parent SEC Reports (excluding any risk factor disclosures and any disclosure included in any “forward looking statements” disclaimer, forward looking statements or other statements that are predictive, forward looking, non-specific or primarily cautionary in nature) and excluding the Merger, Parent and the Parent Subsidiaries have conducted their respective businesses in the ordinary course of business consistent with past practice and, since such time, there has not occurred any action that would constitute a breach of Section 4.1.

(b)           From the date of formation of Parent, except as set forth in the Parent SEC Reports (excluding any risk factor disclosures and any disclosure included in any “forward looking statements” disclaimer, forward looking statements or other statements that are predictive, forward looking, non-specific or primarily cautionary in nature), there has not been any fact, change, effect, occurrence, event, development or state of circumstances that has had or would reasonably be expected to result in a Parent Material Adverse Effect.

3.11        Taxes and Returns.

(a)           Parent has or will have timely filed, or caused to be timely filed, all material federal, state, local and foreign Tax Returns and reports required to be filed by it (taking into account all available extensions), which Tax Returns are true, accurate, correct and complete in all material respects, and has paid, collected or withheld, or caused to be paid, collected or withheld, all material Taxes required to be paid, collected or withheld, other than such Taxes for which adequate reserves in the Parent Financials have been established.

(b)           Section 3.11(b) of the Parent Disclosure Schedule sets forth each jurisdiction where Parent files or is required to file a Tax Return.

(c)           To the knowledge of Parent and as of the date hereof, Parent is not being audited by any Tax authority nor has it been notified by any Tax authority that any such audit is contemplated or pending.

(d)           There are no material claims, assessments, audits, examinations, investigations or other proceedings pending against Parent in respect of any Tax, and Parent has not been notified in writing of any proposed Tax claims or assessments against Parent (other than, in each case, claims or assessments for which adequate reserves in the Parent Financials have been established or are immaterial in amount).

(e)           There are no material liens with respect to any Taxes upon any of Parent’s assets, other than (i) Taxes, the payment of which is not yet due, or (ii) Taxes or charges being contested in good faith by appropriate proceedings and for which adequate reserves in the Parent Financials have been established.

(f)           Parent does not have any outstanding waivers or extensions of any applicable statute of limitations to assess any material amount of Taxes.  There are no outstanding requests by the Parent for any extension of time within which to file any Tax Return or within which to pay any Taxes shown to be due on any Tax Return.

(g)           Parent has not made any change in accounting method or received a ruling from, or signed an agreement with, any taxing authority that would reasonably be expected to result in a Parent Material Adverse Effect following the Closing.

(h)           Parent has not participated in, or sold, distributed or otherwise promoted, any “reportable transaction,” as defined in Treasury Regulation section 1.6011-4.

(i)           Parent has no liability or potential liability for the Taxes of another Person (i) under any applicable Tax Law, (ii) as a transferee or successor, or (iii) by contract, indemnity or otherwise.

(j)           Parent is not a party to or bound by any Tax indemnity agreement, Tax sharing agreement or Tax allocation agreement or similar agreement, arrangement or practice with respect to material Taxes (including advance pricing agreement, closing agreement or other agreement relating to Taxes with any taxing authority) that will be binding on Parent with respect to any period following the Closing Date.

(k)           Merger Sub is and at all times has been a disregarded entity for U.S. federal income tax purposes pursuant to Treasury Regulation Section 301.7701.

(l)           Parent has not requested, nor is it the subject of or bound by any private letter ruling, technical advice memorandum, closing agreement or similar ruling, memorandum or agreement with any taxing authority with respect to any material Taxes, nor is any such request outstanding.

(m)           The representations and warranties contained in Section 3.11 are the only representations and warranties being made by the Parent with respect to Taxes related to Parent or this Agreement or its subject matter, and no other representation and warranty contained in any other Section of this Agreement shall apply to any such Tax matters and no other representation or warranty, express or imply, is being made with respect thereto

3.12         Employee Benefit Plans.  None of Parent or Parent Subsidiary, or any trade or business (whether or not incorporated) that is treated as a single employer with the Parent or Parent Subsidiary, within the meaning of Section 414(b), (c), (m) or (o) of the Code (a “Parent ERISA Affiliate”) maintains or has any liability in connection with any (i) employee benefit plan (as defined in Section 3(3) of ERISA), (ii)  loan to managers, officers or directors other than advances for expense reimbursements incurred in the ordinary course of business; (iii) securities option, securities stock purchase, phantom securities, securities appreciation right, equity-related, supplemental retirement, severance, sabbatical, medical, dental, vision care, disability, employee relocation, cafeteria benefit (Code Section 125) or dependent care (Code Section 129), life insurance or accident insurance plans, programs, agreements or arrangements, (iv) bonus, pension, retirement, profit sharing, savings, deferred compensation or incentive plans, programs, policies, agreements or arrangements, (v) other material fringe, perquisite, or employee benefit plans, programs, policies, agreements or arrangements or (vi) current or former employment, consulting, change of control, retention or executive compensation, termination or severance plans, programs, policies, agreements or arrangements, written or otherwise, as to which material unsatisfied liabilities or obligations (contingent or otherwise) remain for the benefit of, or relating to, any present or former employee, consultant, manager or director (together, the “Parent Benefit Plans”).  The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not (i) result in any payment (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any director or employee of Parent or Parent Subsidiary, (ii) accelerate, forgive indebtedness, vest, distribute, or increase benefits or obligation to fund benefits with respect to any employee or director of Parent or Parent Subsidiary, or (iii) result in the acceleration of the time of payment or vesting of any such benefits.  None of Parent, Parent Subsidiary or any Parent ERISA Affiliate has any liability with respect to any (i) employee pension benefit plan that is subject to Part 3 of Subtitle B of Title I of ERISA, Title IV of ERISA or Section 412 of the Code, (ii) ”multiemployer plan” as defined in Section 3(37) of ERISA or (iii) ”multiple employer plan” within the meaning of Sections 4063 and 4064 of ERISA or Section 413(c) of the Code.

3.13        Employee Matters.  Neither Parent nor any Parent Subsidiary has ever had any current or former paid employees.  Neither Parent nor any Parent Subsidiary has any unsatisfied liability with respect to any current or former unpaid employee.

3.14        Material Contracts.

(a)           Except as set forth in the Parent SEC Reports filed prior to the date hereof, or on Section 3.14(a)-1 of the Parent Disclosure Schedule, there are  no written contracts, agreements, leases, mortgages, indentures, notes, bonds, liens, license, permit, franchise, purchase orders, sales orders or other understandings, commitments or obligations (including without limitation outstanding offers or proposals) of any kind to which Parent or any Parent Subsidiary is a party or by or to which any of the properties or assets of Parent or any Parent Subsidiary may be bound, subject or affected, which either (i) creates or imposes a liability greater than $100,000, or (ii) may not be cancelled by Parent on less than 60 days’ or less prior notice without penalty (the “Parent Material Contracts”).  True and complete copies of all Parent Material Contracts have been made available to the Company, and are set forth in Section 3.14(a)-2 of the Parent Disclosure Schedule.

(b)           With respect to each Parent Material Contract: (i) the Parent Material Contract is valid, binding and enforceable in all respects against Parent (or any Parent Subsidiary Party thereto) and, to Parent’s knowledge, the other party thereto and is in full force and effect (except as such enforcement may be limited by the Enforceability Exceptions or other than such contracts that have expired by their terms); (ii) neither Parent nor any Parent Subsidiary is in breach or default in any material respect, and no event has occurred that with the passage of time or giving of notice or both would constitute such a breach or default by Parent or any Parent Subsidiary, or permit termination or acceleration by the other party, under the Parent Material Contract; (iii) the consummation of the transactions contemplated by the Agreement will not affect the terms, validity or enforceability of the Parent Material Contract against Parent, the Surviving Corporation or any Parent Subsidiary and, to Parent’s knowledge, the other party thereto; and (iv) to the Parent’s knowledge, no other party to the Parent Material Contract is in breach or default in any respect, and no event has occurred that with the passage of time or giving of notice or both would constitute such a breach or default by such other party, or permit termination or acceleration by Parent or any Parent Subsidiary, under any Parent Material Contract except, with respect to each of clauses (i) through (v), for any deviations from any of the foregoing or that would not reasonably be expected to result in a Parent Material Adverse Effect.

3.15         Litigation.  There is no Action pending, or, to the knowledge of Parent, threatened against Parent, any Parent Subsidiary, any of their respective subsidiaries or any of their respective properties, rights or assets or, any of their respective officers, directors, partners, managers or members (in their capacities as such) that would reasonably be expected to result in a Parent Material Adverse Effect.  There is no Order binding against Parent, any Parent Subsidiary, any of their respective subsidiaries or any of their respective properties, rights or assets or any of their respective officers, directors, partners, managers or members (in their capacities as such) that would prohibit, prevent, enjoin, restrict or alter or delay any of the transactions contemplated by this Agreement, or that would reasonably be expected to result in a Parent Material Adverse Effect.  There is no material Action that Parent or any Parent Subsidiary has pending against other parties.

3.16         Transactions with Affiliates.  Other than as set forth in the Parent SEC Reports, there are no (a) contracts or arrangements that are in existence as of the date of this Agreement under which there are any existing or future liabilities or obligations between Parent or any Parent Subsidiary, on the one hand, and on the other hand, any (i) director, officer, employee or affiliate of either Parent or any Parent Subsidiary, or (ii) record or beneficial owner of more than five percent (5%) of the outstanding Common Stock as of the date hereof and (b) there are no contracts, agreements or transactions between Parent or any Parent Subsidiary and any other Person of a type that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act and the Exchange Act and no loans by Parent to any of its employees, officers or directors, or any of its affiliates.

3.17         Trust Fund.

 (a)           As of the date of this Agreement (and immediately prior to the Effective Time), Parent has (and will have immediately prior to the Effective Time) at least $54,476,303 (the “Minimum Trust Amount”) in the trust fund established by Parent for the benefit of its public stockholders (the “Trust Fund”) in a trust account at JP Morgan Chase Bank, N.A. (the “Trust Account”), such monies invested in United States Government securities or money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940, as amended (the “Investment Company Act”), and held in trust by Continental Stock Transfer & Trust Co., Inc. (the “Trustee”) pursuant to the Investment Management Trust Agreement, dated as of May 19, 2010, between Parent and Trustee (the “Trust Agreement”).  Immediately following consummation of the Merger and notice thereof to the Trustee pursuant to the Trust Agreement, Parent shall cause the Trustee to, and the Trustee shall thereupon be obligated to, release as promptly as practicable, the Cash Consideration to the Members in accordance with this Agreement; provided, however that the liabilities and obligations of Parent and each Parent Subsidiary due and owing or incurred at or prior to the Effective Time shall be paid as and when due, including all amounts payable (i) to stockholders of Parent holding shares of Common Stock sold in Parent’s initial public offering (“IPO”) who shall have tendered their shares of Common Stock pursuant to Parent’s certificate of incorporation, (ii) to the Underwriter as to approximately $600,193 representing deferred underwriting commissions and discounts payable upon consummation of the Merger (the “Deferred Underwriting Amount”), (iii) with respect to filings, applications and/ or other actions taken pursuant to this Agreement required under any Antitrust Laws, (iv) to third parties (e.g., professionals, advisors, printers, etc.) who have rendered services to Parent and/ or any Parent Subsidiary or, in accordance with Section 7.3, the Company or any Member in connection with efforts to effect the Merger; provided, further, that, after payment of all the aforementioned liabilities and obligations from the Minimum Trust Amount as described herein, the remaining monies in the Trust Fund shall, as a result of the Merger, become an asset of Parent at and after the Effective Time.  Set forth on Section 3.17 of the Parent Disclosure Schedule is Parent’s good faith estimate of the amounts described in items (ii) through (iv) above as of the Effective Time.

(b)           As of the Effective Time and upon the filing of the amendment to Parent’s certificate of incorporation, those obligations of Parent to dissolve or liquidate within a specified time period as contained in Parent’s certificate of incorporation will be terminated and Parent shall no obligation whatsoever to dissolve and liquidate the assets of Parent by reason of the consummation of the Merger, and no Parent stockholder shall be entitled to receive any amount from the Trust Account except, with respect to the Trust Account only, to the extent such stockholder tenders his, her or its shares of Common Stock pursuant to Parent’s certificate of incorporation.

3.18         Investment Company Act.  Parent is not an “investment company” or a person directly or indirectly “controlled” by or acting on behalf of an “investment company”, in each case within the meaning of the Investment Company Act.

3.19         Finders and Investment Bankers.  Except as set forth in Section 3.19 of the Parent Disclosure Schedule, Parent has not incurred, nor will it incur, any liability for any brokerage, finder’s or other fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of Parent or any Parent Subsidiary.

3.20         Title to Properties. Parent and the Parent Subsdiaries have good and valid title to, a valid leasehold interest in, or valid license to use, all of the material personal property, assets and rights used by them in the operation of their respective businesses, free and clear of all Encumbrances other than Permitted Encumbrances.  Neither Parent nor any Parent Subsidiary has ever owned, leased, subleased or had any other interest in any real property.

3.21         Indebtedness.  Except as set forth in Section 3.21 of the Parent Disclosure Schedule and/ or the Parent SEC Reports, none of Parent or any Parent Subsidiary has any Indebtedness.

3.22         Listing.  The Common Stock is quoted for trading on the OTCBB.  Except as set forth in Section 3.22 of the Parent Disclosure Schedule, there is no action or proceeding pending or, to Parent’s knowledge, threatened against Parent by the OTCBB with respect to any intention by such entity to prohibit or terminate the quotation of the Common Stock on the OTCBB.

3.23         Board Approval; Tender Offer.  The Parent Board (including any required committee or subgroup of the Parent Board) has, as of the date of this Agreement, unanimously (i) declared the advisability of the Merger and approved this Agreement and the transactions contemplated hereby, (ii) determined that the Merger is in the best interests of the stockholders of Parent, and (iii) determined that the Merger constitutes a “Business Transaction” as such term is defined in the Parent’s certificate of incorporation, as amended. Assuming no more than eighty-eight percent (88%) of the “IPO Shares” as defined in the Parent’s certificate of incorporation, as amended, elect to redeem their Common Stock in the Tender Offer in accordance with Section 5.6(a), no other action on the part of Parent’s stockholders is required to consummate the Merger and upon consummation of the Merger, Article Sixth of Parent’s certificate of incorporation, as amended, shall no longer be applicable.

3.24         Insurance.  Section 3.24 of the Parent Disclosure Schedule sets forth a correct and complete list of all material insurance policies issued in favor of Parent or any Parent Subsidiary, or pursuant to which the Parent or any Parent Subsidiary is a named insured or otherwise a beneficiary.  With respect to each such insurance policy, (i) the policy is in full force and effect and all premiums due thereon have been paid and (ii) neither Parent nor any Parent Subsidiary is in any material respect, in breach of or default under, and neither Parent nor any Parent Subsidiary has taken any action or failed to take any action which, with notice or the lapse of time or both, would constitute such a breach or default, or permit termination or modification of, any such policy.

3.25         Environmental Matters.  Except for such matters that are not reasonably likely to result in a Parent Material Adverse Effect:  (i) Parent and each Parent Subsidiary has complied with all applicable Environmental Laws; (ii) Parent and each Parent Subsidiary is not subject to liability for any Hazardous Substance disposal or contamination on any third party property; (iii) None of Parent or any Parent Subsidiary has manufactured, treated, stored, disposed of, arranged for or permitted the disposal of, generated, handled or released any Hazardous Substance; and (iv) None of Parent or any Parent Subsidiary is subject to any Orders of any Governmental Authority or subject to any indemnity or other agreement with any third Person relating to liability under any Environmental Law or relating to Hazardous Substances.

3.26         Intellectual Property.  Except for their respective corporate names, none of Parent or any Parent Subsidiary owns, licenses or otherwise has any right, title or interest in any Intellectual Property whether or not registered.

3.27         Regulatory Agreements; Permits.

 (a)           There are no written agreements, memoranda of understanding, commitment letters, or cease and desist orders, to which Parent or any Parent Subsidiary is a party, on the one hand, and any Governmental Authority is a party or addressee, on the other hand.

(b)           Except as disclosed in Section 3.27(b) of the Parent Disclosure Schedule, Parent and the Parent Subsidiaries hold all permits, licenses, franchises, grants, authorizations, consents, exceptions, variances, exemptions, orders and other authorizations of Governmental Authorities, certificates, consents and approvals necessary to lawfully conduct their businesses as presently conducted, and to own, lease and operate their assets and properties (collectively, the “Parent Permits”) all of which have been made available to Company and all of which are in full force and effect, and no suspension or cancellation of any of the Parent Permits is pending or, to the knowledge of Parent, threatened, except where the failure of any Parent Permits to have been in full force and effect, or the suspension or cancellation of any of the Parent Permits, would not reasonably be expected to result in a Parent Material Adverse Effect.  Parent and the Parent Subsidiaries are not in violation in any material respect of the terms of any Parent Permit.

(c)           To Parent’s knowledge, no investigation, review or market conduct examination by any Governmental Authority with respect to Parent or any Parent Subsidiary is pending or threatened.

3.28        No Additional Representations.

(a)           Parent and Merger Sub acknowledge that neither the Company, the Members or their respective officers, managers, directors, members or stockholders, nor any Person has made any representation or warranty, express or implied, of any kind, including without limitation any representation or warranty as to the accuracy or completeness of any information regarding the Company or the Members furnished or made available to Parent or Merger Sub and any of their representatives, in each case except as expressly set forth in Article II. Without limiting the foregoing, the Company and Members make no representation or warranty to Parent or Merger Sub with respect to any projections, forecasts or other estimates, plans or budgets of future revenues, future expenses or future expenditures, future results of operations (or any component thereof), future cash flows (or any component thereof) or future financial condition (or any component thereof) of the Company or the future business, future operations or future affairs of the Company heretofore or hereafter delivered to or made available to Parent or Merger Sub or its respective representatives or affiliates.

ARTICLE IV.

COVENANTS

4.1          Conduct of Business of the Company and of Parent and Parent Subsidiaries.

(a)           Unless the other Parties hereto shall otherwise consent in writing (such consent not to be unreasonably withheld, conditioned or delayed), during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement in accordance with Section 7.1 or the Closing (the “Executory Period”), except as expressly contemplated by this Agreement or as set forth on Section 4.1 of the Company Disclosure Schedule with respect to the Company or Company Subsidiaries or Section 4.1 of the Parent Disclosure Schedule with respect to the Parent or Parent Subsidiaries, respectively, (i) the Company, the Company Subsidiaries, Parent, and the Parent Subsidiaries shall use commercially reasonable efforts to conduct their respective business, in all material respects in the ordinary course of business consistent with past practice and (ii) the Company and Parent shall use its respective commercially reasonable efforts consistent with the foregoing to preserve intact, in all material respects, its business organization, to keep available the services of its respective, and with respect to the Company, the Company Subsidiaries’ respective, and with respect to Parent, the Parent Subsidiaries’ respective, managers, directors, officers, employees and consultants, to maintain, in all material respects, existing relationships with all Persons with whom it, and with respect to the Company, the Company Subsidiaries, and with respect to Parent, the Parent Subsidiaries, do significant business, and to preserve the possession, control and condition of its respective, and with respect to the Company, the Company Subsidiaries’ respective, and with respect to Parent, the Parent Subsidiaries’ respective, assets, all as consistent with past practice.

(b)           Without limiting the generality of the foregoing clause (a), during the Executory Period, none of the Company, any of the Company Subsidiaries, Parent, or any Parent Subsidiary will (except as contemplated by the terms of this Agreement or as set forth on Section 4.1 of the Company Disclosure Schedule (or except as such action is in the ordinary course of business consistent with past practice in all material respects or necessary or incidental for the Company to pursue the business objectives set forth in the business plan attached hereto as Exhibit 4.1)) with respect to the Company or Company Subsidiaries or Section 4.1 of the Parent Disclosure Schedule with respect to the Parent or Parent Subsidiaries, respectively), without the prior written consent of the other Parties (such consent not to be unreasonably withheld, conditioned or delayed):

(i)           amend, waive or otherwise change, in any respect, any of its respective Charter Documents;

(ii)          authorize for issuance, issue, grant, sell, pledge, dispose of or propose to issue, grant, sell, pledge or dispose of any of its capital stock (and with respect to the Company, any Membership Interests), or any options, warrants, commitments, subscriptions or rights of any kind to acquire or sell any of its capital stock (and with respect to the Company, any Membership Interests), or other securities or equity interests, including any securities convertible into or exchangeable for any of its capital stock (and with respect to the Company, any Membership Interests) or equity interest of any class and any other equity-based awards, or engage in any hedging transaction with a third Person with respect to such capital stock (and with respect to the Company, any Membership Interests) or other securities or equity interests;

(iii)         split, combine, recapitalize or reclassify any of its equity interests or issue any other securities in respect thereof or, except for any tax distributions contemplated by Section 4.1 of the Old Crumbs LLC Agreement declare, pay or set aside any distribution or other dividend (whether in cash, equity or property or any combination thereof) in respect of its equity interests, or directly or indirectly redeem, purchase or otherwise acquire or offer to acquire any of its capital equity or other securities or equity interests;

(iv)         incur, create, assume, prepay or otherwise become liable for any Indebtedness (directly, contingently or otherwise), in the case of the Company not to exceed $100,000 individually or $250,000 in the aggregate, make a loan or advance to or investment in any third party, or guarantee or endorse any indebtedness, liability or obligation of any Person (other than a Company Subsidiary);

(v)          increase the wages, salaries or compensation of any of its employees by more than five percent (5%), or increase bonuses for the foregoing individuals in excess of five percent (5%), or make commitments to advance with respect to bonuses for fiscal year 2011 or 2012, or materially increase other benefits of any of the foregoing individuals, or enter into, establish, materially amend or terminate any Company Benefit Plan with, for or in respect of any current consultant, officer, manager director or employee, in each case other than as required by applicable Law, pursuant to the terms of any Company Benefit Plans or in the ordinary course of business consistent with past practice;

(vi)         make or rescind any material election relating to Taxes, settle any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes, file any amended Tax Return or claim for refund, or make any material change in its accounting or Tax policies or procedures, in each case except as required by applicable Law or in compliance with GAAP;

(vii)        transfer or license to any Person or otherwise extend, materially amend or modify, permit to lapse or fail to preserve any of the Company Intellectual Property or Licensed Intellectual Property, other than nonexclusive licenses in the ordinary course of business consistent with past practice, or disclose to any Person who has not entered into a confidentiality agreement any trade secrets;

(viii)       terminate or waive or assign any material right under any Company Material Contract or any Tenant Lease or enter into any contract (A) involving amounts potentially exceeding $250,000 per year or (B) that would be a Company Material Contract or (C) with a term longer than one year that cannot be terminated without payment of a material penalty and upon notice of 60 days or less;

(ix)         fail to maintain its books, accounts and records in all material respects in the ordinary course of business consistent with past practice;

(x)          establish any subsidiary, except in the case of the Companies and the Company Subsidiaries as necessary to open new stores consistent with past practice, or enter into any new line of business except, in the case of Company and the Company Subsidiaries;

(xi)         fail to use commercially reasonable efforts to keep in force insurance policies or replacement or revised policies providing insurance coverage with respect to the assets, operations and activities of the Company and the Company Subsidiaries in an amount and scope of coverage as are currently in effect;

(xii)        revalue any of its material assets or make any change in accounting methods, principles or practices, except in compliance with GAAP and approved by the Company’s outside auditors;

(xiii)       waive, release, assign, settle or compromise any claim, action or proceeding (including any suit, action, claim, proceeding or investigation relating to this Agreement or the transactions contemplated hereby), other than waivers, releases, assignments, settlements or compromises that involve only the payment of monetary damages (and not the imposition of equitable relief on, or the admission of wrongdoing by, the Company or any of the Company Subsidiaries) not in excess of $100,000 individually or $250,000 in the aggregate, or otherwise pay, discharge or satisfy any claims, liabilities or obligations, unless such amount has been reserved in the Company Financials;

(xiv)      close or materially reduce the Company’s or any Company Subsidiary’s activities, or effect any layoff or other Company-initiated personnel reduction or change, at any of the Company’s or any Company Subsidiary’s facilities other than in the ordinary course of business;

(xv)       acquire, including by merger, consolidation, acquisition of stock or assets, or any other form of business combination, any corporation, partnership, limited liability company, other business organization or any division thereof, or any material amount of assets outside the ordinary course of business;

(xvi)      make capital expenditures in excess of $100,000 individually and $250,000 in the aggregate;

(xvii)     adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

(xviii)    voluntarily incur any liability or obligation (whether absolute, accrued, contingent or otherwise) in excess of $100,000 individually or $500,000 in the aggregate outside the ordinary course of business other than pursuant to the terms of a Material Contract, Tenant Lease, or Company Benefit Plan;

(xix)       sell, lease, license, transfer, exchange or swap, mortgage or otherwise pledge or encumber (including securitizations), or otherwise dispose of any material portion of its properties, assets or rights other than the sale of inventory in the ordinary course of business;

(xx)        enter into any agreement, understanding or arrangement with respect to the voting of the Old Crumbs Units or the capital equity of any Company Subsidiary;

(xxi)       take any action that would reasonably be expected to delay or impair the obtaining of any consents or approvals of any Governmental Authority to be obtained in connection with this Agreement;

(xxii)      enter into, amend, waive or terminate (other than terminations in accordance with their terms) any Affiliate Transaction; or

(xxiii)     authorize or agree to do any of the foregoing actions.

For purposes of this Agreement, “Charter Documents” means any of the Company Organization Documents, Company Subsidiary Organization Documents, Parent Organization Documents, or Parent Subsidiary Organization Documents.

(c)           It is agreed that, notwithstanding anything to the contrary contained in this Agreement, subject to compliance with applicable Laws, Parent and its affiliates shall be permitted to, and shall use its commercially reasonable efforts to negotiate and execute agreements to obtain commitments from holders of Common Stock not to tender into the Tender Offer; provided that such agreement shall be on terms and conditions reasonably acceptable to the Members and shall not adversely affect the Merger Consideration.

(d)           It is agreed that, notwithstanding anything to the contrary contained in this Agreement, to the extent the Closing shall not have occurred by March 31, 2011, the Company shall have the right to pursue a capital financing to be consummated after the Drop Dead Date.

4.2          Access and Information; Confidentiality.

(a)           Between the date of this Agreement and the Closing, each of the Company and the Company Subsidiaries, on the one hand, and Parent and the Parent Subsidiaries, on the other hand, shall give, and shall direct its accountants and legal counsel to give, Parent and the Parent Subsidiaries, on the one hand, and the Company and the Company Subsidiaries, on the one hand, respectively, and its respective Representatives, at reasonable times and upon reasonable intervals and notice, and subject to any confidentiality agreements with third Persons (the existence and scope of which have been disclosed to the other Parties), access to all offices and other facilities and to all employees, properties, contracts, agreements, commitments, books and records, financial and operating data and other information (including Tax Returns, internal working papers, client files, client contracts and director service agreements), of or pertaining to such Party and its subsidiaries, as the requesting Party or its Representatives may reasonably request regarding such Party’s business, assets, liabilities, employees and other aspects (including unaudited quarterly financial statements, including a consolidated quarterly balance sheet and income statement, each as they become available during the Executory Period, a copy of each material report, schedule and other document filed with or received by a Governmental Authority pursuant to the requirements of applicable securities Laws, and independent public accountant’s work papers (subject to the consent or any other conditions required by such accountant, if any)) and instruct such Party’s Representatives to reasonably cooperate with the requesting Party in its investigation; provided that the requesting Party shall conduct any such activities in such a manner as not to interfere unreasonably with the business or operations of such Party providing such information; provided further that in no event shall a Party have access to any information that (x) based on advice of counsel, could reasonably violate applicable Laws, including U.S. Antitrust Laws, or could jeopardize any legal privilege or (y) in the reasonable judgment of the other Party could (A) result in the disclosure of any trade secrets of third parties or (B) violate any obligation of such other Party with respect to confidentiality so long as, with respect to confidentiality, such party has made reasonable efforts to obtain a waiver regarding the possible disclosure from the third party to whom it owes an obligation of confidentiality. No information or knowledge obtained by any Party hereto pursuant to this Section 4.2(a) will affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the Parties to consummate the Merger.

(b)           All information obtained by the Company or any Company Subsidiary, on the one hand, and Parent or any Parent Subsidiary, on the other hand, pursuant to this Agreement shall be kept confidential in accordance with and subject to the Confidentiality Agreement, dated October 28, 2010, between Parent and the Company (the “Confidentiality Agreement”). The Parties further acknowledge and agree that the existence and terms of this Agreement and the Merger are strictly confidential and that they and their respective officers, managers, directors, employees, accountants, consultants, legal counsel, financial advisors, agents or other representatives (collectively, the “Representatives”) shall not disclose to the public or to any third Person terms of this Agreement and the Merger other than with the express prior written consent of the other Parties, except (i) as may be required by applicable Law or at the request of any Governmental Authority having jurisdiction over the such Party or any of its Representatives, control persons or affiliates (including, without limitation, and rules or regulations of the SEC or the Financial Industry Regulatory Authority), (ii) as required to carry out a Party’s obligations hereunder, or (iii) as may be required to defend any action brought against such Person in connection with the Merger, in each case in accordance with and subject to the Confidentiality Agreement.

4.3         No Solicitation.

(a)           For purposes of this Agreement, “Acquisition Proposal” means (other than the transactions contemplated by this Agreement, including the Merger) any inquiry, proposal or offer, or any indication of interest in making an offer or proposal, from any Person or group at any time relating to a merger, reorganization, recapitalization, consolidation, share exchange, business combination or similar transaction, including any single or multi-step transaction or series of related transactions involving any of the Company and/ or the Company Subsidiaries, on the one hand, and any third Person, on the other hand, or acquisition or purchase of assets of the Company and/ or the Company Subsidiaries fifty percent (50%) or more of such Person’s assets or business, any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in a third party beneficially owning fifty percent (50%) or more of any class of equity or voting securities of Parent or the Company as applicable or, with respect to Parent only, a “Business Combination” as defined in the Parent Organization Documents.

(b)           During the Executory Period, in order to induce Parent and the Company to continue to commit to expend management time and financial resources in furtherance of the transactions contemplated hereby, neither the Company nor any Company Subsidiary, on the one hand, nor Parent nor Merger Sub, on the other hand, shall, directly or indirectly, authorize or permit any of its respective Representatives to, (i) solicit, assist, initiate or facilitate the making, submission or announcement of, or intentionally encourage, any Acquisition Proposal, (ii) furnish any non-public information regarding the Company or any Company Subsidiary, on the one hand, or the Parent or Merger Sub, on the other hand, to any Person or group (other than a Party to this Agreement or their respective Representatives) in connection with or in response to an Acquisition Proposal, (iii) engage or participate in discussions or negotiations with any Person or group with respect to, or that could be expected to lead to, an Acquisition Proposal, (iv) withdraw or propose publicly to withdraw, in a manner adverse to Parent or the Company and the Members, the approval of this Agreement or the Merger or the Company Board’s or the Parent Board’s, respective recommendation that holders of such Party’s capital equity adopt this Agreement (with respect to the Parent, such recommendation being the “Parent Board Recommendation”), (v) approve, endorse or recommend, or publicly propose to approve, endorse or recommend, any Acquisition Proposal, (vi) negotiate or enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement related to any Acquisition Proposal, or (vii) release any third Person from, or waive any provision of, any confidentiality agreement to which the Company or any Company Subsidiary is a party (except as permitted pursuant to Section 4.2(a)). Without limiting the foregoing, each of the Company and Parent agrees that it shall be responsible for the actions of its and the Company Subsidiaries’ Representatives or Parent Subsidiaries’ Representatives, as the case may be, that would constitute a violation of the restrictions set forth in this Section 4.3 if done by such Person. The Company and Parent shall promptly inform their respective Representatives and the Company Subsidiaries’ Representatives and Parent Subsidiaries’ Representatives, as the case may be, of the obligations undertaken in this Section 4.3.

(c)           Each of the Company and Parent shall notify the other hereto as promptly as practicable (and in any event within 48 hours) orally and in writing of the receipt by the Company, the Company Subsidiaries or any of their respective Representatives, on one hand, or Parent, the Parent Subsidiaries or any of their respective Representatives, on the other hand, of (i) any bona fide inquiries, proposals or offers, requests for information or requests for discussions or negotiations regarding or constituting any Acquisition Proposal or any bona fide inquiries, proposals or offers, requests for information or requests for discussions or negotiations that could be expected to result in an Acquisition Proposal, and (ii) any request for non-public information relating to the Company or any Company Subsidiary or Parent or any Parent Subsidiary, as applicable, specifying in each case the material terms and conditions thereof (including a copy thereof if in writing or a written summary thereof if verbal) and the identity of the party making such inquiry, proposal, offer or request for information. The Company or Parent, as applicable, shall keep the other hereto promptly informed of the status of any such inquiries, proposals, offers or requests for information. During the Executory Period, the Company and Parent shall immediately cease and cause to be terminated any solicitations, discussions or negotiations with any Person with respect to any Acquisition Proposal and shall direct, and use their respective reasonable best efforts to cause, the Company’s Representatives, the Company Subsidiaries and their respective Representatives, on one hand, and Parent’s Representatives, the Parent Subsidiaries and their respective Representatives, on the other hand, to cease and terminate any such solicitations, discussions or negotiations.

(d)           Notwithstanding this Section 4.3, if (i) Parent receives an Acquisition Proposal which the Parent Board concludes in good faith, after consultation with outside legal counsel and its financial advisors, constitutes a Superior Proposal after giving effect to all of the adjustments to the terms of this Agreement which may be offered by the Company and the Members, the Parent Board may, if it determines in good faith and after consultation with outside legal counsel, that not taking such action would be inconsistent with the fiduciary duties of the Parent Board to its stockholders under applicable Law, the Parent Board may withdraw, modify or qualify, or propose publicly to withdraw, modify or qualify, in a manner adverse to the Company or the Members, the Parent Board Recommendation to undertake the Merger (a “Change of Board Recommendation”), approve or recommend such Superior Proposal and provided, further, that the Parent Board may not withdraw, modify or amend the Parent Board Recommendation in a manner adverse to the Company pursuant to the foregoing clause, or approve or recommend any Superior Proposal pursuant to the foregoing, unless such Superior Proposal did not result from a breach by Parent of this Section 4.3.

(e)           For the purposes of this Agreement, a “Superior Proposal” means any bona fide written Acquisition Proposal made in writing that the Parent Board has determined in its good faith judgment (after consultation with Parent’s legal counsel and financial advisor and after taking into account all legal, financial (including the financing terms of such proposal), regulatory, timing and other aspects of the proposal as well as any modifications to this Agreement the Company and the Members propose to make) are more favorable to the stockholders of Parent from a financial point of view than this Agreement and which after taking into account all legal, financial (including the financing terms of such proposal), regulatory, timing and other aspects of the proposal (as well as any modifications to this Agreement that the Company and the Members propose to make), is reasonably likely to be consummated.

(f)           Notwithstanding anything to the contrary contained in this Agreement, for the purposes of this Section 4.3, the “Executory Period” applicable to the Company and the Company Subsidiaries obligations hereunder shall expire on the earlier of (i) March 31, 2011 and (ii) the Effective Time.

4.4          Non-Competition.

(a)           Each Member hereby agrees that, from the Closing Date through the later of (i) the third (3rd) anniversary of the Closing Date or (ii) the date that is one year from the date that such Member is no longer employed by the Company or any affiliate thereof (the later of clauses (i) or (ii), “the Non-Compete Termination Date”), he, she or it will not at any time directly or indirectly, whether as a consultant, agent, independent contractor, partner, shareholder, member, participant, owner, operator, advisor, lender, lessor, guarantor, investor or otherwise (other than ownership as a passive investor of less than one (5%) percent of the voting stock of a company listed on a national stock exchange), for his own account or for the benefit of any other Person, and except in rendering his duties as an employee of Parent or its affiliates:

(i)          engage in a business (a “Competing Business”) that derives more than 50% of its consolidated revenues from the business of selling, marketing, and developing cupcakes as currently conducted or planned to be conducted by the Company and the Company Subsidiaries (the “Business”), materially assist any other Person engaging in a Competing Business or encourage any other Person to enter a Competing Business;

(ii)         provide or solicit services associated with the Business, or materially assist or encourage any other Person to do so;

(iii)        induce or attempt to induce any customer of Parent or its subsidiaries to reduce or terminate the provision of services associated with the Business, or assist or encourage any other Person to do so;

(iv)        induce or attempt to induce any vendor or other Person with whom Parent or its affiliates contracts or otherwise transacts business to reduce the level of business it does with Parent or its subsidiaries or terminate its relationship with Parent or its subsidiaries as it relates to the Business; or

(v)         solicit any employee of Parent or its subsidiaries engaged in the Business to leave the employ of Parent or its affiliates or directly or indirectly hire any such employee, or assist or encourage any other Person to do so other than pursuant to a general solicitation not targeted at such employees.

(b)          Each Member acknowledges and agrees that his, her or its breach of this Section 4.4 would result in irreparable harm to Parent or its affiliates for which Parent’s or its affiliates’ remedies at law would be inadequate. Each Member therefore agrees and acknowledges that temporary and permanent injunctive relief may be granted to Parent in a proceeding brought to enforce this Section 4.4, and each Member will not claim as a defense thereto that Parent has an adequate remedy at law. If it is judicially determined that a Member has violated any of his, her or its obligations under this Section 4.4, then the period of the covenants contained in this Section 4.4 automatically will be extended by a period of time equal in length to the period during which such violation(s) occurred.

(c)          Each Member acknowledges and agrees that (i) such Member will materially benefit from the consummation of the Merger, (ii) the agreement of such Member to the covenants in this Section 4.4 is a material inducement by such Member to persuade Parent to consummate the Merger, and Parent would not have otherwise done so if the Members did not agree to such covenants, and (iii) such Member is agreeing to the covenants of this Section 4.4 freely, voluntarily, and without duress or coercion.

(d)          If the scope or duration of the restrictions set forth in this Section 4.4 is found to be invalid, illegal or unenforceable by a court of competent jurisdiction, the Parties agree the scope or duration of the restrictions set forth in this Section 4.4 shall be replaced by a scope or duration which is valid, legal and enforceable.

4.5          Parent Founder Stock. The Parent Founder shall execute the letter agreement under terms and conditions reasonably acceptable to the Parties and the Parent Founder (the “Letter Agreement”) whereby, at the Effective Time, One Hundred Fifty Thousand (150,000) shares of Common Stock issued to the Parent Founder (the “Founder Restricted Stock”), shall remain in escrow pursuant to that certain Escrow Agreement, dated May 19, 2010, between the Parent Founder and Continental Stock Transfer & Trust Company. While in escrow, such Founder Restricted Stock shall continue to remain issued and outstanding. Parent shall direct Continental Stock Transfer & Trust Company to release the Founder Restricted Stock from escrow to the Parent Founder as follows (subject o adjustment pursuant to the subsequent paragraph):

(a)          Fifty Thousand (50,000) shares of Founder Restricted Stock in the event the First Stock Target has been achieved pursuant to Section 1.4; and/ or

(b)           Fifty Thousand (50,000) shares of Founder Restricted Stock in the event the Second Stock Target has been achieved pursuant to Section 1.4; and/ or

(c)           Fifty Thousand (50,000) shares of Founder Restricted Stock in the event the Third Stock Target has been achieved pursuant to Section 1.4; and/ or

(d)           to the extent the foregoing Stock Targets have not been fully achieved, Seventy Five Thousand (75,000) shares of Founder Restricted Stock in the event the 2013 EBITDA Target has been achieved pursuant to Section 1.4; and/ or

(e)           to the extent the foregoing Stock Targets have not been fully achieved, Seventy Five Thousand (75,000) shares of Founder Restricted Stock in the event the 2014 EBITDA Target has been achieved pursuant to Section 1.4; and/ or

(f)           any remaining Founder Restricted Stock not otherwise released hereunder in the event the 2015 EBITDA Target has been achieved pursuant to Section 1.4.

For the avoidance of doubt, the maximum number of shares of Founder Restricted Stock that are required to be released hereunder shall not exceed One Hundred Fifty Thousand (150,000) shares of Common Stock (the “Maximum Founder Restricted Stock”). In the event the First Stock Target is not achieved but the Second Stock Target is subsequently achieved, upon achievement of the Second Stock Target, the Parent Founder shall be entitled to both portions of Founder Restricted Stock for the First Stock Target and the Second Stock Target. In the event both the First Stock Target and Second Stock Target are not achieved but the Third Stock Target is subsequently achieved, upon achievement of the Third Stock Target, the Parent Founder shall be entitled to the portion of Founder Restricted Stock for the First Stock Target, the portion of Founder Restricted Stock for the Second Stock Target and the portion of Founder Restricted Stock for the Third Stock Target. In the event First Stock Target is achieved, the Second Stock Price Target is not achieved but the Third Stock Target is subsequently achieved, upon achievement of the Third Stock Price Target, the Parent Founder shall be entitled to the portion of Founder Restricted Stock for the Second Stock Target and the portion of Founder Restricted Stock for the Third Stock Target. In the event the 2013 EBITDA Target is not achieved but the 2014 EBITDA Target is subsequently achieved, the Parent Founder shall be entitled to both portions of Founder Restricted Stock for the 2013 EBITDA Target and the 2014 EBITDA Target. Notwithstanding the foregoing, in the event all or a combination of the Stock Targets set forth in Section 1.4(a) are achieved, the Founder Restricted Stock released to the Parent Founder shall not exceed the Maximum Founder Restricted Stock. Upon the expiration of the 2015 EBITDA Target, any portion of the Founder Restricted Stock for which Parent Founder is not entitled to have released pursuant to the foregoing shall be forfeited and cancelled by Continental Stock Transfer & Trust Company. Parent shall direct Continental Stock Transfer & Trust Company to release the relevant portion of the Founder Restricted Stock, if any, to the Parent Founder promptly after the relevant final determination of the Final EBITDA target and/ or Stock Target for the applicable target period in accordance with Section 1.4. Upon the occurrence of a Change of Control of Parent or the Company during the Earnout Period, any portion of the Founder Restricted Stock not previously released to the Parent Founder pursuant to this Section 4.5 shall be released from escrow to the Parent Founder. Parent shall take, and shall use commercially reasonable efforts to cause the Parent Founder to take, any and all actions as may be necessary to effect the transactions described in this Section 4.5 and the Letter Agreement.

4.6           Member Representatives. The Company and each Member hereby agree that Jason Bauer shall be appointed as the Member Representative, with respect to himself, Mia Bauer and Victor Bauer, and Edwin Lewis shall be appointed as Member Representative with respect to himself and Chuck Ireland, in each case as the attorney-in-fact for and on behalf of each of them, and the taking by the Member Representative of any and all actions and the making of any decisions required or permitted to be taken by him under this Agreement or the Escrow Agreement to which the Company and/ or any Member is a party, including the exercise of the power to (i) agree to, negotiate, enter into settlements and compromises of and comply with orders of courts with respect to any indemnification claims, (ii) resolve any indemnification claims, and (iii) take all actions necessary in the judgment of the Member Representative for the accomplishment of the other terms, conditions and limitations of this Agreement. Accordingly, the Member Representatives have authority and power to act on behalf of the Company prior to Closing and each Member represented by such Member Representative with respect to this Agreement and the disposition, settlement or other handling of all indemnification claims, rights or obligations arising from and taken pursuant to this Agreement or any ancillary agreement hereto to which the Company and/ or any Member is a party. Each Member will be bound by all actions taken by its Member Representative in connection with this Agreement to which such Party is a party and Parent shall only be required to acknowledge or act upon written communication signed by the Member Representatives. Such agency may be changed with respect to each such Member Representative by the majority of the Members represented thereby; provided, however, that no such Member Representative may be removed unless any such majority agrees to such removal and to the identity of the substituted agent. Notwithstanding the foregoing, each Member Representative may resign at any time by providing written notice of intent to resign to the Members, which resignation shall be effective upon the earlier of (A) thirty (30) calendar days following delivery of such written notice or (B) the appointment of a successor by the relevant Members. No bond shall be required of any Member Representative, and no Member Representative shall receive any compensation for its services. No Member Representative shall be liable to the Members for any act done or omitted hereunder as Member Representative while acting in good faith and in the exercise of reasonable judgment, even if such act or omission constitutes negligence on the part of such Member Representative. Each Member Representative shall only have the duties expressly stated in this Agreement and shall have no other duty, express or implied. Each Member Representative may engage attorneys, accountants and other professionals and experts. Each Member Representative may in good faith rely conclusively upon information, reports, statements and opinions prepared or presented by such professionals, and any action taken by such Member Representative based on such reliance shall be deemed conclusively to have been taken in good faith and in the exercise of reasonable judgment. The Members shall indemnify their respective Member Representative and hold such Member Representative harmless against any loss, liability or expense incurred on the part of such Member Representative (so long as such Member Representative was acting in good faith in connection therewith) and arising out of or in connection with the acceptance or administration of the Member Representative’s duties hereunder, including the reasonable fees and expenses of any legal counsel retained by the Member Representative.

ARTICLE V.

ADDITIONAL COVENANTS OF THE PARTIES

5.1          Notification of Certain Matters.

(a)           Parent, on one hand, and each of the Company and the Members, on the other hand, shall give prompt notice to the other (and, if in writing, furnish copies of) if any of the following occurs during the Executory Period: (i) there has been a material failure on the part of the Party providing the notice to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; (ii) receipt of any notice or other communication in writing from any third Person alleging that the Consent of such third Person is or may be required in connection with the transactions contemplated by this Agreement; (iii) receipt of any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; (iv) the discovery of any fact or circumstance that, or the occurrence or non-occurrence of any event the occurrence or non-occurrence of which, would reasonably be expected to cause or result in any of the conditions to the Merger set forth in Article VI not being satisfied or the satisfaction of any of those conditions being materially delayed; or (v) the commencement or threat, in writing, of any Action against any Party or any of its affiliates, or any of their respective properties or assets, or, to the knowledge of the Company or Parent, as applicable, any officer, director, partner, member or manager, in his or her capacity as such, of the Company or Parent, as applicable, or any of their affiliates with respect to the consummation of the Merger. No such notice to any Party shall constitute an acknowledgement or admission by the Party providing notice regarding whether or not any of the conditions to Closing or to the consummation of the Merger have been satisfied or in determining whether or not any of the representations, warranties or covenants contained in this Agreement have been breached. Moreover, no information or knowledge obtained by any Party hereto pursuant to this Section 5.1 will affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the Parties to consummate the Merger.

(b)           The Company and the Members shall have, upon written notice to Parent (a “New Disclosure Notice”), the right at any time after the date of this Agreement and prior to the Closing to amend the Company Disclosure Schedules to reflect any new disclosure information not set forth in the Company Disclosure Schedules as of the date of this Agreement. Notwithstanding this Section 5.1(b) and except for disclosures resulting from the performance of or compliance by the Company with this Agreement or the taking of any action required of the Company by this Agreement, Parent and Merger Sub shall not be obligated to accept any new disclosure information in the Company Disclosure Schedules in its reasonable discretion to the extent Parent notifies the Company and Members in writing of such determination within ten (10) Business Days of receipt of the New Disclosure Notice (a “Disclosure Rejection Notice”). Failure by Parent to reject such new disclosure information within such 10 Business Day period shall be deemed an acceptance by Parent of such new disclosure information in the Company Disclosure Schedules. Furthermore, if the Company and the Members fail to revoke, by notice to Parent, any such additional disclosure rejected by Parent within 5 business days following receipt of a Disclosure Rejection Notice, Parent and Merger Sub shall have the right to terminate this Agreement pursuant to Section 7.1(i) in the event they do not accept such new disclosure information. In the event Parent and Merger Sub accept (or are deemed to have accepted) the new disclosure information made by the Company and the Members to the Company Disclosure Schedules prior to the Closing Date, such new disclosure information shall be deemed part of the Company Disclosure Schedules and the Company and the Members shall have no liability with respect to otherwise indemnifiable Damages relating thereto.

5.2          Commercially Reasonable Efforts.

(a)           Subject to the terms and conditions of this Agreement, prior to the expiration of the Executory Period, each Party shall use commercially reasonable efforts, and shall cooperate fully with the other Parties, to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws and regulations to consummate the Merger and the other transactions contemplated by this Agreement (including the receipt of all Requisite Regulatory Approvals), and to comply as promptly as practicable with all requirements of Governmental Authorities applicable to the transactions contemplated by this Agreement. In furtherance and not in limitation of the foregoing, to the extent required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and any other Laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade (“Antitrust Laws”), each Party hereto agrees to make any required filing or application under Antitrust Laws, as applicable, with respect to the transactions contemplated hereby as promptly as practicable, to supply as promptly as reasonably practicable any additional information and documentary material that may be requested pursuant to Antitrust Laws and to take all other actions necessary, proper or advisable to cause the expiration or termination of the applicable waiting periods under Antitrust Laws as soon as practicable, including by requesting early termination of the waiting period provided for under the Antitrust Laws.

(b)           Each of Parent and the Parent Subsidiaries, on the one hand, and the Company, on the other hand, shall, in connection with the efforts referenced in Section 5.2(a) to obtain all requisite approvals and authorizations for the transactions contemplated by this Agreement under any Antitrust Law, use its commercially reasonable efforts to: (i) cooperate in all respects with each other in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private Person; (ii) keep the other Party reasonably informed of any communication received by such Party from, or given by such Party to, the Federal Trade Commission (the “FTC”), the Antitrust Division of the Department of Justice (the “DOJ”) or any other U.S. or foreign Governmental Authority and of any communication received or given in connection with any proceeding by a private Person, in each case regarding any of the transactions contemplated hereby; and (iii) permit the other Party and its outside counsel to review any communication given by it to, and consult with each other in advance of any meeting or conference with, the FTC, the DOJ or any other Governmental Authority or, in connection with any proceeding by a private Person, with any other Person, and to the extent permitted by the FTC, the DOJ or such other applicable Governmental Authority or other Person, give the other Party the opportunity to attend and participate in such meetings and conferences.

(c)           In furtherance and not in limitation of the covenants of the Parties contained in Section 5.2(a) and Section 5.2(b), if any objections are asserted with respect to the transactions contemplated hereby under any Antitrust Law or any other applicable Law or if any suit is instituted (or threatened to be instituted) by the FTC, the DOJ or any other applicable Governmental Authority or any private Person challenging any of the transactions contemplated hereby as violative of any Antitrust Law or any other applicable Law or which would otherwise prevent, materially impede or materially delay the consummation of the transactions contemplated hereby, each of Parent, the Parent Subsidiaries and the Company shall use its commercially reasonable efforts to resolve any such objections or suits so as to permit consummation of the transactions contemplated by this Agreement, including in order to resolve such objections or suits which, in any case if not resolved, could reasonably be expected to prevent, materially impede or materially delay the consummation of the transactions contemplated hereby.

(d)           In the event that any administrative or judicial action or proceeding is instituted (or threatened to be instituted) by a Governmental Authority or private Person challenging the Merger or any other transaction contemplated by this Agreement, or any other ancillary agreement contemplated hereby, each of Parent, the Parent Subsidiaries and the Company shall cooperate in all respects with each other and use its respective commercially reasonable efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement.

(e)           Prior to the expiration of the Executory Period, the Company shall use its commercially reasonable efforts to obtain any Consents of third Persons with respect to any Company Material Contract or Tenant Lease as may be necessary or appropriate for the consummation of the transactions contemplated hereby or required by the terms of any contract as a result of the execution, performance or consummation of the transactions contemplated hereby.

(f)           Notwithstanding anything herein to the contrary, neither Parent nor the Company shall be required to agree to any commercially unreasonable consent fee, term, condition or modification with respect to obtaining any Consents or Requisite Regulatory Approvals in connection with the Merger and consummation of the transactions contemplated by this Agreement provided that the Party deeming such consent fee, term, condition or modification commercially unreasonable shall negotiate with the other Parties in good faith with respect to other commercially reasonable alternatives and other accommodations.

5.3          Survival of Representations and Warranties; Indemnification.

(a)           Survival; Limitations on Indemnification; Exclusive Remedy. The representations, warranties and covenants to be performed prior to the Closing of a Party made in or pursuant to this Agreement will survive the Closing until one month after the audited financial statement of parent for fiscal year 2011 have been completed; provided, however, that the Fundamental Representations and Warranties will survive until the applicable statute of limitations; provided, further, that any representation or warranty the violation of which is made the basis of a claim for indemnification pursuant to Section 5.3 will survive until such claim is finally resolved if the Indemnified Representative notifies in writing the Indemnifying Representative of such claim in reasonable detail prior to the expiration of the applicable survival period of such claim in accordance with this Section 5.3(a). For purposes of this Agreement, the “Fundamental Representations and Warranties” means those representations and warranties set forth in Sections 2.1, 2.2(a) – (d), 2.4, 2.17, 2.18, 2.20(b)(iii), 2.21 and 3.1, 3.2, 3.11, 3.17, 3.19, 3.23 and 3.25.

(b)          Indemnification by the Members.

(i)          Subject to the terms and conditions of this Section 5.3, from and after the Closing, each of the Members shall jointly and severally indemnify and hold harmless each of Parent, the Parent Subsidiaries, their affiliates and each of their respective successors and permitted assigns, and their respective officers, directors, employees and agents (each, a “Parent Indemnified Party”) from and against any liabilities, claims (including claims by third parties), demands, judgments, losses, costs, damages or expenses whatsoever (including reasonable attorneys’, consultants’ and other professional fees and disbursements of every kind, nature and description) (collectively, “Damages”), that such Parent Indemnified Party may sustain, suffer or incur and that result from, arise out of or relate to any breach by the Company or any Company Subsidiary of any of their representations, warranties, or the covenants or agreements contained in this Agreement. The indemnification provided pursuant to this Section 5.3(b)(i) shall not include any matter for which indemnification is provided pursuant to Section 5.3(b)(ii).

(ii)         Subject to the terms and conditions of this Section 5.3, from and after the Closing, each of the Members shall severally, but not jointly, indemnify and hold harmless each Parent Indemnified Party from and against any Damages, that such Parent Indemnified Party may sustain, suffer or incur and that result from, arise out of or relate to (i) any breach by such Member of any of such Member’s representations or warranties contained in this Agreement (but not including the representations and warranties of or pertaining to any other Member or the Company or any Company Subsidiary in any of such provisions), and/ or (ii) any breach by such Member of any of his, her or its covenants or agreements contained in this Agreement.

(c)          Indemnification by Parent. From and after the Closing, Parent shall indemnify and hold harmless the Company, the Members, their affiliates and each of their respective successors, heirs, estate, permitted assigns, managers, officers, directors, employees and agents (each, a “Company Indemnified Party”) from and against any Damages that such Company Indemnified Party may sustain, suffer or incur and that result from, arise out of or relate to any breach by either Parent or any Parent Subsidiary of any of their representations, warranties, or covenants or agreements contained in this Agreement.

(d)          Certain Limitations on Indemnification.

(i)         No claim may be asserted nor may any action be commenced against a Party hereto for breach of any representation, warranty, covenant or agreement contained herein unless written notice of such claim or action is received by such Party describing in reasonable detail the facts and circumstances with respect to the subject matter of such claim or action on or prior to the date on which the representation, warranty, covenant or agreement on which such claim or Action is based ceases to survive as set forth in Section 5.3(a), irrespective of whether the subject matter of such claim or action shall have occurred before or after such date.

(ii)         Notwithstanding anything to the contrary contained in this Agreement: (i) the Members shall not be liable for any claim for indemnification pursuant to this Section 5.3, unless and until the aggregate amount of indemnifiable Damages to the Parent Indemnified Parties which may be recovered from the Members equals or exceeds $200,000, after which the Members shall be liable to such parties only for those Damages in excess of $200,000; (ii) the maximum amount of indemnifiable Damages which may be recovered from the Members pursuant to this Section 5.3 shall not exceed the value of the Claim Shares as determined in accordance with Section 1.6(b) (the “Aggregate Cap”); provided, however that no Member shall be liable for indemnifiable Damages in excess of his, her or its pro rata share of the Aggregate Cap based on the Members allocable share of the Merger Consideration set forth in the Member Allocation and no Member shall be liable for the breaches of another Member of such other Member’s Member Representations or covenants or agreements;

(iii)       Notwithstanding anything to the contrary contained in this Agreement: (i) Parent shall not be liable for any claim for indemnification pursuant to this Section 5.3, unless and until the aggregate amount of indemnifiable Damages to the Company Indemnified Parties which may be recovered from Parent equals or exceeds $200,000, after which Parent shall be liable to such party only for those Damages in excess of $200,000; and (ii) except with respect to the Merger Consideration, the maximum amount of indemnifiable Damages which may be recovered from Parent pursuant to this Section 5.3 shall not exceed the Aggregate Cap;

(iv)       Subject to the terms and conditions of this Section 5.3 and Section 1.6(b), the indemnities set forth above in Section 5.3(b) of this Agreement will be satisfied solely through the surrender by the Members (without any payment therefor by the Parent Indemnified Parties) to Parent, in lieu of cash (subject to the Members right of substitution contained in Section 1.6(b), of a portion of the Claim Shares as determined in accordance with Section 1.6(b) of this Agreement (such surrender of such Claim Shares in satisfaction of Damages, the “Equitable Recoupment”). Except in the case of fraud, willful misconduct or intentional breach (the “Additional Remedies”), following the Closing, the Parent Indemnified Parties shall not be entitled to pursue any claims for indemnification against the Members and their affiliates (including the Company and the Company Subsidiaries) pursuant this Agreement other than through the aforementioned Equitable Recoupment, it being agreed that, except for the Additional Remedies, such Equitable Recoupment is the sole and exclusive remedy of the Parent Indemnified Parties with respect to any and all indemnification claims regarding this Agreement and the transactions contemplated hereby following the Closing.

(e)          Indemnification of Third Party Claims. The indemnification obligations and liabilities under this Section 5.3 with respect to Actions brought against a Parent Indemnified Party or a Company Indemnified Party (each in such capacity, an “Indemnitee”) by a Person other than a Party hereto (a “Third Party Claim”) shall be subject to the following terms and conditions (for purposes of this Agreement, the “Indemnified Representative” means Parent, with respect to an indemnification claim by a Parent Indemnified Party, and the applicable Member Representative (or with respect to the Company, both Member Representatives), with respect to an indemnification claim by a Company Indemnified Party, and the “Indemnifying Representative” means the applicable Member Representative (or with respect to the Company, both Member Representatives), with respect to an indemnification claim by a Parent Indemnified Party, and Parent, with respect to an indemnification claim by a Company Indemnified Party):

(i)         The Indemnified Representative will give the Indemnifying Representative within thirty (30) days after receiving written notice of any Third Party Claim, specifying the nature and the amount (the “Claim Notice”). The failure of the Indemnified Representative to give timely notice shall not affect the Indemnified Representative’s rights to indemnification hereunder except to the extent that the Indemnifying Representative demonstrates that it was materially prejudiced by such failure.

(ii)         The Indemnifying Representative shall notify the Indemnified Representative within fifteen (15) days after receipt of the Claim Notice whether the Indemnifying Representative will undertake, conduct, and control, through counsel of its own choosing (subject to the consent of the Indemnified Representative, such consent not to be unreasonably withheld, conditioned or delayed) and at its expense, the settlement or defense thereof, and Indemnified Representative shall cooperate with Indemnifying Representative in connection therewith, provided that if Indemnifying Representative undertakes such defense: (A) the Indemnifying Representative shall use commercially reasonable efforts to prevent and/ or remove any Encumbrances or other adverse charge upon any asset of the indemnified party and shall not thereby settle such action without first obtaining the consent of Indemnified Representative (which consent cannot be unreasonably withheld, conditioned or delayed), except for settlements solely covering monetary matters for which Indemnifying Representative has acknowledged responsibility for payment; (B) the Indemnifying Representative shall permit the Indemnified Representative (at the Indemnified Representative’s sole cost and expense) to participate in such settlement or defense through counsel chosen by the Indemnified Representative; and (C) the Indemnifying Representative shall agree promptly to reimburse the Indemnified Representative for the full amount of any loss resulting from such claim and all related expenses incurred by the Indemnified Representative, except for those costs expressly assumed by the Indemnified Representative hereunder. The Indemnified Representative agrees to preserve and provide access to all evidence that may be useful in defending against such claim and to provide reasonable cooperation in the defense thereof or in the prosecution of any action against a third Person in connection therewith. The Indemnifying Representative’s defense of any claim or demand shall not constitute an admission or concession of liability therefor or otherwise operate in derogation of any rights Indemnifying Representative may have against Indemnified Representative or any third Person. So long as the Indemnifying Representative is reasonably contesting any such claim in good faith, the Indemnified Representative shall not pay or settle any such claim. If the Indemnifying Representative does not notify the Indemnified Representative within fifteen (15) days after receipt of Indemnified Representative’s Claim Notice that it elects to undertake the defense thereof, the Indemnified Representative shall (upon further written notice), subject to the limitation set forth in Section 5.3(a), shall have the right to contest, settle or compromise the claim at the expense of the Indemnifying Representative (provided that the Indemnifying Representative shall not be required to pay the Indemnified Representative’s expenses for the defense, settlement or compromise of claims which are not covered by the Indemnifying Representative’s obligations pursuant to this Section 5.3) and shall not settle or compromise such claim without first obtaining the consent of the Indemnified Representative (which cannot be unreasonably withheld, conditioned or delayed). Notwithstanding the foregoing, in the event the indemnifying party does not undertake the defense of the claim, the indemnified party shall use commercially reasonable efforts to contest, settle or compromise such claim in a commercially reasonable manner. Unless the Indemnifying Representative has consented to a settlement of a Third Party Claim (not to be unreasonably withheld, conditioned or delayed), the amount of the settlement shall not be a binding determination of the amount of the Damages and such amount shall be determined in accordance with the provisions of this Agreement and the Escrow Agreement. Notwithstanding anything herein to the contrary, the Indemnifying Representative shall not be entitled to assume control of any defense described herein if (i) the Third Party Claim relates to or arises in connection with any criminal proceeding, action, indictment, allegation or investigation; (ii) the Third Party Claim seeks, as one of its principal claims, an injunction or equitable relief against an Indemnitee; or (iii) there is a reasonable probability that a Third Party Claim may materially and adversely affect the Indemnitee other than as a result of money damages or other money payments.

(iii)       Damages calculated pursuant to this Section 5.3 shall be calculated net of any amounts actually recovered by an Indemnitee pursuant to any indemnification agreement with any third party, including any insurer (after deducting the costs of incurred in pursuing such recovery). To the extent that any Damages that are subject to indemnification pursuant to this Section 5.3 are covered by insurance, the Indemnitees shall use commercially reasonable efforts to obtain the maximum recovery under such insurance. If an Indemnitee has received the payment required by this Agreement from the Indemnifying Representative in respect of any Damages and later receives proceeds from insurance or other amounts in respect of such Damages, then it shall hold such proceeds or other amounts (after deducting the costs of incurred in pursuing such recovery) in trust for the benefit of the Indemnifying Representative and shall pay to the Indemnifying Representative, as promptly as practicable after receipt, a sum equal to the amount of such proceeds or other amount received (after deducting the costs of incurred in pursuing such recovery), up to the aggregate amount of any payments received from the Indemnifying Representative pursuant to this Agreement in respect of such Damages. Notwithstanding any other provisions of this Agreement, it is the intention of the Parties that no insurer or any other third Person shall be (i) entitled to a benefit it would not be entitled to receive in the absence of the foregoing indemnification provisions, or (ii) relieved of the responsibility to pay any claims for which it is obligated. To the extent that any Damages that are subject to indemnification pursuant to this Section 5.3 would result in Tax benefits to an Indemnitee, the amount of such Damages shall be reduced by the Tax benefits that may be available to such Person as a result of such Damages.

(f)           Limitation. In no event shall Damages be deemed to include any special, indirect, consequential or punitive damages. The rights of the Parties for indemnification relating to this Agreement or the transactions contemplated hereby shall be strictly limited to those contained in this Section 5.3 and, except as specifically set forth in Section 9.10 and Section 7.3, such indemnification rights shall be the sole and exclusive remedies of the Parties with respect to any matter arising under or in connection with this Agreement. To the maximum extent permitted by applicable Law, the Parties hereby waive all other rights and remedies with respect to any matter arising under or in connection with this Agreement, whether under any applicable Law, at common law or otherwise.

5.4           Public Announcements. Parent and the Company agree that no public release or announcement concerning this Agreement or the Merger shall be issued by either Party or any of their affiliates without the prior written consent of the other Party (which consent shall not be unreasonably withheld, conditioned or delayed), except as such release or announcement may be required by applicable Law or the rules or regulations of any securities exchange, in which case the applicable Party shall use reasonable best efforts to allow the other Party reasonable time to comment on, and arrange for any required filing with respect to, such release or announcement in advance of such issuance; provided, however, that either Parent or the Company may make any public statement in response to specific questions by the press, analysts, investors or those attending industry conferences or financial analyst conference calls, so long as any such statements are not inconsistent with previous public releases or announcements made by Parent or the Company in compliance with this Agreement and so long as appropriate filings are timely made with respect to the statements which constitute pre-commencement or other Tender Offer and/ or Warrant Tender Offer communications.

5.5           Incentive Plan. Parent shall establish, effective as of the Effective Time an incentive option, warrant or other equity plan for the Members, directors, managers, employees and consultants of Parent and its affiliates (the “Incentive Plan”). Parent shall use commercially reasonably efforts to obtain all necessary approval and authorization from the holders of Common Stock for such plan. The number of shares of Common Stock authorized and reserved for issuance under the Incentive Plan shall be seven percent (7%) of the Common Stock issued and outstanding on a fully diluted basis (inclusive of the Incentive Plan) as of the time immediately prior to the Effective Time. The Incentive Plan shall provide for a three (3) year vesting period for all options issued to directors, managers, employees and consultants of Parent and its affiliates at an exercise price of no less than Eleven Dollars and Fifty Cents ($11.50) per share of Common Stock.

5.6          Tender Offer; Warrant Tender Offer.

(a)           Tender Offer. Prior to the Closing Date, Parent will provide its stockholders with the opportunity to redeem their shares of Common Stock for cash equal to their pro rata share of the aggregate amount then on deposit in the Trust Account, less Taxes, upon the consummation of the Merger (the “Tender Offer”). Unless otherwise agreed to by the Parties, Parent shall use its commercially reasonably best efforts (subject to market conditions) to conduct the Tender Offer without stockholder vote pursuant to Rule 13e-4 and Regulation 14E of the Exchange Act (as modified, waived or otherwise agreed to with the SEC) which regulates issuer tender offers and compliance with the requirement of Article Sixth of its charter, and will file Tender Offer documents with the SEC. The Tender Offer documents will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder and in addition shall contain substantially the same financial and other information about the Merger and the redemption rights as is required under Regulation 14A of the Exchange Act which regulates the solicitation of proxies. The obligation of Parent to accept for payment shares of Common Stock validly tendered and not validly withdrawn pursuant to the Tender Offer shall be subject to (i) the condition (the “Maximum Tender Condition”) that no more than a number of shares of the Common Stock equal to eighty-eight percent (88%) of the IPO Shares (as defined in Parent’s certificate of incorporation as amended) shall have been validly tendered and not validly withdrawn pursuant to and prior to the expiration of the Tender Offer and (ii) the satisfaction of each of the other conditions set forth in Annex A hereto. Parent may not waive the Maximum Tender Condition or the other conditions set forth in Annex A (except for conditions to be satisfied by the Company and/ or Members) without the consent of the Company and the Members and, unless agreed to by the Parties or required by the SEC, no material change may be made to the Tender Offer which imposes conditions to the Tender Offer in addition to those set forth in Annex A hereto or is inconsistent with this Section 5.6 except as required to comply with any rule, regulation or interpretation of the SEC, or the staff thereof, applicable to the Tender Offer. The Parties hereby agree to negotiate in good faith to amend Annex A to reflect any changes that may be reasonably required as a result of discussions with the SEC or its staff. Furthermore, Parent may not waive any failure by a holder to validly tender his, her or its shares of Common Stock prior to the expiration of the Tender Offer, without the prior written consent of the Members. Notwithstanding the foregoing, Parent may, without the consent of the Company and the Members, (i) extend the Offer for one or more period(s) beyond the scheduled expiration date, which initially shall be no earlier than twenty (20) Business Days following the commencement of the Tender Offer (the “Initial Expiration Date”), if, at any scheduled expiration of the Tender Offer, the Maximum Tender Condition and/ or the conditions set forth in Annex A, have not been satisfied or waived, or (ii) extend or amend the Tender Offer for any period (the Initial Expiration Date as extended, the “Expiration Time”) required by any rule, regulation or interpretation of the SEC, or the staff thereof, applicable to the Tender Offer.

(b)           Warrant Tender Offer. Prior to the Closing Date, Parent will provide holders of the 57th Street Warrants with the opportunity to redeem their warrants for cash equal to One Dollar ($1.00) per warrant to be paid upon consummation of the Merger (the “Warrant Tender Offer” and together with the Tender Offer, the “Tender Offers”). Parent shall conduct the Warrant Tender Offer without stockholder vote pursuant to Rule 13e-4 and Regulation 14E of the Exchange Act (as modified, waived or otherwise agreed to with the SEC) which regulates issuer tender offers, and will file Warrant Tender Offer documents with the SEC. The Warrant Tender Offer documents will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder. The obligation of Parent to accept for payment the Sponsor Warrants and Stockholder Warrants validly tendered and not validly withdrawn pursuant to the Warrant Tender Offer shall only occur, subject to compliance with Rule 13e-4 and Regulation 14E of the Exchange Act, simultaneously upon the Parent’s acceptance of the shares of Common Stock validly tendered and not validly withdrawn in the Tender Offer and the satisfaction or waiver of each of the conditions set forth in Annex A hereto. Parent may not waive the conditions set forth in Annex A (except for conditions to be satisfied by the Company and/ or Members) and no change may be made to the Warrant Tender Offer which increases the price being offered per warrant or imposes conditions to the Warrant Tender Offer in addition to those set forth in Annex A hereto or is inconsistent with this Section 5.6 without the consent of Company and the Members except as required to comply with any rule, regulation or interpretation of the SEC, or the staff thereof, applicable to the Warrant Tender Offer. Furthermore, Parent may not waive any failure by a holder to validly tender his, or or its warrants prior to the expiration of the Tender Offer, without the prior written consent of the Members. Notwithstanding the foregoing, Parent may, without the consent of the Company and Members, (i) extend the Warrant Tender Offer for one or more periods beyond the scheduled expiration date, which initially shall be twenty (20) Business Days following the commencement of the Warrant Tender Offer (the “Initial Warrant Expiration Date”) if, at any scheduled expiration of the Warrant Tender Offer, any of the conditions set forth in Annex A, have not been satisfied or waived, or (ii) extend the Warrant Tender Offer for any period (the Initial Warrant Expiration Date as extended, the “Warrant Expiration Time”) required by any rule, regulation or interpretation of the SEC, or the staff thereof, applicable to the Warrant Tender Offer.

(c)           Payment Obligations. If the payment to a registered holder under the Tender Offer or the Warrant Tender Offer is to be made to a person other than the person in whose name the surrendered certificate formerly evidencing Common Stock, Sponsor Warrant or Stockholder Warrant, as applicable, is registered on the transfer books of the Company, it shall be a condition of payment that the certificate so surrendered shall be endorsed properly or otherwise be in proper form for transfer and that the person requesting such payment shall have paid all transfer and other taxes required by reason of the payment of such consideration to a person other than the registered holder of the certificate surrendered, or shall have established to the reasonable satisfaction of Parent that such taxes either have been paid or are not applicable.

(d)           Tender Offer Documents. Parent shall file with the SEC a Tender Offer Statement on Schedule TO (together with all amendments and supplements thereto, the “Schedule TO”) with respect to the Tender Offers which shall contain the materials set forth in Section 5.6(e). Each Schedule TO shall contain or shall incorporate by reference an offer to purchase (an “Offer to Purchase”) and forms of the related letter of transmittal and any related summary advertisement (such Schedule TOs, Offers to Purchase and such other documents, together with all supplements and amendments thereto, being referred to herein collectively as the “Offer Documents”). Each of Parent, the Company and the Members agree to correct promptly any information provided by it for use in the Offer Documents that shall have become false or misleading in any material respect, and Parent further agrees to take all steps necessary to cause the Schedule TOs, as so corrected, to be filed with the SEC, and the other Offer Documents, as so corrected, to be disseminated to holders of Common Stock, in each case as and to the extent required by applicable federal securities laws. No filing of, or amendment or supplement to, the Offer Documents shall be made by Parent without the prior consent (which shall not be unreasonably withheld, delayed or conditioned) of the Company and the Members. Parent shall give the Company, the Members and their counsel a reasonable opportunity to review and comment on the Offer Documents prior to such documents being filed with the SEC or disseminated to holders of the Common Stock, Sponsor Warrants and/ or Stockholder Warrants and shall not file any such Offer Documents without the Members and the Company approving the pro forma working capital figure in the Offer Documents. Parent shall provide the Company, the Members and its counsel with any comments that Parent or its counsel may receive from the SEC or its staff with respect to the Offer Documents promptly after the receipt of such comments and shall provide the Company and its counsel with a reasonable opportunity to participate in the response of Parent to such comments.

(e)           Company Cooperation. The Company acknowledges that a substantial portion of the filings with the SEC and mailings to Parent’s stockholders and warrantholders with respect to the Tender Offers shall include disclosure regarding the Company and its management, operations and financial condition. Accordingly, the Company agrees to as promptly as reasonably practical provide Parent with such information as shall be reasonably requested by Parent for inclusion in or attachment to the Offer Documents to be filed and/or mailed as of and following the commencement of the Tender Offer and the Warrant Tender Offer, that is accurate in all material respects and complies as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder and in addition shall contain substantially the same financial and other information about the Company and its Members as is required under Regulation 14A of the Exchange Act regulating the solicitation of proxies even if such information is not required under the tender offer rules. The Company and the Members understand that such information shall be included in the Offer Documents and/or responses to comments from the SEC or its staff in connection therewith and mailings. The Company shall make its, and cause each Company Subsidiary to make its, managers, directors, officers and employees available to Parent and its counsel in connection with the drafting of such filings and mailings and responding in a timely manner to comments from the SEC.

(f)           Termination of Tender Offers. Parent shall not terminate the Tender Offers prior to any scheduled Expiration Time without the prior consent of the Company except in the event this Agreement is terminated pursuant to the terms hereof.

5.7          Reservation of Common Stock. Parent hereby agrees that at or prior to Closing there shall be, or Parent shall cause to be, reserved for issuance and/ or delivery, and Parent shall thereafter maintain a reserve for issuance and/or delivery, such number of shares of Common Stock as shall be required for the conversion or exchange of the New Crumbs Class B Exchangeable Units (including upon issuance of the Contingency Consideration) and pursuant to the Exchange and Support Agreement by and between the Members, the Company and Parent, on terms and conditions reflecting and consistent with the term sheet set forth in Exhibit 5.7 attached hereto and such other terms and conditions reasonably satisfactory to the Parties (the “Exchange and Support Agreement”) and the amount to be reserved under the Incentive Plan.

5.8          Other Actions. Notwithstanding anything to the contrary in Section 5.4:

(a)           as promptly as practicable after the execution of this Agreement, Parent and the Company shall mutually agree on and issue a press release announcing the execution of this Agreement (the “Signing Press Release”). Immediately after the issuance of the Signing Press Release, Parent shall prepare and file a pre-commencement Schedule TO-C and/ or Current Report on Form 8-K pursuant to the Exchange Act to report the execution of this Agreement, attaching this Agreement and the Signing Press Release thereto (“Signing Filing”), which the Company shall review, comment upon and approve (which approval shall not be unreasonably withheld, conditioned or delayed) prior to filing.

(b)           as promptly as practicable after the completion of the Tender Offer and Warrant Tender Offer, Parent shall prepare a draft amendment to Schedule TO and/ or Form 8-K announcing such offers, and announcing the Closing, if applicable, together with, or incorporating by reference, the financial statements prepared by the Company and its accountant, and such other information that may be required to be disclosed with respect to such results, including the Merger, if applicable, in any report or form to be filed with the SEC (“Closing Filing”), which the Company shall review, comment upon and approve (which approval shall not be unreasonably withheld, conditioned or delayed) prior to filing. As promptly as practicable after the completion of the Tender Offer and Warrant Tender Offer, Parent and the Company shall mutually agree on and issue a press release announcing such voting results and, if applicable, the consummation of the Merger (“Closing Press Release”). Concurrently with the Closing, Parent shall distribute the Closing Press Release and shall file the Closing Filing with the SEC.

5.9           Required Information. In connection with the preparation of the Signing Form 8-K, the Signing Press Release, the Closing Filing, the Closing Press Release, or any other report, statement, filing notice or application made by or on behalf of Parent, Merger Sub and/ or the Company to any Government Authority, the OTCBB or other third Person in connection with the Merger and the other transactions contemplated hereby, and for such other reasonable purposes, the Company, Parent and Merger Sub each shall, upon request by the other, furnish the other with all information concerning themselves, their respective directors, officers, managers, members and stockholders, and such other matters as may be reasonably necessary or advisable in connection with the Merger, or any other report, statement, filing, notice or application made by or on behalf of the Company, Parent or Merger Sub to any third party and/ or any Governmental Authority in connection with the Merger and the other transactions contemplated hereby.

5.10         Merger. If Parent or any of its successors or permitted assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of such Person assume the obligations of such Person pursuant to this Agreement, including, without limitation, the payment of the Contingency Consideration.

5.11         Certificate of Designation of Parent. Prior the Closing, Parent shall adopt the Certificate of Designation and shall file it with the Secretary of State of Delaware.

5.12         Ancillary Agreements. The parties agree to use their commercially reasonable efforts to negotiate and finalize the (i) Surviving Company Certificate of Formation, (ii) Surviving Company LLC Agreement, (iii) Lock Up Agreements, (iv) Letter Agreement, (v) Escrow Agreement, (vi) Exchange and Support Agreement, (vii) Tax Agreement, (vii) the Registration Rights Agreement, (viii) the Certificate of Designation, (ix) the Employment Agreements and (x) any other agreements contemplated by this Agreement, as soon as reasonably practicable following the date hereof; provided, however, that nothing herein shall require either such Parties to agree to any terms not reasonably satisfactory to such Party.

5.13         Directors and Officers of Parent After Closing. To the extent that no amendment to Parent’s certificate of incorporation or any stockholder vote shall be required, Parent shall take all necessary action, including causing directors to resign, so that five persons to be designated by the Members, (at least two of whom shall be independent under the applicable rules of the SEC and the applicable stock exchange), (the “New Directors”) are appointed or elected, as applicable, to the positions of directors of Parent in classes as designated by the Members to serve in such positions as of the Closing and such directors shall constitute the entire board, and so that persons to be designated by the Members are appointed or elected, as applicable, to the positions of officers of Parent (the “Officers”) and to serve in such positions as of the Effective Time.

5.14         Lease Restructuring. Between the date hereof and the Closing, the Company and Crumbs Inc. shall use commercially reasonable efforts to obtain the consents of the landlords with respect to the assignment to and assumption by the Company of the Tenant Leases of Crumbs Inc. set forth on Section 5.14 of the Company Disclosure Schedule (the “Restructured Leases”) on terms and conditions reasonably acceptable by the Parties. Upon obtaining any such consent, the Company and Crumbs Inc. shall enter into assignment and assumption agreements pursuant to which Crumbs Inc. shall assign, convey and transfer all its right title and interest in and to each such Restructured Lease to the Company (or a designated Company Subsidiary) and such party shall assume and obtain all rights and obligations related to such Restructured Leases.

5.15         Letter of Credit Collateral. The Company and EHL Holdings LLC shall use their respective commercially reasonable efforts to negotiate with Southeastern Bank in order to amend (i) the Promissory Note among Southeastern Bank, Magnolia Bluff, Inc. (“Magnolia”) and the Company (the “Promissory Note”) and (ii) the Loan Agreement dated as of Jne 16, 2008 between Southeastern Bank, the Company and Magnolia (the “Loan Agreement”) to (x) remove Magnolia as a borrower thereunder, (y) arrange for the substitution of cash collateral, a certificate of deposit or similar instrument of the Company not to exceed $570,000 as a replacement for the property pledged by Magnolia thereunder and (z) obtain the unconditional release of Edwin Lewis from all obligations and liabilities arising out of or related to the Guaranty made by Edwin Lewis in favor of Southeastern Bank. The Company shall enter into and, if necessary, file with appropriate Governmental Authorities such customary documentation reasonably necessary to effect such transactions including a full release of Magnolia from all such pledge obligations and a release of all Encumbrances related thereto. Furthermore, from and after the Closing, the Parent shall indemnify and hold harmless Magnolia and Edwin Lewis from all Damages arising out of or related to such matters.

5.16         Substitution of Lease Guarantee(s). The Company shall use its commercially reasonable efforts to obtain prior to Closing the unconditional release of Jason Bauer and Victor Bauer from all obligations and liabilities arising out of or related to any guaranties made by Jason Bauer or Victor Bauer, as applicable, with respect to any Tenant Lease, including without limitation by substituting a guaranty of the Company or and Company Subsidiary. If any such releases have not been obtained prior to the Closing, the Company shall continue to use such commercially reasonable efforts to obtain such releases and shall not extend the term of such lease or otherwise materially amend the terms of such lease in a manner adverse to Jason Bauer and Victor Bauer,. Furthermore, from and after the Closing, Parent shall indemnify and hold harmless Jason Bauer and Victor Bauer from all Damages arising out of or related to such guaranties.

5.17         Trust Account. Parent shall make appropriate arrangements to cause the funds in the Trust Account to be disbursed in accordance with the Trust Agreement and Section 3.17 hereof and (i) the Cash Consideration to the Members in accordance with this Agreement, (ii) all amounts payable to stockholders of Parent holding shares of Common Stock sold in Parent’s initial public offering (“IPO”) who shall have validly tendered and not withdrawn their shares of Common Stock in the Tender Offer upon acceptance by the Parent of such shares (the “Tender Consideration”), (iii) all amounts payable to holders of Sponsor Warrants and Stockholder Warrants who have validly tendered and not withdrawn their warrants in the Warrant Tender Offer upon acceptance by the Parent of such warrants (the “Warrant Tender Consideration”), (iv) the Deferred Underwriting Amount to the Underwriter, (iii) the Expenses to the third parties to which they are owed and (iv) the remaining monies in the Trust Fund to Parent.

5.18         Merger Filings. Parent shall make, and shall cause the Parent Subsidiaries to make, all necessary filings with respect to the Merger and the transactions contemplated thereby under the Securities Act and the Exchange Act and applicable “blue sky” laws and the rules and regulations thereunder.

5.19         Section 16 Matters. Prior to the Effective Time, Parent shall take all commercially reasonable steps as may be required to cause any acquisitions of Parent securities (including derivative securities with respect to the Common Stock) resulting from the Merger or the other transactions contemplated hereby by each Person who is or can be reasonably expected to become as a result of the Merger subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Parent, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

5.20         Certain Tax Matters. The Parties agree and acknowledge that (i) the Company shall be considered as continuing for purposes of Subchapter K of the Code, (ii) the exchange right associated with the New Crumbs Class B Exchangeable Units shall be treated as a separate put option on the stock of the Parent pursuant to the terms and conditions of the Exchange Agreement, and (iii) the Merger shall be treated for U.S. tax purposes as a purchase by the Parent of Class A Units (as defined in the Surviving Company LLC Agreement) in exchange for (a) the Merger Consideration (adjusted to reflect the units treated as retained by the Members for U.S. federal income tax purposes) and (b) the right to receive the Tax Benefit Payments (as such term is defined in the Tax Receivable Agreement) attributable to the transactions contemplated by this Agreement.

5.21         Further Assurances. The Company and Parent shall further cooperate with each other and use their respective commercially reasonable efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable on their part under this Agreement and applicable Laws to consummate the Merger and the other transactions contemplated by this Agreement as soon as practicable, including preparing and filing as soon as practicable all documentation to effect all necessary notices, reports and other filings and to obtain (in accordance with this Agreement) as soon as practicable all consents, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any third Person and/ or any Governmental Authority.

ARTICLE VI.

CONDITIONS

6.1          Conditions to Each Party’s Obligations. The obligations of each Party to consummate the Merger and other transactions described herein shall be subject to the satisfaction or waiver (where permissible), at or prior to the earlier of the Effective Time or Drop Dead Date, of the following conditions:

(a)           Tender Offer. The Tender Offer shall have been conducted in accordance with Section 5.6 and Parent shall have accepted the shares of Common Stock validly tendered and not validly withdrawn pursuant to the Tender Offer and no more than a number of shares of the Common Stock equal to eighty eight percent (88%) of the IPO Shares (as defined in Parent’s certificate of incorporation) shall have been validly tendered and not validly withdrawn prior to the expiration of the Tender Offer.

(b)           Warrant Tender Offer. The Warrant Tender Offer shall have been conducted in accordance with Section 5.6 and Parent shall have accepted the Sponsor Warrants and any Stockholder Warrants validly tendered and not validly withdrawn pursuant to the Tender Offer and the Parent Founder shall have tendered all of its Founder Warrants in the Warrant Tender Offer in accordance with Section 5.6(b).

(c)           Antitrust Laws. The applicable waiting period (and any extension thereof) under any Antitrust Laws shall have expired or been terminated.

(d)           Requisite Regulatory Approvals and Consents. All authorizations, approvals and permits required to be obtained from or made with any Governmental Authority in order to consummate the transactions contemplated by this Agreement (the “Requisite Regulatory Approvals”), and all Consents from third Persons required in connection with the transactions contemplated by this Agreement (except for Consents relating to the Tenant Leases which is subject to Section 6.1(i)), shall have been obtained or made.

(e)           Lease Restructuring. The transactions contemplated by Section 5.14 shall have been completed in a manner reasonably satisfactory to the Parties.

(f)            No Law. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) or Order that is then in effect and has the effect of making the Merger or the other transactions contemplated by this Agreement or the agreements contemplated by this Agreement illegal or otherwise preventing or prohibiting consummation of the Merger or such transactions contemplated by this Agreement, the Certificate of Designation or the other ancillary agreements related to this Agreement.

(g)           The Escrow Agreement. The Escrow Agreement shall have been finalized with terms and conditions reasonably satisfactory to the Parties and duly executed and delivered by the parties thereto.

(h)           Certificate of Designation. The Certificate of Designation for the Parent Series A Voting Preferred Stock shall have been finalized on terms and conditions reflecting and consistent with the term sheet set forth on Exhibit 6.1(h) and such other terms and conditions reasonably satisfactory to the Parties (the “Certificate of Designation”) and Parent shall have filed with the Secretary of State, and the Secretary of State shall have accepted, the Certificate of Designation duly adopted by the Parent Board.

(i)            Tenant Leases. An aggregate of retail stores of the Company representing at least Seventy Five Percent (75%) of the revenues of the Company on a consolidated basis (as reflected in the statement of income of the Closing Company Financials) either (a) shall have obtained Consents from third Persons required in connection with the Tenant Leases for such retail store and/ or (b) have Tenant Leases that do not require Consent from any third Person.

6.2          Conditions to Obligations of Parent and the Parent Subsidiaries. The obligations of Parent and the Parent Subsidiaries to consummate the Merger are subject to the satisfaction or waiver by Parent, at or prior to the Effective Time, of the following additional conditions:

(a)           Representations and Warranties. Each of the representations and warranties of the Company and the Members set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Effective Time as though made as of the Effective Time Date, except (i) to the extent that such representations and warranties refer specifically to an earlier date, in which case such representations and warranties shall have been true and correct as of such earlier date, and (ii) this condition shall be deemed satisfied unless the incorrectness of such representations and warranties would, in the aggregate, reasonably be expected to result in a Company Material Adverse Effect.

(b)           Agreements and Covenants. The Company and the Members shall have performed in all material respects all of their respective obligations and complied with all of their respective agreements and covenants to be performed or complied with by them under this Agreement at or prior to the Effective Time.

(c)           Officer Certificate. The Company shall have delivered to Parent a certificate, dated the Closing Date, signed by an executive manager of the Company, certifying in such capacity as to the satisfaction of the conditions specified in Sections 6.2(a), 6.2(b) and 6.2(e).

(d)           Secretary’s Certificate. The Company shall have delivered to Parent a true copy of the resolutions of the Company Board authorizing the execution of this Agreement and the consummation of the Merger and transactions contemplated herein, certified by the Secretary of the Company or similar officer.

(e)           Company Material Adverse Effect. No Company Material Adverse Effect shall have occurred since the date of this Agreement.

(f)           LLC Agreement. Parent shall have received the Surviving Company Limited Liability Agreement, duly executed by the Members.

(g)           Legal Opinion. Parent shall have received an opinion of the Company’s transaction counsel, Akin Gump Strauss Hauer & Feld LLP, , in form and substance reasonably satisfactory to the Parent, addressed to Parent and the Parent Subsidiaries, and dated as of the Closing Date.

(h)           Lock Up Agreements. Parent shall have received the Lock Up Agreements, duly executed by the Members.

(i)            Employment Agreements. Parent shall have received employment agreements from each of Jason Bauer, Mia Bauer and Chuck Ireland, substantially in the form attached hereto as Exhibit 6.1(i) (the “Employment Agreements”).

(j)            Exchange and Support Agreement. Parent shall have received the Exchange and Support Agreement, duly executed by the Members.

(k)           Tax Agreement. Parent shall have received the Tax Receivables Agreement, in the form set forth in Exhibit 6.2(k) attached hereto and on such other terms and conditions reasonably acceptable to the Parties (the “Tax Agreement”), duly executed by the Company.

(l)            Registration Rights Agreement. Parent shall have received the Registration Rights Agreement (as defined below), duly executed by the Members.

(m)          Name Change. Crumbs Inc. shall have filed an amendment to its certificate of incorporation changing its name to a name that does not utilize the word “Crumbs”, and the Secretary of State of the State of New York shall have accepted such amendment.

6.3          Conditions to Obligations of the Company and the Members. The obligations of the Company and the Members to consummate the Merger are subject to the satisfaction or waiver by the Company, at or prior to the Effective Time, of the following additional conditions:

(a)           Representations and Warranties. Each of the representations and warranties of the Parent and/ or any Parent Subsidiary set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Effective Time as though made as of the Effective Time, except (i) to the extent that any of such representations and warranties refer specifically to an earlier date, in which case such representations and warranties shall be true and correct as of such earlier date, and (ii) this condition shall be deemed satisfied unless the incorrectness or such representations and warranties would, in the aggregate, reasonably be expected to result in a Parent Material Adverse Effect.

(b)           Agreements and Covenants. Each of Parent and the Parent Subsidiaries shall have performed, in all material respects, its obligations and complied with, in all material respects, its agreements and covenants to be performed or complied with by it under this Agreement at or prior to the Effective Time.

(c)           Officer Certificate. Parent shall have delivered to the Company a certificate, dated the Closing Date, signed by the chief executive officer or chief financial officer of Parent, certifying in such capacity as to the satisfaction of the conditions specified in Sections 6.3(a), 6.3(b) and 6.3(e).

(d)           Secretary’s Certificate.  The Parent shall have delivered to the Company a true copy of the resolutions of the Parent Board, and Merger Sub Board, each authorizing the execution of this Agreement and the consummation of the Merger and transactions contemplated herein, certified by the Secretary of each of Parent and Merger Sub, or similar officer.

(e)           Parent Material Adverse Effect.  No Parent Material Adverse Effect shall have occurred since the date of this Agreement.

(f)           Legal Opinion.  The Company shall have received an opinion of the Parent’s and the Parent Subsidiaries’ counsel, Ellenoff Grossman & Schole LLP, in form and substance reasonably satisfactory to the Company and the Members, addressed to the Company and the Members, and dated as of the Closing Date.

(g)           LLC Agreement. The Members shall have received the Surviving Company Limited Liability Agreement, duly executed by Parent.

(h)           Intentionally Omitted.

(i)           Founder Letter Agreement.  The Letter Agreements shall be in full force and effect in accordance with its terms.

(j)           Exchange and Support Agreement.  The Members shall have received the Exchange and Support Agreement, duly executed by Parent.

(k)           SEC Compliance.  Immediately prior to Closing, Parent shall be in compliance in all material respects with the reporting requirements under the Exchange Act.

(l)           Directors and Officer of Parent. Parent shall have delivered resignations of the existing directors of Parent effective as of the Effective Time in form and substance reasonably satisfactory to the Members and the Company and shall have caused the New Directors to be appointed to the board of directors of Parent and the Officers to be appointed to their respective positions, in each case as of the Effective Time.

(m)         Registration Rights Agreement.  The Registration Rights Agreement among Parent and the Members shall have been finalized on terms and conditions reflecting and consistent with the term sheet set forth on Exhibit 6.1(m) and such other terms and conditions reasonably satisfactory to the Parties and the Members shall have received the Registration Rights Agreement (the “Registration Rights Agreement”), duly executed by Parent.

(n)          Employment Agreements.  The Employment Agreements shall have been received by Parent, in form and substance reasonably satisfactory to the parties thereto.

(o)           Tax Agreement.  The Members shall have received the Tax Agreement, duly executed by Parent.

6.4           Waiver of Closing Conditions.  In the event a Party (the “Waiving Party”) waives a Closing condition he, she or it has the right to require the satisfaction of as set forth in this Article VI and the Merger and the transactions contemplated by this Agreement are subsequently consummated, the Waiving Party (on behalf of itself and the Parent Indemnified Parties or the Company Indemnified Parties, as applicable)  hereby waives any and all rights and claims against the Party failing to satisfy such Closing condition (the “Failing Party”) for Damages arising from the breach by the Failing Party of the Failing Party’s representations, warranties and/ or covenant as it specifically relates to the Closing condition waived by the Waiving Party.

ARTICLE VII.

TERMINATION AND ABANDONMENT

7.1           Termination.  This Agreement may be terminated and the Merger and the other transactions contemplated hereby may be abandoned at any time prior to the earlier of the Effective Time or the Drop Dead Date, notwithstanding any approval of the matters presented in connection with the Merger by the stockholders of Parent or Members (the date of any such termination, the “Termination Date”), as follows:

(a)           by mutual written consent of each of the Company and Parent, as duly authorized by the Parent Board and the Company Board;

(b)           by written notice by either Parent or the Company if all the condition to the obligations of the Parties to consummate the Merger have been satisfied and the Merger has not been consummated by the Drop Dead Date; provided, however, that the right to terminate this Agreement under this Section 7.1(b) shall not be available to Parent or the Company if  the failure of the Closing to occur by the Drop Dead Date is due to the failure by Parent or any Parent Subsidiary, on one hand, or the Company, the Members and/ or any Company Subsidiary, on the other hand, to fulfill in all material respects its obligations under this Agreement.

(c)           by written notice by either Parent or the Company if the Closing conditions set forth in Section 6.1 have not been satisfied by the Company or Parent, as the case may be (or waived by Parent or the Company as the case may be) by the Drop Dead Date; provided, however, that the right to terminate this Agreement under this Section 7.1(c) shall not be available to Parent or the Company due to failure by Parent or any Parent Subsidiary, on one hand, or the Company, any Company Subsidiary or the Members, on the other hand, to fulfill in all material respects any of their respective obligations under this Agreement which results in, or otherwise causes, the failure of such condition to be satisfied;

(d)           by written notice by either Parent or the Company, if (i) any Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Order or Law or taken any other Action that is, in each case, then in effect and is final and nonappealable and has the effect of restraining, enjoining or otherwise preventing or prohibiting the transactions contemplated by this Agreement or the agreements contemplated hereby or (ii) any Governmental Authority shall have finally, without the right to appealable, declined to grant any of the Requisite Regulatory Approvals; provided, however, that the right to terminate this Agreement under this Section 7.1(c) shall not be available to any Party who has failed to comply with Section 5.2 as it relates to such Order or Action or whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, any such Order to have been enacted, issued, promulgated, enforced or entered;

(e)           by written notice by Parent, if there has been a breach by the Company or any Member of any of their respective representations, warranties, covenants or agreements contained in this Agreement, or if any representation or warranty of the Company or any Member shall have become untrue or inaccurate, in either case, that would result in a failure of a condition set forth in Section 6.2 (a “Terminating Company Breach”); provided, however, that if such Terminating Company Breach is curable by the Company or any Member prior to the Drop Dead Date, then Parent may not terminate this Agreement under this Section 7.1(e) for fourteen (14) calendar days after delivery of written notice from Parent to Company of such Terminating Company Breach, provided Company or such Member continues to exercise commercially reasonable efforts to cure such breach (it being understood that Parent may not terminate this Agreement pursuant to this Section 7.1(e) if it shall have materially breached this Agreement or if such Terminating Company Breach by the Company or a Member is cured during such fourteen (14) calendar day period).

(f)           by written notice by the Company, if there has been a breach by Parent or the Parent Subsidiaries of any of their respective representations, warranties, covenants or agreements contained in this Agreement, or if any representation or warranty of Parent or any Parent Subsidiary shall have become untrue or inaccurate, in either case, that would result in a failure of a condition set forth in Section 6.3 (a “Terminating Parent Breach”); provided, however, that if such Terminating Parent Breach is curable by Parent prior to the Drop Dead, then Company may not terminate this Agreement under this Section 7.1(f) for fourteen (14) calendar days after delivery of written notice from Company to Parent of such Terminating Parent Breach, provided Parent continues to exercise commercially reasonable efforts to cure such Terminating Parent Breach (it being understood that the Company may not terminate this Agreement pursuant to this Section 7.1(f) if it shall have materially breached this Agreement or if such Terminating Parent Breach by the Parent is cured during such fourteen (14) calendar day period).

(g)          by written notice by Parent if the Closing conditions set forth in  Section 6.2 have not been satisfied by the Company and the Members (or waived by Parent) by the Drop Dead Date; provided, however, that the right to terminate this Agreement under this Section 7.1(g) shall not be available to Parent if Parent or any Parent Subsidiary is in material breach of any representation, warranty or covenant contained in this Agreement which results in, or otherwise causes, the failure of any such condition to be satisfied; or

(h)          by written notice by Company if the Closing conditions set forth in Section 6.3 have not been satisfied by Parent (or waived by Company) by the Drop Dead Date; provided, however, that the right to terminate this Agreement under this Section 7.1(h) shall not be available to Company or any Member if the Company or any Member is in material breach of any representation, warranty or covenant contained in this Agreement which results in, or otherwise causes, the failure of any such condition to be satisfied.

(i)           by written notice by either Parent or the Company if (i) the Parent Board (or any committee thereof) shall (A) approve, adopt or recommend any Acquisition Proposal or (B) approve, recommend or enter into, or allow Parent or any of Parent Subsidiaries to enter into, a letter of intent, agreement in principle or definitive agreement for any Acquisition Proposal, and/ or (ii) within ten (10) Business Days of delivery of written request by the Company for Parent to reaffirm the Parent Board Recommendation  following the date any Acquisition Proposal with respect to Parent or any material modification thereto is first published or sent or given to the Parent, Parent fails to reaffirm the Parent Board Recommendation, (iv) Parent shall have failed to include in the Offer Documents distributed to its stockholders the Parent Board Recommendation or (v) the Parent or the Board of Directors (or any committee thereof) shall publicly propose any of the foregoing.

(j)           by written notice by Parent if  the Company fails to revoke any new material disclosure information within five (5) Business Days following the receipt of a Disclosure Rejection Notice from Parent.

(k)          by written notice by the Company to the extent there is a material adjustment to the cash portion of the pro forma working capital figure in the Offer Documents which is attributable to Parent’s or the Parent Subsidiaries financial condition.

7.2           Effect of Termination.  In the event of the termination of this Agreement and the abandonment of the Merger pursuant to Section 7.1, this Agreement shall forthwith become void, and there shall be no liability on the part of any Party hereto or any of their respective affiliates or the directors, officers, partners, members, managers, employees, agents or other Representatives of any of them, and all rights and obligations of each Party hereto shall cease, except (i) as set forth in this Section 7.2 and in Sections 7.3 and 7.4 and Article VIII and (ii) subject to Sections 7.4 and 5.3, nothing herein shall relieve any Party from liability for any fraud or willful breach of any of its respective representations, warranties, covenants or agreements contained in this Agreement prior to termination.  Without limiting the foregoing, Section 4.2(b), Section 5.3, this Section 7.2, Section 7.3, Article VIII and Section 9.4 shall survive the termination of this Agreement.

7.3           Fees and Expenses.  Except as otherwise set forth in this Agreement, including Section 5.2 and this Section 7.3, all Expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such expenses, whether or not the Merger or any other related transaction is consummated.  As used in this Agreement, “Expenses” shall include all out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, financing sources, experts and consultants to a Party hereto and its affiliates) incurred by a Party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution or performance of this Agreement or any ancillary agreement related hereto, the preparation, filing, mailing and printing of the Tender Offer and Warrant Tender Offer documents and all other matters related to the consummation of the Merger.  Notwithstanding the foregoing and in the event the Merger is consummated pursuant to the terms of this Agreement, Parent shall pay the reasonable Expenses incurred by the Company and the Members in connection with this Agreement and the transactions contemplated hereby.  Any Expenses incurred and/ or otherwise due and owing by Parent or any Parent Subsidiary shall be paid out of remaining amounts of the Trust Fund released to Parent at Closing in accordance with Section 3.17.  In the event [A] this Agreement is terminated (i) by the Company pursuant to Section 7.1(b) (Drop Dead Date), (ii) by the Company or by Parent pursuant to Section 7.1(c) (Mutual Closing Conditions) either (x) as a result of the failure to satisfy the conditions set forth in Sections 6.1(a) (Tender Offer), 6.1(b) (Warrant Tender Offer) or 6.1(c) (Antitrust Laws) or (y) as a result of the failure to satisfy the conditions set forth in Sections 6.1(g) (Escrow Agreement) or 6.1(h) (Certificate of Designation), unless such failure was due to the Company’s and/ or a Member’s failure to comply with their respective obligations pursuant to Sections 5.2, 5.6 and/ or 5.12 or to deliver any requisite counterparts contemplated by such conditions, (iii) by the Company pursuant to Section 7.1(d) (Governmental Order) to the extent Parent is in breach of its obligations pursuant to Section 5.2 as it relates to the relevant Order or Action, (iv) by the Company pursuant to Section 7.1(f) (Terminating Parent Breach), (v) by Parent pursuant to Section 7.1(g) (Parent Closing Conditions) as a result of the failure to satisfy the conditions set forth in Section 6.2(f) (LLC Agreement), Section 6.2(h) (Lock Up Agreements), Section 6.2(i) (Employment Agreements), Section 6.2(j) (Exchange and Support Agreement), Section 6.2(k) (Tax Agreement), or Section 6.2(l) (Registration Rights Agreement) unless such failure was due to the Company’s and/ or a Member’s failure to comply with their respective obligations pursuant to Section 5.12 or to deliver any requisite counterparts contemplated by such conditions, (vi) by the Company pursuant to Section 7.1(h) (Company Closing Conditions), (vii) by Company or Parent pursuant to Section 7.1(i) (Acquisition Proposal), or (v) by the Company pursuant to Section 7.1(k) (Pro Forma Adjustment), and [B] Parent subsequently consummates a Business Combination with any Person other than the Company, Parent shall reimburse the Company for its documented and reasonable legal expenses the Company incurred up to Five Hundred Thousand Dollars ($500,000.00) in the aggregate (the “Maximum Recovery Amount”).

7.4           Maximum Recovery.  Notwithstanding anything to the contrary in this Agreement, if the Company or any of the Members fail to effect the Closing for any or no reason or otherwise breach  this Agreement (whether willfully, intentionally, unintentionally or otherwise) or fail to perform hereunder (whether willfully, intentionally, unintentionally or otherwise) prior to Closing, then, except for an order of specific performance as and only to the extent expressly permitted by Section 9.10, Parent’s and the Parent Indemnified Parties’ sole and exclusive remedy (whether at law, in equity, in contract, in tort or otherwise) against the Company, the Company Subsidiaries and any of their respective former, current and future direct or indirect equity holders, controlling Persons, stockholders, directors, officers, employees, agents, affiliates, members, managers, general or limited partners or assignees (each a “Related Party” and collectively, the “Related Parties”) for any breach, loss or Damage shall be to terminate this Agreement and the maximum liability of the Related Parties shall be  an amount equal to the Maximum Recovery Amount.  Other than the Maximum Recovery Amount.  Parent and the Parent Indemnified Parties shall not have any rights or claims against any of the Related Parties under this Agreement or otherwise, whether at law or equity, in contract, in tort or otherwise, and none of the Related Parties shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated by this Agreement.

7.5           Amendment.  This Agreement may only be amended pursuant to a written agreement signed by each of the Parties hereto.

7.6           Waiver.  At any time prior to the Effective Time, subject to applicable Law, any Party hereto may in its sole discretion (i) extend the time for the performance of any obligation or other act of any other non-affiliated Party hereto, (ii) waive any inaccuracy in the representations and warranties by such other non-affiliated Party contained herein or in any document delivered pursuant hereto and (iii) waive compliance by such other non-affiliated Party with any agreement or condition contained herein.  Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the Party or Parties to be bound thereby.  Notwithstanding the foregoing, no failure or delay by the Company, Parent or any Parent Subsidiary in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.

ARTICLE VIII.

TRUST FUND WAIVER

8.1           Trust Fund Waiver.  Reference is made to the final prospectus of Parent, dated and filed with the SEC on May 19, 2010 (File No. 333-163134) (the “Prospectus”).  Each of the Company and the Members warrants and represents that he, she or it has read the Prospectus and understands that Parent has established the Trust Fund containing the proceeds of its IPO and certain additional proceeds (to include the initial principal and interest accrued from time to time thereon) initially in an amount of $54,476,303 for the benefit of Parent’s public stockholders (“Public Stockholders”) and certain parties (including the underwriters of the IPO) and that, except for a portion of the interest earned on the amounts held in the Trust Fund, Parent may disburse monies from the Trust Fund only: (i) to the Public Stockholders in the event they elect to redeem their shares of Common Stock in connection with the consummation of its Initial Business Combination, (ii) to the Public Stockholders if Parent fails to consummate its Initial Business Combination within 15 months from the date of the Prospectus or (iii) to Parent after or concurrently with the consummation of its Initial Business Combination.  For and in consideration of Parent entering into this Agreement and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, each of the Company and the Members hereby agrees he, she or it does not now and shall not at any time hereafter have any right, title, interest or claim of any kind in or to any monies in the Trust Fund or distributions therefrom (except as set forth in (iii) of this paragraph) (“Distributions”), or make any claim against the Trust Fund and/ or Distributions, regardless of whether such claim arises as a result of, in connection with or relating in any way to, any proposed or actual business relationship between Parent, on one hand, or the Company or the Members, on the other hand, this Agreement or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (any and all such claims are collectively referred to hereafter as the “Claims”).  Each of the Company and the Members hereby irrevocably waives any Claims he, she or it may have against the Trust Fund and/ or Distributions now or in the future as a result of, or arising out of, any negotiations, contracts or agreements with Parent and will not seek recourse against the Trust Fund for any reason whatsoever (including, without limitation, for an alleged breach of this Agreement).  Each of the Company and the Members agrees and acknowledges that such irrevocable waiver is material to this letter and specifically relied upon by Parent to induce it to enter in this Agreement, and each of the Company and the Members further intends and understands such waiver to be valid, binding and enforceable under applicable law.  To the extent the Company or any Member commences any action or proceeding based upon, in connection with, relating to or arising out of any matter relating to Parent, which proceeding seeks, in whole or in part, monetary relief against Parent, each of the Company and the Members hereby acknowledges and agrees his, her or its sole remedy shall be against funds held outside of the Trust Fund and Distributions and that such Claim shall not permit the Company or any Member (or any Person claiming on the Company’s or any Member’s behalf or in lieu of the Company or any Member) to have any Claim against the Trust Fund, Distributions and/ or any amounts contained therein.  In the event that the Company or any Member commences any action or proceeding based upon, in connection with, relating to or arising out of any matter relating to Parent, which proceeding seeks, in whole or in part, relief against the Trust Fund or the Public Stockholders, whether in the form of money damages or injunctive relief, Parent shall be entitled to recover from the Company or the Member, as the case may be, the associated legal fees and costs in connection with any such action, in the event Parent prevails in such action or proceeding. Notwithstanding the foregoing, nothing in this Section 8.1 shall relieve Parent of its obligations under Section 7.3.

ARTICLE IX.

MISCELLANEOUS

9.1           Survival.  The Confidentiality Agreement, the last sentence of Section 7.3 and the Company’s, the Members’ and the Member Representatives’ waiver set forth in Section 8.1, shall survive termination of this Agreement in accordance with Section 7.1.

9.2           Notices.  All notices, consents, waivers and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered in person, by facsimile or other electronic means, receipt confirmed, or on the next Business Day when sent by reliable overnight courier to the respective Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):

(i)         if to the Company and the Members or to Parent (following Closing), to:

Crumbs Holdings LLC
110 West 40th Street
Suite 310
New York, New York 10018
Attention:  Jason Bauer
Facsimile:  (212) 221-7107

with a copy to (but which shall not constitute notice to the Company or the Members):

Akin Gump Strauss Hauer & Feld LLP
One Bryant Park
New York, New York 10036
Attention:   Bruce Mendelsohn
Facsimile:  (212) 872-1002

(ii)         if to the Member Representatives to:
Jason Bauer
Crumbs Holdings LLC
110 West 40th Street
Suite 310
New York, New York 10018
Attention:  Jason Bauer
Facsimile:  (212) 221-7107

Edwin Lewis
220 S. Morris St. Box 8
Oxford, MD 21654
Facsimile: 4106731385

with a copy to (but which shall not constitute notice to the Member Representatives):

Akin Gump Strauss Hauer & Feld LLP
One Bryant Park
New York, New York 10036
Attention:   Bruce Mendelsohn
Facsimile:  (212) 872-1002

(iii)         if to Parent or Merger Sub (before the Closing) to:

57th Street Acquisition Corp.
590 Madison Avenue
35th Floor
New York, New York 10022
Attention:  Mark Klein
Facsimile:  (212) 409-2407

with a copy to (but which shall not constitute notice to Parent or Merger Sub):

Ellenoff Grossman & Schole LLP
150 East 42nd Street
New York, New York 10017
Attention:  Douglas Ellenoff, Esq.
Facsimile:  (212) 370-7889

9.3           Binding Effect; Assignment.  This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns.  This Agreement shall not be assigned by operation of Law or otherwise without the prior written consent of the other Parties, and any assignment without such consent shall be null and void; provided that no such assignment shall relieve the assigning Party of its obligations hereunder; provided, further, that each Member may assign all or a portion of its rights to receive its allocable portion of the Merger Consideration to the following (each a “Permitted Family Transferee”): (i) if the Member is not a natural Person, to its equity holders, (ii) to the immediate family members (including spouses, significant others, lineal descendants, brothers and sisters) of the Member or its equity holders, (iii) a family trust, foundation or partnership established for the exclusive benefit of the Member, its equity holders or any of their respective immediate family members, (iv) a charitable foundation controlled by the Member, its equity holders or any of their respective immediate family members or (v), by will or intestacy to the undersigned’s immediate family or to a trust, the beneficiaries of which are exclusively the undersigned and a member or members of the undersigned’s immediate family or a charitable foundation controlled by any such persons.

9.4           Governing Law; Jurisdiction.  This Agreement shall be governed by, construed and enforced in accordance with the Laws of the State of Delaware without regard to the conflict of laws principles thereof.  All Actions arising out of or relating to this Agreement shall be heard and determined exclusively in any state or federal court located in Delaware.  The Parties hereto hereby (A) submit to the exclusive jurisdiction of any Delaware state or federal court for the purpose of any Action arising out of or relating to this Agreement brought by any Party hereto and (B) irrevocably waive, and agree not to assert by way of motion, defense or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the transactions contemplated hereby may not be enforced in or by any of the above-named courts.  Each of Parent, the Parent Subsidiaries and the Company agrees that a final judgment in any action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.  Each of Parent, the Parent Subsidiaries and the Company irrevocably consents to the service of the summons and complaint and any other process in any other action or proceeding relating to the transactions contemplated by this Agreement, on behalf of itself or its property, by personal delivery of copies of such process to such Party.  Nothing in this Section 9.4 shall affect the right of any Party to serve legal process in any other manner permitted by Law.

9.5           Waiver of Jury Trial.  Each of the Parties hereto hereby waives to the fullest extent permitted by applicable Law any right it may have to a trial by jury with respect to any Action directly or indirectly arising out of, under or in connection with this Agreement or the transactions contemplated hereby.  Each of the Parties hereto (i) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of any Action, seek to enforce that foregoing waiver and (ii) acknowledges that it and the other Parties hereto have been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 9.5.

9.6           Counterparts.  This Agreement may be executed and delivered (including by facsimile or other electronic transmission) in one or more counterparts, and by the different Parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

9.7           Interpretation.  The article and section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the Parties and shall not in any way affect the meaning or interpretation of this Agreement.  As used in this Agreement, (i) the term “Person” shall mean and include an individual, a partnership, a joint venture, a corporation, a limited liability company, a trust, an association, an unincorporated organization, a Governmental Authority and any other entity, (ii) unless otherwise specified herein, the term “affiliate,” with respect to any Person, shall mean and include any Person, directly or indirectly, through one or more intermediaries controlling, controlled by or under common control with such Person, (iii) the term “subsidiary” of any specified Person shall mean any corporation a majority of the outstanding voting power of which, or any partnership, joint venture, limited liability company or other entity a majority of the total equity interests of which, is directly or indirectly (either alone or through or together with any other subsidiary) owned by such specified Person, (iv) the term “knowledge,” when used with respect to the Company, shall mean the actual knowledge of the Members, (excluding Edwin Lewis and Victor Bauer) after due inquiry and, when used with respect to Parent, shall mean the knowledge of the executive officers of Parent after due inquiry, and (v) the term “Business Day” means any day on which the principal offices of the SEC in Washington, D.  C.   are open to accept filings, or, in the case of determining a date when any payment is due, any day on which banks are not required or authorized to close in the State of Delaware.  Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”  The words “hereof,” “herein,” “hereby” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  The Parties have participated jointly in the negotiation and drafting of this Agreement.  Consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

9.8           Entire Agreement.  This Agreement and the documents or instruments referred to herein, including any exhibits attached hereto and the Disclosure Schedules referred to herein, which exhibits and Disclosure Schedules are incorporated herein by reference and the Confidentiality Agreement embody the entire agreement and understanding of the Parties hereto in respect of the subject matter contained herein.  There are no restrictions, promises, representations, warranties, covenants or undertakings, other than those expressly set forth or referred to herein.  This Agreement and such other agreements supersede all prior agreements and the understandings among the Parties with respect to such subject matter.

9.9           Severability.  In case any provision in this Agreement shall be held invalid, illegal or unenforceable in a jurisdiction, such provision shall be modified or deleted, as to the jurisdiction involved, only to the extent necessary to render the same valid, legal and enforceable, and the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby nor shall the validity, legality or enforceability of such provision be affected thereby in any other jurisdiction.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the Merger be consummated as originally contemplated to the fullest extent possible.

9.10         Specific Performance.  The Parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by the Company or the Parent or the Parent Subsidiaries in accordance with their specific terms or were otherwise breached.  Accordingly, the Parties further agree that prior to the termination of this Agreement in accordance with Section 7.1, each Party shall be entitled to seek an injunction or restraining order to prevent breaches of this Agreement and to seek to enforce specifically the terms and provisions hereof, this being in addition to any other right or remedy to which such Party may be entitled under this Agreement, at law or in equity.

9.11         Third Parties.  Except for the rights of the Indemnitees pursuant to Sections 5.3 and 5.15, nothing contained in this Agreement or in any instrument or document executed by any party in connection with the transactions contemplated hereby shall create any rights in, or be deemed to have been executed for the benefit of, any Person that is not a Party hereto or thereto or a successor or permitted assign of such a Party.

9.12         Disclosure Schedules. The disclosure of any matter in the Company Disclosure Schedule or the Parent Disclosure Schedule, as the case may be, shall be deemed to be a disclosure on all other section of the Company Disclosure Schedule or the Parent Disclosure Schedule, as the case may be, if such disclosure is in sufficient detail to make it readily apparent to a reasonable Person that such disclosure applies to the other sections thereof to which such disclosure is responsive.  Certain of the information set forth in each of th Company Disclosure Schedule and the Parent Disclosure Schedule is included solely for informational purposes and may not be required to be disclosed pursuant to this Agreement.  The disclosure of any information shall not be deemed to constitute an acknowledgement that such information is required to be disclosed in connection with the representations and warranties made by the Parties in this Agreement, nor shall such information be deemed to establish a standard of materiality.

9.13         Certain Definitions.  For purpose of this Agreement, the following capitalized terms have the following meanings.

Term	Section
6 Month Lock-Up Shares	1.6(a)
2013 Stock Target	1.4(a)(iii)
2014 EBITDA Target	1.4(a)(v)
2015 EBITDA Target	1.4(a)(vi)
57th Steret Warrants	3.2(c)
Acceleration Event	1.9
Accounts Receivable	2.26
Acquisition Proposal	4.3(a)
Action	2.12(a)
Additional Parent SEC Reports	3. 7(a)
Additional Remedies	5.3(d)(iv)
Adjusted EBITDA	1.4(a)

Term	Section
Adjusted Net Working Capital	1.3(a)
Adjusted Net Working Capital Benchmark	1.3(c)
Affiliate	9. 7
Affiliate Transaction	2. 22
Aggregate Cap	5.3(d)(ii)
Agreement	Preamble
Ancillary Public Disclosures	2. 25
Antitrust Laws	5. 2(a)
Business	4.4(a)(i)
Business Day	9. 7
Cash Consideration	1. 1(b)
Certificate of Designation	6.1(h)
Certificate of Merger	1.2(b)
Certifications	3. 7(a)
Change of Board Recommendation	4.3(d)
Change of Control	1.5
Charter Documents	4.1(b)
Claims	8. 1
Claim Notice	5. 3(e)(i)
Claim Termination Date	1.6(b)
Closing	1. 2(a)
Closing Company Financials	2.7(a)
Closing Date	1.2(a)
Closing Filing	5.8(b)
Closing Merger Consideration	1.1(b)
Closing Press Release	5.8(b)
Code	2.17(h)
Common Stock	1.4(a)(i)
Common Stock Equivalent Pair	1.6(b)
Company	Preamble
Company Benefit Plans	2. 16(a)
Company Board	Recitals
Company Disclosure Schedule	Preamble Article II
Company ERISA Affiliate	2. 16(a)
Company Financials	2. 7(a)
Company Indemnified Party	5. 3(c)
Company Intellectual Property	2. 15(a)
Company Board	Recitals
Company Material Adverse Effect	2.1
Company Material Contract	2.14(a)
Company Permits	2.11(b)
Company Organization Documents	2.1
Company Real Property	2.19(a)

Term	Section
Company Subsidiary or Company Subsidiaries	2.1
Company Subsidiary Organization Documents	2.1
Competing Business	4.4(a)(i)
Confidentiality Agreement	4.2(b)
Consent	2.5(a)
Contingency Consideration	1.4(a)
Crumbs LLC Agreement	2.2(a)
Current Assets of the Company	1.3(a)
Current Liabilities of the Company	1.3(a)
Damages	5.3(b)(i)
Deferred Underwriting Amount	3.17(a)
DGCL	3.2(a)
DLLCA	Recitals
Disclosure Rejection Notice	5.1(b)
Distributions	8.1
DOJ	5.2(b)
DOL	2.16(b)
Drop Dead Date	1.2(a)
Earnout Period	1.5
EBITDA Objection Period	1.4(c)
EBITDA Statement	1.4(c)
Effective Time	1.2(b)
Employment Agreements	6.2(i)
Encumbrance	2.6(a)
Enforceability Exceptions	2.4(a)
Environmental Laws	2.21
Equitable Recoupment	5.3(d)(iv)
Equity Consideration	1.1(b)
ERISA	2.16(a)
Escrow Agent	1.4(e)
Escrow Agreement	1.4(e)
Estimated Adjusted Net Working Capital	1.3(a)
Exchange Act	2.5(a)
Exchange Agreement	5.7
Executory Period	4.1(a)
Expenses	7.3
Expiration Time	5.6(a)
Failing Party	6.4
Final EBITDA	1.4(c)
Final Net Working Capital	1.3(b)
First Stock Target	1.4(a)(i)
Flow of Funds Memo	1.1(b)
Founder Restricted Stock	4.5

Term	Section
FTC	5.2(b)
Fundamental Representations and Warranties	5.3(a)
GAAP	2.7(a)
Governmental Authority	2.5(a)
Hazardous Substance	2.21
Incentive Plan	5.5
Indebtedness	2.2(f)
Indemnified Representative	5.3(e)
Indemnifying Representative	5.3(e)
Indemnitee	5.3(e)
Independent Accountant	1.3(b)
Initial Expiration Date	5.6(a)
Initial Warrant Expiration Date	5.6(b)
Intellectual Property	2.15(b)
Investment Company Act	3.17(a)
IPO	3.17(a)
Knowledge	9.7
Law or Laws	2.6(a)
Letter Agreement	4.5
Licensed Intellectual Property	2.15(a)
Loan Agreement	5.15
Lock Up Agreement	1.6
Magnolia	5.15
Maximum Contingency Consideration	1.4(a)
Maximum Founder Restricted Stock	4.5
Maximum Recovery Amount	7.2
Maximum Tender Condition	5.6(a)
Member or Members	Preamble
Member Allocation	1.1(b)
Member Warrants	5.5
Member Representations	Preamble Article II
Member Representatives	Preamble
Merger	Recitals
Merger Consideration	1.1(b)
Merger Sub	Preamble
Merger Sub Board	Recitals
Minimum Trust Amount	3.17(a)
New Crumbs Class B Exchangeable Units	1.1(b)
New Directors	5.13
Non-Compete Termination Date	4.4(a)
Off-the-Shelf Software Agreements	2.14(a)(xi)
Offer Documents	5.6(d)
Offer to Purchase	5.6(d)

Term	Section
Officers	5.13
Old Crumbs Unit	2.2(a)
Old Crumbs Class A Units	2.2(a)
Old Crumbs Class B Units	2.2(a)
Old Crumbs Class C Units	2.2(a)
Order	2.12(a)
Parent	Preamble
Parent Benefit Plans	3.12
Parent Board	Recitals
Parent Claims	1.6(b)
Parent Disclosure Schedule	Preamble Article III
Parent ERISA Affiliate	3.12
Parent Financials	3.7(b)
Parent Indemnified Party	5.3(b)(i)
Parent Material Adverse Effect	3.5
Parent Material Contracts	3.14(a)
Parent Organization Documents	3.1
Parent Permits	3.27(b)
Parent SEC Reports	3.7(a)
Parent Series A Voting Preferred Stock	1.1(b)
Parent Subsidiaries	3.1
Parent Subsidiary Organization Documents	3.1
Party or Parties	Preamble
Permitted Encumbrances	2.19(b)
Permitted Family Trasnferee	9.3
Permitted Holder	1.5
Person	9.7
Promissory Note	5.15
Prospectus	8.1
Public Stockholders	8.1
Registration Rights Agreement	6.3(m)
Related Party	7.3
Representatives	4.2(b)
Requisite Regulatory Approvals	6.1(d)
Restructured Leases	5.14
Sarbanes-Oxley Act	3.7(a)
Schedule TO	5.6(d)
SEC	2.7
Secretary of State	1.2(b)
Second Stock Target	1.4(a)(ii)
Securities Act	2.2(b)
Signing GAAP	1.4(a)
Signing Company Financials	2.7(a)

Term	Section
Signing Filing	5.8(a)
Signing Press Release	5.8(a)
Sponsor Warrants	3.2(c)
Stock Achievement Notice	1.4(d)
Stock Targets	1.4(iii)
Stockholder Warrants	3.2(c)
Subsidiary	9.7
Superior Proposal	4.3(e)
Surviving Company	1.1(a)
Surviving Company Certificate of Formation	1.1(e)
Surviving Company LLC Agreement	1.1(e)
Tax or Taxes	2.17(m)
Tax Agreement	6.2(k)
Tax Returns	2.17(a)
Tenant Leases	2.19(a)
Tender Consideration	5.17
Tender Offer	5.6(a)
Tender Offers	5.6(b)
Tender Support Agreement	6.3(h)
Terminating Company Breach	7.1(d)
Terminating Parent Breach	7.1(e)
Termination Date	7.1
Third Stock Target	1.4(a)(iii)
Trading Day	1.4(a)
Trading Price	1.4(a)
Trust Account	3.17(a)
Trust Agreement	3.17(a)
Trust Fund	3.17(a)
Trustee	3.17(a)
Underwriter	3.2(c)
Waiving Party	6.4
Warrant Cap	5.69b)
Warrant Expiration Time	5.6(b)
Warrant Tender Consideration	5.17
Warrant Tender Offer	5.6(b)
WC Objection Period	1.3(b)
Working Capital Shortfall	1.3(c)

[SIGNATURE PAGE FOLLOWS]

SIGNATURE PAGE TO
BUSINESS COMBINATION AGREEMENT

IN WITNESS WHEREOF, each Party hereto has caused this Agreement to be signed and delivered by its respective duly authorized officer as of the date first above written.

57TH STREET GENERAL ACQUISITION CORP.

By:	/s/ Mark Klein
Name: Mark Klein
Title: Chief Executive Officer

57TH STREET MERGER SUB LLC

By:	/s/ Mark Klein
Name: Mark Klein
Title: Manager

CRUMBS HOLDGINGS LLC

By:	/s/ Jason Bauer
Name: Jason Bauer
Title: Cheif Executive Officer

MEMBERS:

/s/ Jason Bauer
Jason Bauer

/s/ Mia Bauer
Mia Bauer

/s/ Victor Bauer
Victor Bauer

CRUMBS, INC.

By:	/s/ Jason Bauer
Name: Jason Bauer
Title: President

EHL HOLDINGS LLC

By:	/s/ Edwin Lewis
Name: Edwin Lewis
Title: Chairman

/s/ John D. Ireland
John D. Ireland

MEMBER REPRESENTATIVES:

/s/ Jason Bauer
Jason Bauer

/s/ Edwin Lewis
Edwin Lewis

-i-

(continued)

-ii-

(continued)

-iii-

(continued)

-iv-

(continued)

-v-

Annex A

Conditions to the Tender Offers

Reference is made to the Agreement and Plan of Merger, dated as of January 9, 2011 (the “Agreement”), among 57th Street General Acquisition Corp., a Delaware corporation (“Parent”), 57th Street Merger Sub LLC, a Delaware limited liability company and wholly-owned subsidiary of Parent (“Merger Sub”), Crumbs Holdings LLC, a Delaware limited liability company (the “Company”), the members of the Company as set forth on the signature page hereto (each a “Member” and, collectively, the “Members”), and the representatives of the Company and the Members (the “Member Representatives”).  Capitalized terms that are used but not otherwise defined in this Annex A shall have the respective meanings ascribed thereto in the Agreement. Notwithstanding any other provisions of the Tender Offers or either of them, and in addition to (and not in limitation of) the rights and obligations of Parent to extend, terminate and/or modify the Tender Offers (subject to the terms and conditions of the Agreement), Parent (i) shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC (including Rule 14e-1(c) under the Exchange Act (relating to the obligation of Parent to pay for or return tendered Common Stock, Sponsor Warrants and/or Stockholder Warrants promptly after termination or withdrawal of either of the Tender Offers)), pay for, or may delay the acceptance for payment of or, subject to the restriction referred to above, the payment for, any tendered Common Stock, Sponsor Warrants and/or Stockholder Warrants and (ii) may terminate or amend the Tender Offers as to Common Stock, Sponsor Warrants and/or Stockholder Warrants not then paid for, in the event that at the then-scheduled Initial Expiration Date or Initial Warrant Expiration Date as applicable (as it may be extended pursuant to Section 5.6 of the Agreement) or immediately prior to such payment, (A) any waiting period (and extensions thereof) applicable to the transactions contemplated by the Agreement (including the Tender Offers and the Merger) under the HSR Act shall not have expired or been terminated, or any Requisite Regulatory Approval or any Consent from a third Person that is required in connection with the transactions contemplated by the Agreement (provided that with respect to Consents relating to Tenant Leases to the extent required to satisfy the condition set forth in Section 6.1(i) of the Agreement) which in the reasonable judgment of Parent is required or advisable to consummate the transactions contemplated by the Agreement, including the Tender Offers and the Merger, shall not have been obtained or made or shall not remain in full force and effect (or any statutory waiting period in respect thereof shall not have expired), (B) the Maximum Tender Condition shall not have been satisfied, or (C) any of the following shall have occurred:

(a) (i) any restraining order, preliminary or permanent injunction or other Order or similar legal restraint or prohibition shall have been issued by any Governmental Authority of competent jurisdiction and shall then be in effect, or (ii) any suit, action or other proceeding shall have been instituted by any Governmental Authority and shall remain pending that would reasonably be expected to result in a restraining order, preliminary or permanent injunction or other Order or similar legal restraint or prohibition, in the case of either clause “(i)” or “(ii)” preventing the consummation of the Tender Offers, the Merger and/or the other transactions contemplated by the Agreement;

(b) any of the representations and warranties of the Company and the Members set forth in the Agreement shall not be true and correct as of the date of the Agreement and as immediately prior to the expiration of the Tender Offers as though made as of  immediately prior to the expiration of the Tender Offers, except (i) to the extent that such representations and warranties refer specifically to an earlier date, in which case such representations and warranties shall not have been true and correct as of such earlier date, and (ii) this condition shall be deemed satisfied unless the incorrectness of such representations and warranties would, in the aggregate, reasonably be expected to result in a Company Material Adverse Effect;

 (c) (i)  in the event such Tender Offer or Warrant Tender Offer would expire concurrently with the Effective Time, the Company and the Members shall have failed to perform or comply in all material respects with all of their respective obligations, agreements and covenants to be performed or complied with by them under the Agreement at or prior to the Effective Time, (ii) in the event such Tender Offer or Warrant Tender Offer would expire prior to the Effective Time the Company and the Members shall have failed to perform or comply in all material respects with all of their respective obligations, agreements and covenants to be performed or complied with by them prior to the Effective Time other than those that by their nature are to be satisfied as of the Effective Time and the Company or the Members shall not be capable of complying with any such obligations as of the Effective Time;

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(d) A Company Material Adverse Effect shall have occurred since the date of the Agreement;

(e) the Company shall have failed to deliver to Parent a certificate signed by the Chief Executive Officer or another senior executive officer of the Company, dated as of the then-scheduled Expiration Time, certifying that the conditions specified in clauses (b), (c) and (d)of this Annex A do not exist, and in the case the date of the Expiration Time occurs prior to the Closing Date that the Company and the Members are prepared to consummate the Merger at the Effective Time (subject to the satisfaction or waiver of the conditions set forth in Sections 6.1 and 6.3 thereof);

(d) the Agreement shall have been terminated in accordance with its terms; or

(e) No general suspension of trading in, or limitation on prices for, securities on any U.S. national securities exchange or in the over-the-counter markets in the United States or a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, whether or not mandatory, shall have occurred.

The foregoing conditions are for the sole benefit of Parent and, subject to the terms and conditions of the Agreement, may be waived by Parent, in whole or in part at any time and from time to time in the sole discretion of Parent. The failure or delay by Parent at any time to exercise any of the foregoing rights shall not operate as a waiver of any such right, and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.

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